LOAN AND SECURITY AGREEMENT
by and among
EAST WEST BANK,
as Agent,
EAST WEST BANK, and
_______________________________,
as Joint Lead Arrangers,
EAST WEST BANK, and
_______________________________,
as Joint Book Runners,
EAST WEST BANK, and
____________________________,
as Co-Syndication Agents,
EAST WEST BANK, and
__________________________,
as Co-Documentation Agents,
THE LENDERS THAT ARE PARTIES HERETO
as the Lenders,
SUNRISE REALTY TRUST, INC.
as Borrower
Dated as of November 6, 2024

TABLE OF CONTENTS
Page
1.1    Definitions    1
1.3    Code    33
1.4    Construction    33
1.5    Time References    34
1.6    Schedules and Exhibits    34
1.7    Divisions    34
2.    LOANS AND TERMS OF PAYMENT    34
2.1    Revolver Advances    34
2.2    Borrowing Procedures and Settlements.    35
2.3    Payments; Reductions of Commitments    41
2.4    Overadvances; Promise to Pay    43
2.5    Interest Rates: Rates, Payments, and Calculations    43
2.6    Crediting Payments    45
2.7    Designated Account    45
2.8    Maintenance of Loan Account; Statements of Obligations    45
2.9    Fees    46
2.10    Prepayment Premiums    46
2.11    [Reserved]    47
2.12    Capital Requirements    47
2.13    Accordion    47
2.14    Cash Management    49
3.    CONDITIONS TO CLOSING AND FUNDING; TERM OF AGREEMENT    50
3.1    No Obligation to Close or Advance.    50
3.2    Conditions Precedent to Closing and Boarding    50
3.3    Conditions Precedent to the Initial Advance    51
3.4    Conditions Precedent to all Extensions of Credit    52
3.5    Maturity    52
3.6    Effect of Maturity    52
3.7    Early Termination by Borrower    52
4.    SECURITY INTEREST    53
4.1    Grant of Security Interest    53
4.2    Borrower Remains Liable    53
4.3    Negotiable Collateral    53
4.4    Collection of Accounts, General Intangibles and Negotiable Collateral    53
4.5    Assignment of Obligor Loan Mortgages    54
4.6    Filing of Financing Statements; Commercial Tort Claims; Delivery of Additional Documentation Required    54
4.7    Power of Attorney    54
4.8    Right to Inspect and Verify    55
4.9    Control Agreements    55
4.10    [Reserved]    55
4.11    Borrower’s Perfection    55
4.12    Custody of Collateral Documents    56
4.13    Release of Obligor Loan Receivable.    56
    i

5.    REPRESENTATIONS AND WARRANTIES    56
5.1    Due Organization and Qualification; Subsidiaries    56
5.2    Due Authorization; No Conflict    57
5.3    Governmental Consents    57
5.4    Binding Obligations; Perfected Liens    57
5.5    Title to Assets; No Encumbrances    58
5.6    Jurisdiction of Organization; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims    58
5.7    Litigation    58
5.8    Compliance with Laws    58
5.9    No Material Adverse Effect    58
5.10    Solvency    59
5.11    Employee Benefits    59
5.12    Environmental Condition    59
5.13    Intellectual Property    59
5.14    Leases    59
5.15    Deposit Accounts and Securities Accounts    59
5.16    Complete Disclosure    59
5.17    Patriot Act    60
5.18    Indebtedness    60
5.19    Payment of Taxes    60
5.20    Margin Stock    60
5.21    Governmental Regulation    60
5.22    OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws    60
5.23    Employee and Labor Matters    61
5.24    [Reserved]    61
5.25    Eligible Obligor Loan Receivable    61
5.26    Location of Collateral    62
5.27    Records    62
5.28    Hedge Agreements    62
6.    AFFIRMATIVE COVENANTS    62
6.1    Financial Statements, Reports, Certificates    62
6.2    Collateral Reporting    64
6.3    Existence    65
6.4    Maintenance of Properties    65
6.5    Taxes    65
6.6    Insurance    66
6.7    Inspection    66
6.8    Compliance with Laws    66
6.9    Environmental    66
6.10    [Reserved]    67
6.11    Formation of Subsidiaries    67
6.12    Further Assurances    67
6.13    Lender Meetings    68
6.14    Location of Collateral    68
6.15    OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws    68
6.16    Performance and Compliance with Portfolio Collateral.    68
6.17    Maintenance of Insurance for Portfolio Collateral.    68
6.18    Eligible Obligor Loan Receivable    69
6.19    Relationship with Obligors    69
6.20    Impound, Deposit, and Reserve Deposit Accounts    69

6.21    Agent as Eligible Assignee    69
6.22    Intra-Lender Agreements    69
7.    NEGATIVE COVENANTS    69
7.1    Indebtedness    70
7.2    Liens    70
7.3    Restrictions on Fundamental Changes    70
7.4    Disposal of Assets    70
7.5    Change Name    70
7.6    Nature of Business    70
7.7    Prepayments and Amendments    70
7.8    Restricted Payments    71
7.9    Accounting Methods    71
7.10    Investments    71
7.11    Transactions with Affiliates    71
7.12    Use of Proceeds    72
7.13    Obligor Loan Receivable Promissory Notes    72
7.14    Collateral with Bailees    72
7.15    [Reserved]    72
7.16    Amendments to Obligor Loan Receivables    72
8.    FINANCIAL COVENANTS    73
9.    EVENTS OF DEFAULT    73
9.1    Payments    73
9.2    Covenants    73
9.3    Judgments    74
9.4    Voluntary Bankruptcy, etc.    74
9.5    Involuntary Bankruptcy, etc.    74
9.6    Default Under Other Agreements    74
9.7    Representations, etc.    74
9.8    Guaranty    74
9.9    Security Documents    74
9.10    Loan Documents    74
9.11    Change of Control    74
9.12    Attachments, etc.    74
9.13    Conduct of Business Enjoined    75
9.14    [Reserved]    75
9.15    [Reserved]    75
9.16    [Reserved]    75
9.17    Intra-Lender Agreement    75
10.    RIGHTS AND REMEDIES    75
10.1    Rights and Remedies    75
10.2    Special Rights of the Lender Group in respect of Obligor Loan Receivables    76
10.3    Remedies Cumulative    77
11.    WAIVERS; INDEMNIFICATION.    77
11.1    Demand; Protest; etc.    77
11.2    The Lender Group’s Liability for Collateral    77
11.3    Indemnification    77

12.    NOTICES    78
13.    CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION    79
14.    ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS    81
14.1    Assignments and Participations    81
14.2    Successors    83
15.    AMENDMENTS; WAIVERS    83
15.1    Amendments and Waivers    83
15.2    Replacement of Certain Lenders    85
15.3    No Waivers; Cumulative Remedies    85
16.    AGENT; THE LENDER GROUP    86
16.1    Appointment and Authorization of Agent    86
16.2    Delegation of Duties    86
16.3    Liability of Agent    87
16.4    Reliance by Agent    87
16.5    Notice of Default or Event of Default    87
16.6    Credit Decision    87
16.7    Costs and Expenses; Indemnification    88
16.8    Agent in Individual Capacity    88
16.9    Successor Agent    89
16.10    Lender in Individual Capacity    89
16.11    Collateral Matters    89
16.12    Restrictions on Actions by Lenders; Sharing of Payments    91
16.13    Agency for Perfection    91
16.14    Payments by Agent to the Lenders    91
16.15    Concerning the Collateral and Related Loan Documents    92
16.16    Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information    92
16.17    Several Obligations; No Liability    93
16.18    Joint Lead Arrangers, Joint Book Runners, Co-Syndication Agents, and Co-Documentation Agents    93
16.19    Acknowledgment and Consent to Bail-In of Affected Financial Institutions    93
17.    WITHHOLDING TAXES    94
17.1    Payments    94
17.2    Exemptions    94
17.3    Reductions    95
17.4    Refunds    96
18.    GENERAL PROVISIONS    96
18.1    Effectiveness    96
18.2    Section Headings    96
18.3    Interpretation    96
18.4    Severability of Provisions    97
18.5    Bank Product Providers    97
18.6    Debtor-Creditor Relationship    97
18.7    Counterparts; Electronic Execution    97
18.8    Revival and Reinstatement of Obligations    98
18.9    Confidentiality    98

18.10    Survival    99
18.11    Patriot Act; Due Diligence    100
18.12    Integration    100

    v

EXHIBITS AND SCHEDULES
Exhibit A-1    Form of Assignment and Acceptance
Exhibit B-1    Form of Borrowing Base Certificate
Exhibit C-1    Form of Compliance Certificate
Exhibit J-1    Form of Joinder
Exhibit P-1    Form of Perfection Certificate

Schedule A-1    Agent’s Account
Schedule A-2    Authorized Persons
Schedule C-1    Commitments
Schedule D-1    Designated Account
Schedule E-1    Eligible Obligor Loan Receivables
Schedule P-1    Permitted Investments
Schedule P-2    Permitted Liens
Schedule P-3    Pledged Companies
Schedule 2.14(a)    Cash Management Banks and Cash Management Accounts
Schedule 5.1(b)    Capitalization of Borrower
Schedule 5.1(c)    Capitalization of Borrower’s Subsidiaries
Schedule 5.1(d)    Subscriptions, Options, Warrants, Calls
Schedule 5.6(a)    Names and Jurisdictions
Schedule 5.6(b)            Chief Executive Offices
Schedule 5.6(c)            Organizational and Tax Identification Numbers
Schedule 5.6(d)            Commercial Tort Claims
Schedule 5.7(b)            Litigation
Schedule 5.13    Intellectual Property
Schedule 5.15            Deposit and Securities Accounts
Schedule 5.18    Permitted Indebtedness
Schedule 5.26    Location of Collateral
Schedule 7.6            Nature of Business

LOAN AND SECURITY AGREEMENT
THIS LOAN AND SECURITY AGREEMENT (this “Agreement”), is entered into as of November 6, 2024 by and among the lenders identified on the signature pages hereof (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender”, as that term is hereinafter further defined), EAST WEST BANK, as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, “Agent”), as joint lead arranger (in such capacity, together with its successors and assigns in such capacity, the “Joint Lead Arranger”), and as joint book runner (in such capacity, together with its successors and assigns in such capacity, the “Joint Book Runner”), and SUNRISE REALTY TRUST, INC., a Maryland corporation (“Borrower”).
The parties agree as follows:
1.DEFINITIONS AND CONSTRUCTION.
1.1Definitions. As used in this Agreement, the following terms shall have the following definitions:
“Account” means an account (as that term is defined in the Code).
“Account Debtor” means any Person who is obligated on an Account, chattel paper, a general intangible or an Obligor Loan Receivable.
“Accounting Changes” means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).
“Additional Borrower Documents” has the meaning specified therefor in Section 4.6(c) of this Agreement.
“Additional Loan Party Documents” has the meaning specified therefor in Section 6.12 of this Agreement.
“Administrative Questionnaire” has the meaning specified therefor in Section 14.1(a)(ii)(G) of this Agreement.
“Advance” and “Advances” have the meanings specified therefor in Section 2.1(a) of this Agreement.
“Advance Exposure” means, with respect to any Lender, as of any date of determination (a) prior to the termination of the Commitments, the amount of such Lender’s Commitment, and (b) after the termination of the Commitments, the aggregate outstanding principal amount of the Advances of such Lender.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Equity Interests, by contract, or otherwise; provided, that, for purposes of Section 7.11 of this Agreement: (a) if any Person owns directly or indirectly 20% or more of the Equity Interests having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person), then both such Persons shall be Affiliates of each other, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.
“Agent” has the meaning specified therefor in the preamble to this Agreement.
“Agent-Related Persons” means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.
“Agent’s Account” means the Deposit Account of Agent identified on Schedule A-1 to this Agreement (or such other Deposit Account of Agent that has been designated as such, in writing, by Agent to Borrower and the Lenders).
“Agent’s Liens” means the Liens granted by each Loan Party or its Subsidiaries to Agent under the Loan Documents and securing the Obligations.
“Agreement” means this Loan and Security Agreement, as amended, restated, amended and restated, supplemented, or otherwise modified from time to time.
“Agreement Among Lenders, Obligor Agent, and EWB Agent” means that certain Agreement Among Lenders, Obligor Agent, and EWB Agent to be entered among Obligor Loan Agent, Borrower, the other Obligor Lenders, and Agent.
“Anti-Corruption Laws” means the FCPA, the U.K. Bribery Act of 2010, as amended, and all other applicable laws and regulations or ordinances concerning or relating to bribery or corruption in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business.
“Anti-Money Laundering Laws” means the applicable laws or regulations in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.
“Applicable Interest Rate” means a variable annual rate equal to the greater of: (i) SOFR plus two and three quarters of one percent (2.75%) and (ii) the Floor, provided, however, that the Applicable Interest Rate will increase by an additional twenty five basis points (0.25%) during any Increase Rate Month.
“Applicable Prepayment Premium” means, as of any date of determination, an amount equal to (i) during the period from the Initial Funding Date up to (but not including) the date that is the first anniversary of the Initial Funding Date, 1% times the Maximum Revolver Amount on the date immediately prior to the date of determination and (ii) from and after the date that is the first anniversary of the Initial Funding Date, 0%.
“Applicable Revolver Reduction Premium” means, as of any date of determination, an amount equal to (i) during the period from the Initial Funding Date up to (but not including) the date that is the first anniversary of the Initial Funding Date, 1% times the amount of the reduction of the Commitments on such date and (ii) from and after the date that is the first anniversary of the Initial Funding Date, 0%.
“Application Event” means the occurrence of (a) a failure by Borrower to repay all of the Obligations in full on the Maturity Date, or (b) an Event of Default and the election by Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 2.3(b)(ii) of this Agreement.
“Assignee” has the meaning specified therefor in Section 14.1(a)(i) of this Agreement.

“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1 to this Agreement.
“Authorized Person” means any one of the individuals identified as an officer of Borrower on Schedule A-2 to this Agreement, or any other individual identified by Borrower as an authorized person and authenticated through Agent’s electronic platform or portal in accordance with its procedures for such authentication.
“Availability” means, as of any date of determination, the amount that Borrower is entitled to borrow as Advances under Section 2.1 of this Agreement (after giving effect to the then outstanding Revolver Usage).
“Available Increase Amount” means, as of any date of determination, an amount equal to the result of (a) $150,000,000 minus (b) the aggregate principal amount of Increases to the Commitments previously made pursuant to Section 2.13 of this Agreement.
“Average Revolver Usage” means, with respect to any period, the sum of the aggregate amount of Revolver Usage for each day in such period (calculated as of the end of each respective day) divided by the number of days in such period.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank Product” means any one or more of the following financial products or accommodations extended to Borrower or its Subsidiaries by a Bank Product Provider: (a) credit cards (including commercial cards (including so-called “purchase cards,” “procurement cards” or “p-cards”)), (b) payment processing services, (c) debit cards, (d) stored value cards, (e) Cash Management Services, or (f) transactions under Hedge Agreements.
“Bank Product Agreements” means those agreements entered into from time to time by Borrower or its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.
“Bank Product Collateralization” means providing cash collateral (pursuant to documentation reasonably satisfactory to Agent) to be held by Agent for the benefit of the Bank Product Providers (other than the Hedge Providers) in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure, operational risk or processing risk with respect to the then existing Bank Product Obligations (other than Hedge Obligations).
“Bank Product Obligations” means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by Borrower or its Subsidiaries to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all Hedge Obligations, and (c) all amounts that Agent or any Lender is obligated to pay to a Bank Product Provider as a result of Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a

Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to Borrower or its Subsidiaries.
“Bank Product Provider” means EWB or any of its Affiliates, including each of the foregoing in its capacity, if applicable, as a Hedge Provider.
“Bank Product Reserves” means, as of any date of determination, those reserves that Agent deems necessary or appropriate to establish in its Permitted Discretion (based upon the Bank Product Providers’ determination of the liabilities and obligations of Borrower and its Subsidiaries in respect of Bank Products) in respect of Bank Product Obligations then provided or outstanding.
“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.
“Base Rate” means the greatest of (a) the Federal Funds Rate plus one half of one percent (0.50%) and (b) the highest rate published from time to time by the Wall Street Journal as the Prime Rate, or, in the event the Wall Street Journal ceases to publish the Prime Rate, the base, reference or other rate then designated by EWB for general commercial loan reference purposes, it being understood that such rate is a reference rate, not necessarily the lowest, established from time to time, which serves as the basis upon which effective interest rates are calculated for loans making reference thereto (and, if any such announced rate is below zero, then the rate determined pursuant to this clause (b) shall be deemed to be zero). The effective interest rate applicable to undersigned’s loans shall change on the date of each change in the Wall Street Journal Prime Rate.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which any Loan Party or any of its Subsidiaries or ERISA Affiliates has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.
“BHC Act Affiliate” of a Person means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such Person.
“Board of Directors” means, as to any Person, the board of directors (or comparable managers) of such Person, or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).
“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States (or any successor).
“Books” means all of Borrower’s and its Subsidiaries’ now owned or hereafter acquired books and records (including all of their Records indicating, summarizing, or evidencing their assets (including the Collateral) or liabilities, all of Borrower’s and its Subsidiaries’ Records relating to their business operations or financial condition, and all of their goods or General Intangibles related to such information).
“Borrower” has the meaning specified therefor in the preamble to this Agreement.
“Borrower Materials” has the meaning specified therefor in Section 18.9(c) of this Agreement.
“Borrower Pro Rata Hold” means Borrower’s pro rata interest as a lender in the unfunded commitments and outstanding loans in any Obligor Loan Receivable.

“Borrowing” means a borrowing consisting of Advances made on the same day by the Lenders (or Agent on behalf thereof), or by Swing Lender in the case of a Swing Loan, or by Agent in the case of an Extraordinary Advance.
“Borrowing Base” means, as of any date of determination, the result of:
(a)    fifty percent (50%) of the Borrower Pro Rata Hold of the outstanding principal balance of loans under the Eligible Non-Mezzanine Loan Receivables, plus
(b)    fifty percent (50%) of the Borrower Pro Rata Hold of the outstanding principal balance of loans under the Eligible Mezzanine Loan Receivables but not to exceed ten percent (10%) of the Borrower Pro Rata Hold of the outstanding principal balance of all loans under the Eligible Obligor Loan Receivables; plus
(c)    100% of the funds maintained in the Borrowing Base Cash Account, minus
(d)    the aggregate amount of any issue discounts, syndication discounts, or any other discounts in respect of the Borrower Pro Rata Hold under the Eligible Obligor Loan Receivables; minus
(e)    the amount of any loss reserves established by Borrower in respect of the Eligible Obligor Loan Receivables; minus
(f)    the aggregate amount of reserves, if any, established by Agent from time to time under Section 2.1(c) of this Agreement.
“Borrowing Base Cash Account” means a blocked account maintained at EWB in which the Borrower may deposit funds but may only withdraw funds with Agent’s prior written consent.
“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit B-1 to this Agreement, which such form of Borrowing Base Certificate may be amended, restated, supplemented, or otherwise modified from time to time (including without limitation, changes to the format thereof), as approved by Agent in consultation with Borrower.
“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of California and, if the applicable Business Day relates to SOFR, such day also must be a U.S. Government Securities Business Day.
“Capital Expenditures” means, with respect to any Person for any period, the amount of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed, but excluding, without duplication (a) expenditures made during such period in connection with the replacement, substitution, or restoration of assets or properties, (b) with respect to the purchase price of assets that are purchased substantially contemporaneously with the trade-in of existing assets during such period, the amount that the gross amount of such purchase price is reduced by the credit granted by the seller of such assets for the assets being traded in at such time, (c) any portion of such expenditures paid for with the proceeds of any issuance of Equity Interests or capital contribution from the holders of such Person’s Equity Interests, and (d) expenditures during such period that, pursuant to a written agreement, are reimbursed by a third Person (excluding Borrower or any of its Affiliates).
“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.
“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $500,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or of any recognized securities dealer having combined capital and surplus of not less than $500,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.
“Cash Management Account” has the meaning specified therefor in Section 2.14(b) of this Agreement.
“Cash Management Bank” has the meaning specified therefor in Section 2.14(a) of this Agreement.
“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.
“CFC” means a controlled foreign corporation (as that term is defined in the IRC) in which any Loan Party is a "United States shareholder" within the meaning of Section 951(b) of the IRC.
“Change in Law” means the occurrence after the date of this Agreement of: (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation, judicial ruling, judgment or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation, guideline or treaty, or (c) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.
“Change of Control” means that:

(a)any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Borrower and Borrower’s Subsidiaries, taken as a whole, to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of this Agreement);

(b)the approval by the holders of capital stock of Borrower of any plan or proposal for the liquidation or dissolution of Borrower (whether or not otherwise in compliance with the provisions of this Agreement); or
(c)any Person or Group, shall become the owner beneficially or of record of Equity Interests of Borrower representing 35% or more of the combined voting power of all Equity Interests of Borrower entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Board of Directors of Borrower.
“Chattel Paper” means chattel paper (as that term is defined in the Code), and includes tangible chattel paper and electronic chattel paper.
“Closing Certificate” means the Closing Certificate executed and delivered by Borrower, in form and substance satisfactory to Agent, dated as of the Closing Date.
“Closing Date” means the date on which the conditions precedent set forth in Section 3.2 are satisfied or waived.
“Co-Documentation Agents” has the meaning set forth in the preamble to this Agreement.
“Co-Lender Agreement” means that certain Co-Lender Agreement to be entered among SRT Agent, SRTH, and Obligor Lenders.
“Co-Syndication Agents” has the meaning set forth in the preamble to this Agreement.
“Code” means the New York Uniform Commercial Code, as in effect from time to time.
“Collateral” means Obligor Borrowing Base Collateral and Other Collateral; provided, that upon Agent’s receipt of evidence reasonably satisfactory to Agent of any Other Collateral Release Transaction, Collateral shall immediately and automatically exclude “Other Collateral”.
“Collection Account” means a Deposit Account in the name of Borrower established by Borrower prior to the Closing Date at EWB subject to a first-priority Agent’s Lien, subject only to Permitted Liens, to which all Collections payable to Borrower shall be deposited by Borrower and which shall, absent the existence of an Event of Default, remain subject to instructions given by Borrower.
“Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, cash proceeds of asset sales, rental proceeds, and tax refunds, payments and prepayments of principal, interest, fees, premiums, penalties, payments under supporting obligations and other payments paid with respect to or in connection with Obligor Loan Receivables or Obligor Loan Collateral).
“Commercial Tort Claims” means commercial tort claims (as that term is defined in the Code), and includes those commercial tort claims listed on Schedule 5.6(d).
“Commitment” means, with respect to each Lender, such Dollar amount as is set forth beside such Lender’s name on Schedule C-1 to this Agreement, as the same may be updated by Agent to reflect an increase in the Maximum Revolver Amount after the Closing Date in accordance with Section 2.13, or in the Assignment and Acceptance pursuant to which such Lender became a Lender under this Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 15.1 of this Agreement.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 to this Agreement delivered by the chief financial officer or treasurer of Borrower to Agent.
“Confidential Information” has the meaning specified therefor in Section 18.9(a) of this Agreement.
“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by Borrower or one of its Subsidiaries, Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).
“Consolidated Debt” means the sum of (without duplication) all Indebtedness for borrowed money, Capitalized Lease Obligations and Disqualified Equity Interests of Borrower and its Subsidiaries for such period.
“Covered Entity” means any of the following:
(a)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(b)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(c)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning specified therefor in Section 18.13 of this Agreement.
“Debt Service” means for any period the sum of all regularly scheduled principal and interest payments due and payable in cash on all Consolidated Debt of Borrower and its Subsidiaries for such period.
“Debt Service Coverage Ratio” means the ratio, as of any date, of (a) EBITDA of Borrower and its Subsidiaries for the four fiscal quarters ended most recently as of such date, to (b) Debt Service for the four fiscal quarters ended most recently as of such date.
“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” means any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default or Event of Default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Agent or any other

Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified Borrower, Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable Default or Event of Default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by Agent or Borrower, to confirm in writing to Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Agent and Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of any Insolvency Proceeding, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to Borrower and each Lender.
“Defaulting Lender Rate” means (a) for the first three days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Advances.
“Deposit Account” means any deposit account (as that term is defined in the Code).
“Designated Account” means the Deposit Account of Borrower identified on Schedule D-1 to this Agreement (or such other Deposit Account of Borrower located at Designated Account Bank that has been designated as such, in writing, by Borrower to Agent).
“Designated Account Bank” has the meaning specified therefor in Schedule D-1 to this Agreement (or such other bank that is located within the United States that has been designated as such, in writing, by Borrower to Agent).
“Disqualified Equity Interests” means any Equity Interests that, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are exchangeable), or upon the happening of any event or condition (a) matures or are mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provide for the scheduled payments of dividends in cash, or (d) are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 180 days after the Maturity Date.
“Disqualified Institution” means, on any date, (a) any Person designated by Borrower as a “Disqualified Institution” by written notice delivered to Agent prior to the date hereof, and (b) those Persons who are direct competitors of Borrower identified in writing by Borrower to Agent from time to time, subject to the written consent of Agent; provided, that “Disqualified Institutions” shall exclude any Person that Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to Agent from time to time;

provided further, that in connection with any assignment or participation, the Assignee or Participant with respect to such proposed assignment or participation that is an investment bank, a commercial bank, a finance company, a fund, or other Person which merely has an economic interest in any such direct competitor, and is not itself such a direct competitor of Borrower or its Subsidiaries, shall not be deemed to be a Disqualified Institution for the purposes of this definition.
“Dollars” or “$” means United States dollars.
“Domestic Subsidiary” means any Subsidiary of any Loan Party that is not a Foreign Subsidiary.
“EWB” means East West Bank.
“EBITDA” means, with respect to any fiscal period and with respect to Borrower, determined in each case, on a consolidated basis in accordance with GAAP, Net Income (or loss) minus extraordinary gains and previously accrued payment in kind interest received to the extent actually repaid and received in cash plus the sum of: (i) interest expense, income taxes, (ii) depreciation and amortization, (iii) reserves for current expected credit losses, (iv) stock compensation, (v) unrealized gains or losses on loans held at fair value, (vi) other non-cash items, and (vii) as approved in writing by the Agent, all unusual, extraordinary, infrequent, or non-recurring items, in each case for such fiscal period.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Deposit Balance” means unrestricted cash in deposit accounts maintained at EWB by Eligible Depositor Parties that are subject to Agent’s Lien, provided, however, that Eligible Deposit Balance will not include any deposit accounts that qualify as an Eligible Deposit Balance or similar term under any other credit facility where EWB is the administrative agent or sole Lender thereunder, as of the date of determination.
“Eligible Depositor Parties” means each Loan Party and their Subsidiaries, SRT Agent, any Affiliate of a Loan Party, and any Obligor (or by Obligor Loan Agent or Borrower on behalf of any such Obligor) to the extent such Obligor maintains deposit accounts at EWB holding unrestricted cash as required by any Eligible Obligor Loan Receivable; provided, however, that Eligible Depositor Parties will not include any Loan Party or any Subsidiary or Affiliate of a Loan Party that is a borrower or guarantor under any other credit facility where EWB is the administrative agent or sole Lender thereunder, as of the date of determination.
“Eligible Mezzanine Loan Receivable” means those Mezzanine Loan Receivables as of the Closing Date set forth on Schedule E-1 and additional Mezzanine Loan Receivables that comply in all material respects with the representations and warranties made by Borrower to the Lender Group in the Loan Documents respecting the Eligible Obligor Loan Receivables (except for the representation set forth in Section 5.25(j) of this Agreement in respect any second priority security interest in real property collateral) and are otherwise acceptable to the Agent in its sole discretion as of the date of their initial inclusion in the Borrowing Base by Borrower and are added to Schedule E-1 by amendment; provided that if any Obligor Triggering Event occurs with respect to any Eligible

Obligor Loan Receivable, the Agent may, in its sole discretion, deem such Obligor Loan Receivable to be ineligible and exclude such Obligor Loan Receivable from the calculation of the Borrowing Base.
“Eligible Non-Mezzanine Loan Receivable” means those Obligor Loan Receivables (other than a Mezzanine Loan Receivable) as of the Closing Date set forth on Schedule E-1 and additional Obligor Loan Receivables (other than a Mezzanine Loan Receivables) that comply in all material respects with the representations and warranties and covenants made by Borrower to the Lender Group in the Loan Documents respecting the Eligible Obligor Loan Receivables and are otherwise acceptable to the Agent in its sole discretion as of the date of their initial inclusion in the Borrowing Base by Borrower and are added to Schedule E-1 by amendment; provided that if any Obligor Triggering Event occurs with respect to any Eligible Obligor Loan Receivable, the Agent may, in its sole discretion, deem such Obligor Loan Receivable to be ineligible and exclude such Obligor Loan Receivable from the calculation of the Borrowing Base.
“Eligible Obligor Loan Receivables” means Eligible Mezzanine Loan Receivables and Eligible Non-Mezzanine Loan Receivables; provided that, unless otherwise approved by Agent, (a) Obligor Loan Receivables with respect to an Obligor or its Affiliates in excess of twenty five percent (25%) of all Eligible Obligor Loan Receivables shall be excluded from the Borrowing Base calculation at the time of determination to the extent of the obligations owing by such Obligor and its Affiliates in excess of such percentage, (b) Hospitality Loan Receivables in excess of twenty five (25%) of all Eligible Obligor Loan Receivables shall be excluded from the Borrowing Base calculation at the time of determination, (c) Office Loan Receivables in excess of twenty five (25%) of Eligible Obligor Loan Receivables shall be excluded from the Borrowing Base calculation at the time of determination, (d) (i) if Borrower is not designated as the “Directing Lender” or such similar term under the applicable Intra-Lender Agreement associated with an Obligor Loan Receivable and (ii) such Obligor Loan Receivable is not otherwise pledged as “collateral” in connection with the SRTH Loan Agreement, then such Obligor Loan Receivable shall be excluded from the Borrowing Base calculation at the time of determination, and (e) if any Obligor Triggering Event occurs with respect to any Eligible Obligor Loan Receivable, the Agent may, in its sole discretion, deem such Obligor Loan Receivable to be ineligible and exclude such Obligor Loan Receivable from the calculation of the Borrowing Base hereunder.
“Eligible Transferee” means (a) any Lender (other than a Defaulting Lender), any Affiliate of any Lender and any Related Fund of any Lender; (b) (i) a commercial bank organized under the laws of the United States or any state thereof, and having total assets in excess of $1,000,000,000; (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof, and having total assets in excess of $1,000,000,000; (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (A) (x) such bank is acting through a branch or agency located in the United States or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country, and (B) such bank has total assets in excess of $1,000,000,000; (c) any other entity (other than a natural person) that is an “accredited investor” (as defined in Regulation D under the Securities Act) that extends credit or buys loans as one of its businesses including insurance companies, investment or mutual funds and lease financing companies, and having total assets in excess of $1,000,000,000; and (d) during the continuation of an Event of Default, any other Person approved by Agent.
“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials (a) from any assets, properties, or businesses of Borrower, any Subsidiary of Borrower, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by Borrower, any Subsidiary of Borrower, or any of their predecessors in interest.
“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on any Loan Party or its Subsidiaries, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.
“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.
“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.
“Equipment” means equipment (as that term is defined in the Code).
“Equity Interests” means, with respect to a Person, all of the shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in such Person, whether voting or nonvoting, including capital stock (or other ownership or profit interests or units), preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.
“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of any Loan Party or its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of any Loan Party or any of its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which any Loan Party or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with any Loan Party or any of its Subsidiaries and whose employees are aggregated with the employees of such Loan Party or its Subsidiaries under IRC Section 414(o).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” has the meaning specified therefor in Section 9 of this Agreement.
“Excess” has the meaning specified therefor in Section 2.13 of this Agreement.
“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.
“Excluded Accounts” means Deposit Accounts (a) specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for Loan Parties’ employees, (b) specially and exclusively used for any trust, escrow, or other similar fiduciary account, in each case, approved by Agent, and (c) any petty cash account and similar Deposit Accounts with de minimis balances with an aggregate amount on deposit therein of not more than $250,000 at any one time for all such Deposit Accounts in respect of this clause (c).

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.
“Excluded Taxes” means (i) any tax imposed on the Net Income or net profits of any Lender or any Participant (including any branch profits taxes), in each case imposed by the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender or such Participant is organized or the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender’s or such Participant’s principal office is located in or as a result of a present or former connection between such Lender or such Participant and the jurisdiction or taxing authority imposing the tax (other than any such connection arising solely from such Lender or such Participant having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under this Agreement or any other Loan Document), (ii) withholding taxes that would not have been imposed but for a Lender’s or a Participant’s failure to comply with the requirements of Section 17.2 of this Agreement, (iii) any United States federal withholding taxes that would be imposed on amounts payable to a Foreign Lender based upon the applicable withholding rate in effect at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office, other than a designation made at the request of a Loan Party), except that Excluded Taxes shall not include (A) any amount that such Foreign Lender (or its assignor, if any) was previously entitled to receive pursuant to Section 17.1 of this Agreement, if any, with respect to such withholding tax at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), and (B) additional United States federal withholding taxes that may be imposed after the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), as a result of a change in law, rule, regulation, treaty, order or other decision or other Change in Law with respect to any of the foregoing by any Governmental Authority, and (iv) any United States federal withholding taxes imposed under FATCA.
“Executive Officer” means each of Leonard Tannenbaum, Brian Sedrish, Brandon Hetzel, Robyn Tannenbaum, Anna Kim and James Velgot.
“Existing Credit Facility” means that certain Unsecured Revolving Credit Agreement, dated as of September 26, 2024, by and among the Borrower, the lenders party thereto and SRT Finance LLC, a Delaware limited liability company, as agent.
“Extraordinary Advances” has the meaning specified therefor in Section 2.2(d)(iii) of this Agreement.
“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and (a) any current or future regulations or official interpretations thereof, (b) any agreements entered into pursuant to Section 1471(b)(1) of the IRC, and (c) any intergovernmental agreement entered into by the United States (or any fiscal or regulatory legislation, rules, or practices adopted pursuant to any such intergovernmental agreement entered into in connection therewith).
“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it (and, if any such rate is below zero, then the rate determined pursuant to this definition shall be deemed to be zero).
“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.
“Fee Letter” means that certain fee letter, dated as of even date with this Agreement, between Borrower and Agent, in form and substance reasonably satisfactory to Agent, as amended, restated, supplemented or otherwise modified from time to time.
“Fixtures” means fixtures (as that term is defined in the Code).
“Flood Laws” means the National Flood Insurance Act of 1968, Flood Disaster Protection Act of 1973, and related laws, rules and regulations, including any amendments or successor provisions.
“Floor” means five and thirty-eighty hundredths of one percent (5.38%).
“Flow of Funds Agreement” means a flow of funds agreement, dated as of even date with this Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by Borrower and Agent.
“Foreign Lender” means any Lender or Participant that is not a United States person within the meaning of IRC section 7701(a)(30).
“Foreign Subsidiary” means any direct or indirect subsidiary of any Loan Party that is organized under the laws of any jurisdiction other than the United States, any state thereof or the District of Columbia.
“Free Cash Flow” means for the twelve month period ending December 31st, with respect to Borrower and its Subsidiaries on a consolidated basis, an amount equal to (a) EBITDA, minus (b) Capital Expenditures (other than Capital Expenditures to the extent financed with money borrowed), minus (c) Debt Service, minus (d) all Taxes that have been paid in cash, in each case, during the applicable period of determination, plus (e) accrued payment in kind interest, plus (f) dividends received from TRS.
“Funding Date” means the date on which a Borrowing occurs.
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.
“General Intangibles” means general intangibles (as that term is defined in the Code), and includes payment intangibles, contract rights, rights to payment, rights under Hedge Agreements (including the right to receive payment on account of the termination (voluntarily or involuntarily) of any such Hedge Agreements), rights arising under common law, statutes, or regulations, choses or things in action, goodwill, intellectual property, intellectual property licenses, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, including intellectual property licenses, infringement claims, pension plan refunds, pension plan refund claims, insurance premium rebates, tax refunds, and tax refund claims, interests in a partnership or limited liability company which do not constitute a security under Article 8 of the Code, and any other personal property other than Commercial Tort Claims, money,

Accounts, Chattel Paper, Deposit Accounts, goods, Investment Related Property, Negotiable Collateral, and oil, gas, or other minerals before extraction.
“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.
“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, county, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantor” means (a) each Subsidiary of Borrower, other than Immaterial Subsidiaries and Subsidiaries that do not hold or own any Obligor Loan Receivables or any Collateral relating thereto, and (b) each other Person that becomes a guarantor after the Closing Date pursuant to Section 6.11 of this Agreement.
“Guaranty” means any guaranty of the Obligations, in form and substance reasonably satisfactory to Agent, executed and delivered by a Guarantor to Agent.
“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.
“Hedge Agreement” means a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.
“Hedge Obligations” means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of Borrower or its Subsidiaries arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one or more of the Hedge Providers.
“Hedge Provider” means EWB or any of its Affiliates.
“Hospitality Loan Receivable” means, with respect to any Eligible Obligor Loan Receivable or Eligible Mezzanine Loan Receivable where the underlying collateral for such Eligible Obligor Loan Receivable or Eligible Mezzanine Loan Receivable consists of a hospitality property.
“Immaterial Subsidiary” means any Subsidiary that (i) on its own or together with all other Immaterial Subsidiaries, owns less than 10% of the consolidated total assets of Borrower and its Subsidiaries and (ii) does not hold or own any Obligor Loan Receivables or any Collateral relating thereto.
“Increase Rate Month” means any month were the average Eligible Deposit Balance for the three months ended on the date of determination is less than an amount equal to 33% of the average outstanding Obligations for such three month period, as determined on the 1st day of each calendar month.
“Increase” has the meaning specified therefor in Section 2.13.

“Increase Date” has the meaning specified therefor in Section 2.13.
“Increase Joinder” has the meaning specified therefor in Section 2.13.
“Indebtedness” as to any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other similar financial products, (c) all obligations of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices and, for the avoidance of doubt, other than royalty payments payable in the ordinary course of business in respect of non-exclusive licenses) and any earn-out or similar obligations, (f) all monetary obligations of such Person owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), (g) any Disqualified Equity Interests of such Person, and (h) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (g) above. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness which is limited or is non-recourse to a Person or for which recourse is limited to an identified asset shall be valued at the lesser of (A) if applicable, the limited amount of such obligations, and (B) if applicable, the fair market value of such assets securing such obligation.
“Indemnified Liabilities” has the meaning specified therefor in Section 11.3 of this Agreement.
“Indemnified Person” has the meaning specified therefor in Section 11.3 of this Agreement.
“Indemnified Taxes” means, (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of, any Loan Party under any Loan Document, and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes.
“Initial Funding Date” means the date on which all conditions precedent set forth in Sections 3.3 and 3.4 are satisfied or waived.
“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.
“Intercompany Subordination Agreement” means an intercompany subordination agreement, executed and delivered by Borrower, each of its Subsidiaries each of the other Loan Parties, and Agent, the form and substance of which is reasonably satisfactory to Agent.
“Intra-Lender Agreements” means, collectively, (i) that certain Agreement Among Lenders, Obligor Agent, and EWB Agent, and (ii) that certain Co-Lender Agreement.
“Inventory” means inventory (as that term is defined in the Code).
“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a)

commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business), or acquisitions of Indebtedness, Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustment for increases or decreases in value, or write-ups, write-downs, or write-offs with respect to such Investment.
“Investment Related Property” means (i) any and all investment property (as that term is defined in the Code), and (ii) any and all of the following (regardless of whether classified as investment property under the Code): all Pledged Interests, Pledged Operating Agreements, and Pledged Partnership Agreements.
“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.
    “Joinder” means a joinder agreement substantially in the form of Exhibit J-1 to this Agreement.
“Joint Book Runners” has the meaning set forth in the preamble to this Agreement.
“Joint Lead Arrangers” has the meaning set forth in the preamble to this Agreement.
“Lender” has the meaning set forth in the preamble to this Agreement, shall include the Swing Lender, and shall also include any other Person made a party to this Agreement pursuant to the provisions of Section 2.13 or Section 15.1 of this Agreement and “Lenders” means each of the Lenders or any one or more of them.
“Lender Group” means each of the Lenders (including the Swing Lender) and Agent, or any one or more of them.
“Lender Group Expenses” means all (a) costs or expenses (including taxes and insurance premiums) required to be paid by any Loan Party or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) documented out-of-pocket fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with each Loan Party and its Subsidiaries under any of the Loan Documents, including photocopying, notarization, couriers and messengers, telecommunication, public record searches, filing fees, recording fees, publication, real estate surveys, real estate title policies and endorsements, and environmental audits, (c) Agent’s customary fees and charges imposed or incurred in connection with any background checks or OFAC/PEP searches related to any Loan Party or its Subsidiaries, (d) Agent's customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of Borrower (whether by wire transfer or otherwise), together with any out-of-pocket costs and expenses incurred in connection therewith, (e) customary charges imposed or incurred by Agent resulting from the dishonor of checks payable by or to any Loan Party, (f) reasonable documented out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or during the continuation of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (g) field examination, appraisal, and valuation fees and expenses of Agent related to any field examinations, appraisals, or valuation to the extent of the fees and charges (and up to the amount of any limitation) provided in Section 2.9 of this Agreement, (h) Agent’s and Lenders’ reasonable, documented costs and expenses (including reasonable and documented attorneys’ fees and expenses) relative to third party claims or any other lawsuit or adverse proceeding paid or incurred, whether in enforcing or defending the Loan Documents or otherwise in connection with the transactions contemplated by the Loan Documents, Agent’s Liens in and to the Collateral, or the Lender Group’s relationship with any Loan Party or any of its Subsidiaries, (i) Agent’s reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees and due diligence expenses) incurred in advising, structuring, drafting, reviewing, administering

(including travel, meals, and lodging), syndicating (including reasonable costs and expenses relative to CUSIP, DXSyndicate™, SyndTrak or other communication costs incurred in connection with a syndication of the loan facilities), or amending, waiving, or modifying the Loan Documents, and (j) Agent’s and each Lender’s reasonable and documented costs and expenses (including reasonable and documented attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning any Loan Party or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether a lawsuit or other adverse proceeding is brought, or in taking any enforcement action or any Remedial Action with respect to the Collateral (provided, that the fees and expenses of counsel that shall constitute Lender Group Expenses shall in any event be limited to one primary counsel to Agent and one primary counsel to the Lenders, one local counsel to Agent in each reasonably necessary jurisdiction, one specialty counsel to Agent in each reasonably necessary specialty area (including insolvency law), and one or more additional counsel to Lenders if one or more conflicts of interest arise).
“Lender Group Representatives” has the meaning specified therefor in Section 18.9 of this Agreement.
“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.
“Lien Instrument” means a mortgage, deed of trust, deed to secure debt or other lien instrument executed by Borrower or a Subsidiary of Borrower in favor of Agent, in form and substance reasonably satisfactory to Agent, that encumbers any real property collateral.
“Loan” means any Advance, Swing Loan, or Extraordinary Advance made (or to be made) hereunder.
“Loan Account” has the meaning specified therefor in Section 2.8 of this Agreement.
“Loan Documents” means this Agreement, any Borrowing Base Certificate, the Control Agreements, the Fee Letter, the Flow of Funds Agreement, any Guaranty, any Intercompany Subordination Agreement, the Co-Lender Agreements, any note or notes executed by Borrower in connection with this Agreement and payable to any member of the Lender Group, and any other instrument or agreement entered into, now or in the future, by any Loan Party or any of its Subsidiaries and any member of the Lender Group in connection with this Agreement (but specifically excluding Bank Product Agreements).
“Loan Party” means Borrower or any Guarantor.
“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.
“Material Adverse Effect” means (a) a material adverse effect in the business, operations, results of operations, assets, liabilities or financial condition of the Loan Parties and their Subsidiaries, taken as a whole, (b) a material impairment of the Loan Parties’ and their Subsidiaries’ ability to perform their obligations under the Loan Documents to which they are parties or of the Lender Group’s ability to enforce the Obligations or realize upon the Collateral (other than as a result of as a result of an action taken or not taken that is solely in the control of Agent), or (c) a material impairment of the enforceability or priority of Agent’s Liens with respect to all or a material portion of the Collateral.
“Maturity Date” means November 8, 2027.
“Maximum Revolver Amount” means $50,000,000, decreased by the amount of reductions in the Commitments made in accordance with Section 2.3(c) of this Agreement and increased by the amount of any Increase made in accordance with Section 2.13 of this Agreement.
“Mezzanine Loan Receivable” means an Obligor Loan Receivable that is secured solely by Equity Interests and/or by real estate collateral on which the Obligor Loan Agent or any lender thereunder does not have a first priority security interest on such real estate collateral.
“Monthly Settlement Date” means the first day of each month or, if such day is not a Business Day, the next succeeding Business Day.
“Moody’s” has the meaning specified therefor in the definition of Cash Equivalents.
“Negotiable Collateral” means letters of credit, letter-of-credit rights, instruments, promissory notes, drafts and documents (as each such term is defined in the Code).
“Net Income” means, for a Person for any period, the net income of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.
“Non-Consenting Lender” has the meaning specified therefor in Section 15.2(a) of this Agreement.
“Non-Defaulting Lender” means each Lender other than a Defaulting Lender.
“Obligations” means (a) all loans (including the Advances (inclusive of Extraordinary Advances and Swing Loans)), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), premiums, liabilities (including all amounts charged to the Loan Account pursuant to this Agreement), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, and all covenants and duties of any other kind and description owing by any Loan Party arising out of, under, pursuant to, in connection with, or evidenced by this Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that Borrower is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, and (b) all Bank Product Obligations; provided, that anything to the contrary contained in the foregoing notwithstanding, the Obligations shall exclude any Excluded Swap Obligation. Without limiting the generality of the foregoing, the Obligations of Borrower under the Loan Documents include the obligation to pay (i) the principal of the Advances, (ii) interest accrued on the Advances, (iii) [Reserved], (iv) [Reserved], (v) Lender Group Expenses, (vi) fees payable under this Agreement or any of the other Loan Documents, and (vii) indemnities and other amounts payable by any Loan Party under any Loan Document. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.
“Obligor” means a Person obligated on an Obligor Loan Receivable.

“Obligor Borrowing Base Collateral” means all of Borrower’s right, title, and interest in and to the following, whether now owned or hereafter acquired or arising and wherever located:
(a)    all of its Obligor Loan Receivables;
(b)    all of its Obligor Loan Documents;
(c)    all of its Obligor Loan Collateral;
(d)    all of its Obligor Loan Books;
(e)    all of its Accounts securing, constituting a part of, or arising out of the Obligor Loan Receivables;
(f)    all of its Chattel Paper securing, constituting a part of, or arising out of the Obligor Loan Receivables;
(g)    all of its Deposit Accounts securing, constituting a part of, or arising out of the Obligor Loan Receivables;
(h)    all of its Equipment and Fixtures securing, constituting a part of, or arising out of the Obligor Loan Receivables;
(i)    all of its General Intangibles securing, constituting a part of, or arising out of the Obligor Loan Receivables;
(j)    all of its Inventory securing, constituting a part of, or arising out of the Obligor Loan Receivables;
(k)    all of its Investment Related Property securing, constituting a part of, or arising out of the Obligor Loan Receivables;
(l)    all of its Negotiable Collateral securing, constituting a part of, or arising out of the Obligor Loan Receivables;
(m)    all of its Supporting Obligations securing, constituting a part of, or arising out of the Obligor Loan Receivables;
(n)    all of its Commercial Tort Claims securing, constituting a part of, or arising out of the Obligor Loan Receivables;
(o)    the Collection Account and any Cash Management Account;
(p)    all of its money, Cash Equivalents, or other assets that now or hereafter come into the possession, custody, or control of Agent (or its agent or designee) or any other member of the Lender Group securing or constituting a part of the Obligor Loan Receivables; and
(q)    all of the proceeds (as such term is defined in the Code) and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance or Commercial Tort Claims covering or relating to any or all of the foregoing, and any and all Accounts, Books, Chattel Paper, Deposit Accounts, Equipment, Fixtures, General Intangibles, Inventory, Investment Related Property, Negotiable Collateral, Supporting Obligations, money, or other tangible or intangible property resulting from the sale, lease, license, exchange, collection, or other disposition of any of the foregoing, the proceeds of any award in condemnation with respect to any of the foregoing, any rebates or refunds, whether for taxes or otherwise, and all proceeds of any such proceeds, or any portion thereof or interest therein, and the proceeds thereof, and all proceeds of any loss of, damage to, or destruction of the above, whether insured or not insured, and, to the extent not otherwise included, any indemnity, warranty, or guaranty payable by reason of loss or damage to, or otherwise with respect to any of the foregoing (the “Proceeds”). Without limiting the generality of the foregoing, the term “Proceeds” includes whatever is receivable or received when Investment Related Property or proceeds are sold, exchanged, collected, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes proceeds of any indemnity or guaranty payable to Borrower or Agent from time to time with respect to any of the Investment Related Property.
“Obligor Lenders” means individually and collectively, the lenders under any Obligor Loan Agreement.
“Obligor Loan Agent” means the administrative agent for the lenders under an Obligor Loan Receivable.
“Obligor Loan Agreement” means, with respect to any Obligor, any loan agreement, credit agreement, or similar agreement by and between Borrower, as a lender thereunder, the Obligor Lenders, and if applicable, the Obligor Loan Agent, on the one hand, and such Obligor, on the other hand (as the same may be amended or restated from time to time in accordance with the Required Procedures) (collectively, the “Obligor Loan Agreements”).
“Obligor Loan Books” means, in respect of an Obligor Loan Receivable, all books and records in respect thereof.
“Obligor Loan Collateral” means any and all property or interests in property, whether personal property (including without limitation accounts, chattel paper, instruments, documents, deposit accounts, contract rights, general intangibles, inventory or equipment) or real property, or both, whether owned by an Obligor or any other Person, that secures an Obligor Loan Receivable, or an Obligor’s obligations under an Obligor Loan Note or Obligor Loan Agreement, and all supporting obligations in respect thereof.
“Obligor Loan Collateral Documents” means all Obligor Loan Mortgages, security agreements, pledge agreements, assignments and other agreements executed by an Obligor or other third party providing for or evidencing any lien, mortgage, security interest, assignment or other interest in Obligor Loan Collateral, and any agreements, instruments and documents executed by any Person in respect of a supporting obligation in connection with any Collateral, and any warranty of validity or other agreement providing for or evidencing assurance with respect to the existence, authenticity or genuineness of any Obligor Loan Collateral or Obligor Loan Collateral Documents.
“Obligor Loan Documents” means all Obligor Loan Notes, Obligor Loan Agreements, Obligor Loan Collateral Documents, and any other documents defined as “Loan Documents”, “Other Documents”, or similar term in the Obligor Loan Agreement or Obligor Loan Notes.
“Obligor Loan Mortgage” means any mortgage or deed of trust executed and delivered by an Obligor or other Person securing an Obligor Loan Receivable, as may be modified, extended or amended in accordance with the Required Procedures.
“Obligor Loan Mortgaged Property” means the fee simple interest and/or leasehold interest in Real Property, together with improvements thereto, securing the indebtedness of an Obligor under the related Obligor Loan Receivable.
“Obligor Loan Note” means a promissory note or other instrument, if any, executed by an Obligor evidencing an Obligor Loan Receivable.

“Obligor Loan Receivable” means all rights to payment of indebtedness and obligations (including without limitation, unpaid principal, accrued interest, costs, fees, expenses and indemnity obligations) owing by an Obligor in respect of a loan or loans or other financial accommodations made or extended by Borrower to or for the benefit of such Obligor, including without limitation all rights (including enforcement rights) under or pursuant to all related Obligor Loan Documents in respect thereof, and all supporting obligations in connection therewith.
“Obligor Loan Receivable Triggering Actions” shall mean, as to each Obligor Loan Receivable that is identified by Borrower as an Eligible Obligor Loan Receivable submitted for inclusion in the Borrowing Base:
(a)    the existence of any defenses, disputes, offsets, counterclaims, or rights of return or cancellation in favor of the applicable Obligor with respect such Obligor Loan Receivable;
(b)    the entrance between Borrower and the applicable Obligor of any additional agreements, instruments, or other documents in relation to an Eligible Obligor Loan Receivable, as well as any amendments, restatements, amendments and restatements, supplements or other modification of existing Obligor Loan Documents related to such Eligible Obligor Loan Receivable if such documents (i) are entered without the prior consent of Agent, other than amendments that comply with the terms and provisions of Section 7.16, or (ii) are not documented in accordance with the Required Procedures;
(c)    the waiver of any requirements relating to such Obligor Loan Receivable without the prior written consent of Agent, other than those that would not result in a Obligor Triggering Event;
(d)    such Obligor Loan Receivable becomes subject to any Lien in favor of mechanics, materialmen, laborers, or suppliers for performance of work or supply of materials, or for any other reason ceases to be subject to a first-priority perfected security interest in favor of Agent;
(e)    such Obligor Loan Receivable and Obligor Loan Collateral fails to be in compliance with any applicable laws;
(f)    the occurrence of an event which results in such Obligor Loan Receivable no longer being secured by the Obligor Loan Collateral as reflected in the applicable Obligor Loan Documents;
(g)    the occurrence of an event which results in the loss by Obligor Loan Agent, for the benefit of Borrower and any other lenders under such Obligor Loan Receivable, of its first priority security interest in the Deposit Account in which amounts due under such Obligor Loan Receivable are collected when paid by the applicable Obligor; and
(h)    the Obligor Loan Documents associated with each such Obligor Loan Receivable are amended, waived, or otherwise modified such that the applicable Obligor Loan Documents no longer include terms and provisions establishing that (i) the applicable Obligor shall not directly or indirectly sell, assign, convey or transfer, or enter any contract or agreement to sell, assign, convey, or transfer, in whole or in part, the Obligor Loan Mortgaged Property securing such Obligor Loan Receivable, (ii) the applicable Obligor shall pay all Taxes related to such Obligor Loan Receivable and the Obligor Loan Collateral therefor as and when such Taxes become due, (iii) such Obligor Loan Collateral shall remain in compliance with all Environmental Laws and all other applicable laws, ordinances, regulations, restrictive covenants and other requirements of any Governmental Authority regarding zoning and use, and (iv) with respect to each Obligor Loan Receivable, the applicable Obligor shall maintain (A) title insurance policies on the Obligor Loan Mortgaged Property, (B) flood certifications, and if applicable, flood insurance, (C) “all risk” insurance coverage against casualty to the Obligor Loan Mortgaged Property and any and all materials stored at or upon the property during construction, (D) comprehensive general liability insurance, (E) worker’s compensation insurance, and (F) any other insurance required under the applicable Obligor Loan Documents.

“Obligor Loan Title Policies” means those certain policies of title insurance respecting the real property encumbered under the Obligor Loan Mortgages.
“Obligor Required Lenders” means that Borrower constitutes lenders holding a certain amount of the total commitments, unused commitments and/or outstanding loans under an Obligor Loan Receivable such that Borrower is granted certain rights to act under an Obligor Loan Receivable, including but not limited to, the right to vote, to grant consent, to approve amendments to the same and which are generally referred to as “Required Lenders”, “Majority Lenders”, “Requisite Lenders”, or similar term under the applicable Obligor Loan Receivable.
“Obligor Specified Event of Default” means any event of default under an Obligor Loan Receivable (beyond any grace period specifically provided for therein and that has not otherwise been cured or waived) in respect of the following: (i) payment of principal, interest, fees, or expenses, (ii) the start of any Insolvency Proceeding by any Obligor under the applicable Obligor Loan Receivable, (iii) the appointment of a receiver, trustee or liquidator of any Obligor, (iv) the commencement by a Governmental Authority of a judicial or nonjudicial forfeiture or seizure proceeding with respect to the Obligor Loan Mortgaged Property or any part thereof, (v) the sale, assignment, conveyance or transfer, or any contract or agreement to sell, assign, convey, or transfer, in whole or in part, the Obligor Loan Mortgaged Property securing such Obligor Loan Receivable, (vi) any financial covenant, (vii) the breach or violation of any material term or provision relating to Environmental Laws, (viii) the failure to deliver financial statements to the extent such failure prevents Borrower from determining compliance with financial covenants, (ix) substantial damage or destruction of the Obligor Loan Mortgaged Property by fire or other casualty where such property cannot be restored in accordance with the Obligor Loan Documents, (x) in respect of Obligor Loan Collateral, the delivery and maintaining of: (w) Obligor Loan Mortgage, (x) title insurance policies, (y) flood certifications, and if applicable, flood insurance, (z) “all risk” insurance coverage against casualty to the Obligor Loan Mortgaged Property and any and all materials stored at or upon the property during construction, (aa) comprehensive general liability insurance, (bb) worker’s compensation insurance, and (cc) any other insurance required under the applicable Obligor Loan Documents as of the date of inclusion in the Borrowing Base, (xi) Borrower’s or Obligor Loan Agent’s security interest in the Obligor Loan Collateral including, any default, event of default, violation, or breach resulting in Borrower or Obligor Loan Agent having a security interest with a priority junior to the one represented in the Obligor Loan Documents or limiting Borrower’s or Obligor Loan Agent’s ability to enforce rights and remedies under the Obligor Loan Documents, (xii) if applicable, default under any material lease associated with the Obligor Loan Mortgaged Property or the start of any Insolvency Proceeding with any material tenant, and (xiii) any acceleration of the obligations under the applicable Obligor Loan Documents.
“Obligor Triggering Event” means, with respect to any one or more Obligor Loan Receivables, (i) an Obligor Specified Event of Default under the applicable Obligor Loan Documents has occurred and is continuing, (ii) any amendment, modification, or waiver results in the release of any material portion of the collateral securing the applicable Obligor Loan Receivable or reducing or postponing any payments due under the Obligor Loan Documents, (iii) Borrower ceases to constitute Obligor Required Lenders under the applicable Obligor Loan Receivable, (iv) any other amendment, modification or waiver of any applicable Obligor Loan Documents which requires the consent of all lenders or all affected lenders under the terms of such Obligor Loan Documents as in effect at the time such Obligor Loan Receivables were first included in the Borrowing Base is proposed and not approved, (v) such Obligor Loan Receivable is assigned a risk rating of “4” or a higher number, (vi) unless otherwise approved by Agent, Obligor Loan Receivables to an Obligor or its Affiliates exceed twenty five percent (25%) of all Eligible Obligor Loan Receivables in the Borrowing Base at the time of determination, to the extent of the obligations owing by such Obligor and its Affiliates in excess of such percentage, (vii) except for Mezzanine Loan Receivables, it ceases to be secured by a first priority security interest in the applicable Obligor Loan Collateral, (viii) the occurrence of an Obligor Loan Receivable Triggering Action with respect to the applicable Eligible Obligor Loan Receivable; (ix) Borrower for any reason ceases to be designated as “Directing Lender” or such similar term under the Co-Lender Agreement associated with such Obligor Loan Receivable; provided that this clause (ix) shall not constitute an “Obligor Triggering Event” if SRTH is the “Directing Lender”

or such similar term under the applicable Co-Lender Agreement associated with such Obligor Loan Receivable, and such Obligor Loan Receivable is pledged to the Lender as “collateral” in connection with the SRTH Loan Agreement, or (x) Borrower and SRTH are both lenders under the Obligor Loan Documents associated with such Obligor Loan Receivable, and SRTH’s Pro Rata Hold under such Obligor Loan Receivable is deemed to be ineligible or is excluded from the calculation of the borrowing base under the SRTH Loan Agreement, or is not otherwise pledged to the Lender as “collateral” in connection with the SRTH Loan Agreement.
“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Office Loan Receivable” means, with respect to any Eligible Obligor Loan Receivable or Eligible Mezzanine Loan Receivable where the underlying collateral for such Eligible Obligor Loan Receivable or Eligible Mezzanine Loan Receivable consists of an office property.
“Originating Lender” has the meaning specified therefor in Section 14.1(e) of this Agreement.
“Other Collateral” means all of Borrower’s right, title, and interest in and to the following, whether now owned or hereafter acquired or arising and wherever located:
(a)    all of its Accounts;
(b)    all of its Books;
(c)    all of its Chattel Paper;
(d)    all of its Commercial Tort Claims;
(e)    all of its Deposit Accounts;
(f)    all of its Equipment;
(g)    all of its Farm Products;
(h)    all of its Fixtures;
(i)    all of its General Intangibles;
(j)    all of its Inventory;
(k)    all of its Investment Property;
(l)    all of its Intellectual Property and Intellectual Property Licenses;
(m)    all of its Negotiable Collateral;
(n)    all of its Pledged Interests (including all of such Borrower’s Pledged Operating Agreements and Pledged Partnership Agreements);
(o)    all of its Securities Accounts;
(p)    all of its Supporting Obligations;

(q)    all of its money, Cash Equivalents, or other assets of Borrower that now or hereafter come into the possession, custody, or control of Agent (or its agent or designee) or any other member of the Lender Group; and
(r)    all of the Proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance or Commercial Tort Claims covering or relating to any or all of the foregoing, and any and all Accounts, Books, Chattel Paper, Deposit Accounts, Equipment, Farm Products, Fixtures, General Intangibles, Inventory, Investment Property, Intellectual Property, Negotiable Collateral, Pledged Interests, Securities Accounts, Supporting Obligations, money, or other tangible or intangible property resulting from the sale, lease, license, exchange, collection, or other disposition of any of the foregoing, the proceeds of any award in condemnation with respect to any of the foregoing, any rebates or refunds, whether for taxes or otherwise, and all proceeds of any such proceeds, or any portion thereof or interest therein, and the proceeds thereof, and all proceeds of any loss of, damage to, or destruction of the above, whether insured or not insured, and, to the extent not otherwise included, any indemnity, warranty, or guaranty payable by reason of loss or damage to, or otherwise with respect to any of the foregoing (the “Proceeds”). Without limiting the generality of the foregoing, the term “Proceeds” includes whatever is receivable or received when Investment Property or proceeds are sold, exchanged, collected, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes proceeds of any indemnity or guaranty payable to Borrower or Agent from time to time with respect to any of the Investment Property.
“Other Collateral Release Transaction” means (a) prior to the first anniversary of the Closing Date, one or more equity financing transactions with Borrower’s receipt of aggregate gross proceeds of at least $200,000,000, and (b) on or after the first anniversary of the Closing Date, one or more equity financing transactions with Borrower’s receipt of aggregate gross proceeds equal to the lesser of (i) $200,000,000 and (ii) the Maximum Revolver Amount on the date of determination.
“Other Taxes” means all present or future stamp, court, excise, value added, or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.
“Overadvance” has the meaning specified therefor in Section 2.4.
“Participant” has the meaning specified therefor in Section 14.1(e) of this Agreement.
“Patriot Act” has the meaning specified therefor in Section 5.17 of this Agreement.
“Perfection Certificate” means a certificate in the form of Exhibit P-1 to this Agreement.
“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.
“Permitted Dispositions” means (a) sales, abandonment, or other dispositions of Equipment that is substantially worn, damaged, or obsolete or no longer used or useful in the ordinary course of business and leases or subleases of Real Property not useful in the conduct of the business of the Loan Parties and their Subsidiaries, (b) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents, (c) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business, (d) the granting of Permitted Liens, (e) any involuntary loss, damage, or destruction of property, (f) any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property, (g) the sale or issuance of Equity Interests of Borrower, (h) (i) the lapse of registered patents, trademarks, copyrights and other intellectual property of any Loan Party or any of its Subsidiaries to the extent not economically desirable in the conduct of its business or (ii) the abandonment of patents, trademarks, copyrights, or other intellectual property rights in the ordinary course of business so long as (in each case under clauses (i) and (ii)), (A) with respect to copyrights, such copyrights are not material revenue generating copyrights, and (B) such lapse is not materially adverse to the interests of the Lender Group, (i) the making of Restricted Payments that are expressly permitted to be made pursuant to this Agreement, (j) the making of Permitted Investments, (k) with the prior written consent of Agent, a sale of a Obligor Loan Receivable, without recourse to Borrower, for a cash purchase price of not less than the unpaid principal thereof and accrued but unpaid interest (other than default interest) thereon, (l) a sale of any assets or property that is not an Obligor Loan Receivable or Collateral relating to an Obligor Loan Receivable, (m) any disposition of any assets or property to any Loan Party, and (n) any disposition of any assets or property (other than an Eligible Obligor Loan Receivable) to any Subsidiary that is a “taxable-REIT subsidiary” for good faith purposes intended to preserve the status of Borrower as a real estate investment trust.
“Permitted Indebtedness” means:
(a)    Indebtedness in respect of the Obligations;
(b)    Indebtedness as of the Closing Date set forth on Schedule 5.18 to this Agreement and any Refinancing Indebtedness in respect of such Indebtedness;
(c)    Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness;
(d)    Indebtedness arising in connection with the endorsement of instruments or other payment items for deposit;
(e)    Indebtedness consisting of unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations;
(f)    Indebtedness incurred in the ordinary course of business under performance, surety, statutory, or appeal bonds;
(g)    Indebtedness owed to any Person providing property, casualty, liability, or other insurance to any Loan Party or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year;
(h)    the incurrence by Borrower or its Subsidiaries of Indebtedness under Hedge Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with Borrower’s and its Subsidiaries’ operations and not for speculative purposes;
(i)    Indebtedness incurred in the ordinary course of business in respect of credit cards, credit card processing services, debit cards, stored value cards, commercial cards (including so-called “purchase cards,” “procurement cards” or “p-cards”), or Cash Management Services;
(j)    Indebtedness constituting Permitted Investments;
(k)    [reserved];
(l)    [reserved];
(m)    [reserved];

(n)    unsecured Indebtedness incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the ordinary course of business;
(o)    [reserved];
(p)    to the extent constituting Indebtedness, Hedge Obligations engaged in for non-speculative purposes;
(q)    other Indebtedness not secured by the Collateral so long as Borrower delivers evidence satisfactory to Agent, in its reasonable discretion, that (i) no Event of Default has occurred or is continuing prior to the incurrence of such Indebtedness, or would result immediately upon the incurrence of such Indebtedness, and (ii) that Borrower is in compliance with Section 8 on a pro forma basis immediately after Borrower incurs such Indebtedness; and
(r)    Indebtedness constituting any paid in kind interest, original issue discount, accreted value, prepayment premiums or make-whole or similar amounts in respect of any of the foregoing.
“Permitted Intercompany Investments” means Investments made by (a) a Loan Party to another Loan Party, (b) a Subsidiary of a Loan Party that is not a Loan Party to another Subsidiary of a Loan Party that is not a Loan Party, (c) a Subsidiary of a Loan Party that is not a Loan Party, to a Loan Party, so long as the parties thereto are party to the Intercompany Subordination Agreement, (d) a Loan Party to a Subsidiary of Loan Party that is not a Loan Party so long as no Event of Default exists after giving effect to such Investment, in an amount not to exceed $3,500,000 at any time outstanding, and (e) so long no Overadvance exists immediately after such Investment, any Investment in any Subsidiary that is a “taxable-REIT subsidiary” made for good faith purposes intended to preserve the status of Borrower as a real estate investment trust.
“Permitted Investments” means: (a) Investments in cash and Cash Equivalents, (b) Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business, (c) advances made in connection with purchases of goods or services in the ordinary course of business, (d) loans, advances, purchases of debt securities and other extensions of credit in the ordinary course of Borrower’s business as a lender, (e) Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an Account Debtor or Obligor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries, (f) Investments owned by any Loan Party or any of its Subsidiaries on the Closing Date and set forth on Schedule P-1 to this Agreement, (g) guarantees Indebtedness permitted under the definition of Permitted Indebtedness, (h) Permitted Intercompany Investments, (i) deposits of cash made in the ordinary course of business to secure performance of operating leases, (j) Investments resulting from entering into (i) Bank Product Agreements, or (ii) agreements relative to obligations permitted under clause (h) of the definition of Permitted Indebtedness, (k) to the extent constituting Investments, Hedge Obligations engaged in for non-speculative purposes, and (l) other Investments in an amount not to exceed $3,500,000 at any one time outstanding.
“Permitted Liens” means (a) Liens granted to, or for the benefit of, Agent to secure the Obligations, (b) Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) do not have priority over Agent’s Liens and the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests, (c) judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 10.3 of this Agreement, (d) Liens set forth on Schedule P-2 to this Agreement; provided, that to qualify as a Permitted Lien, any such Lien described on Schedule P-2 to this Agreement shall only secure the Indebtedness that it secures on the Closing Date and any Refinancing Indebtedness in respect thereof, (e) the interests of lessors under operating leases and non-exclusive licensors under license agreements, (f) purchase money Liens on fixed assets or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (i) such Lien attaches only to the fixed asset purchased or acquired and the proceeds thereof, and (ii) such

Lien only secures the Indebtedness that was incurred to acquire the fixed asset purchased or acquired or any Refinancing Indebtedness in respect thereof, (g) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests, (h) Liens on amounts deposited to secure Borrower’s and its Subsidiaries obligations in connection with worker’s compensation or other unemployment insurance, (i) Liens on amounts deposited to secure Borrower’s and its Subsidiaries obligations in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money, (j) Liens on amounts deposited to secure Borrower’s and its Subsidiaries reimbursement obligations with respect to surety or appeal bonds obtained in the ordinary course of business, (k) with respect to any Real Property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof, (l) non-exclusive licenses of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business, (m) Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is the subject of permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness, (n) rights of setoff or bankers’ liens upon deposits of funds in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such Deposit Accounts in the ordinary course of business, (o) Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness, (p) Liens on any assets or property not constituting Collateral, or (q) other Liens which do not secure Indebtedness for borrowed money or letters of credit and as to which the aggregate amount of the obligations secured thereby does not exceed $1,000,000.
“Permitted Protest” means the right of any Loan Party or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on such Loan Party’s or its Subsidiaries’ books and records in such amount as is required under GAAP and (b) any such protest is instituted promptly and prosecuted diligently by such Loan Party or its Subsidiary, as applicable, in good faith.
“Permitted Purchase Money Indebtedness” means, as of any date of determination, Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred after the Closing Date and at the time of, or within 180 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof, in an aggregate principal amount outstanding at any one time not in excess of $1,000,000.
“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.
“Platform” has the meaning specified therefor in Section 18.9(c) of this Agreement.
“Pledged Companies” means each Person listed on Schedule P-3 as a “Pledged Company”, together with each other Person, all or a portion of whose stock is acquired or otherwise owned by Borrower after the Closing Date such that such Person is a Subsidiary of Borrower.
“Pledged Interests” means all of Borrower’s right, title and interest in and to all of the stock now owned or hereafter acquired by such Person, regardless of class or designation, in each of the Pledged Companies, and all substitutions therefor and replacements thereof, all proceeds thereof and all rights relating thereto, also including any certificates representing the stock, the right to receive any certificates representing any of the stock, all warrants, options, share appreciation rights and other rights, contractual or otherwise, in respect thereof and the right to receive all dividends, distributions of income, profits, surplus, or other compensation by way of income or liquidating distributions, in cash or in kind, and all cash, instruments, and other property from time to time received, receivable, or otherwise distributed in respect of or in addition to, in substitution of, on account of, or in exchange for any or all of the foregoing.
“Pledged Operating Agreements” means all of Borrower’s rights, powers, and remedies under the limited liability company operating agreements of each of the Pledged Companies that are limited liability companies.
“Pledged Partnership Agreements” means all of Borrower’s rights, powers, and remedies under the partnership agreements of each of the Pledged Companies that are partnerships.
“Portfolio Collateral” means the Obligor Loan Mortgages, the Obligor Loan Receivables, the Obligor Loan Title Policies, Obligor Loan Collateral, and any and all other assets securing the Obligor Loan Receivables or held by Borrower in respect of the same.
“Post-Increase Lenders” has the meaning specified therefor in Section 2.13 of this Agreement.
“Pre-Increase Lenders” has the meaning specified therefor in Section 2.13 of this Agreement.
“Prepayment” means for purposes of Section 2.10, the payment in full of the Obligations at any time prior to the Maturity Date.
“Projections” means Borrower’s forecasted income statement projections (on a quarterly basis for the upcoming year and on an annual basis thereafter), together with appropriate supporting details and a statement of underlying assumptions, all in form and substance reasonably satisfactory to Agent.
“Pro Rata Share” means, as of any date of determination:
(a)    with respect to a Lender’s obligation to make all or a portion of the Advances, with respect to such Lender’s right to receive payments of interest, fees, and principal with respect to the Advances, and with respect to all other computations and other matters related to the Commitments or the Advances, the percentage obtained by dividing (i) the Advance Exposure of such Lender by (ii) the aggregate Advance Exposure of all Lenders,
(b)    with respect to all other matters and for all other matters as to a particular Lender (including the indemnification obligations arising under Section 16.7 of this Agreement), the percentage obtained by dividing (i) the Advance Exposure of such Lender by (ii) the aggregate Advance Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to Section 15.1.
“Protective Advances” has the meaning specified therefor in Section 2.2(d)(i) of this Agreement.
“Public Lender” has the meaning specified therefor in Section 18.9(c) of this Agreement.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).
“QFC Credit Support” has the meaning specified therefor in Section 18.13 of this Agreement.
“Qualified Cash” means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of Borrower and its Subsidiaries that is in Deposit Accounts or in Securities Accounts, or any combination thereof, and which such Deposit Account or Securities Account is the subject of a Control Agreement and is maintained by a branch office of the bank or securities intermediary located within the United States.

    “Qualified Equity Interest” means and refers to any Equity Interests issued by Borrower (and not by one or more of its Subsidiaries) that is not a Disqualified Equity Interest.
“Real Property” means, with respect to any Person, any estates or interests in real property now owned or hereafter acquired by such Person and the improvements thereto.
“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.
“Refinancing Indebtedness” means refinancings, renewals, replacements, or extensions of Indebtedness so long as:
(a) such refinancings, renewals, replacements, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto,
(b) such refinancings, renewals, replacements, or extensions do not result in a shortening of the final stated maturity or the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are or could reasonably be expected to be materially adverse to the interests of the Lenders,
(c) if the Indebtedness that is refinanced, renewed, replaced, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, replacements, or extension must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, replaced, or extended Indebtedness,
(d) the Indebtedness that is refinanced, renewed, replaced, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, replaced, or extended,
(e)    if the Indebtedness that is refinanced, renewed, replaced, or extended was unsecured, such refinancing, renewal, replacements, or extension shall be unsecured, and
(f)    if the Indebtedness that is refinanced, renewed, replaced, or extended was secured, (i) such refinancing, renewal, or extension shall be secured by substantially the same or less collateral as secured such refinanced, renewed, replaced or extended Indebtedness on terms no less favorable to Agent or the Lender Group and (ii) the Liens securing such refinancing, renewal or extension shall not have a priority more senior than the Liens securing such Indebtedness that is refinanced, renewed or extended.
“Related Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.
“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.

“Replacement Lender” has the meaning specified therefor in Section 2.12(b) of this Agreement.
“Report” has the meaning specified therefor in Section 16.16 of this Agreement.
“Required Lenders” means, at any time, Lenders having or holding more than 50% of the aggregate Advance Exposure of all Lenders; provided, that (i) the Advance Exposure of any Defaulting Lender shall be disregarded in the determination of the Required Lenders, (ii) at any time there are two or more Lenders (who are not Affiliates of one another or Defaulting Lenders), “Required Lenders” must include at least two Lenders (who are not Affiliates of one another).
“Required Procedures” means the making of determinations in the exercise of reasonable (from the perspective of a secured lender) business judgment in good faith in accordance with customary businesses practices of Borrower consistent with Borrower’s publicly disclosed underwriting and portfolio management practices and strategies.
“Resolution Authority” means, an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Restricted Payment” means (a) any declaration or payment any dividend or the making of any other payment or distribution, directly or indirectly, on account of Equity Interests issued by Borrower (including any payment in connection with any merger or consolidation involving Borrower) or to the direct or indirect holders of Equity Interests issued by Borrower in their capacity as such (other than dividends or distributions payable in Qualified Equity Interests issued by Borrower, (b) any purchase, redemption, making of any sinking fund or similar payment, or other acquisition or retirement for value (including in connection with any merger or consolidation involving Borrower) any Equity Interests issued by Borrower, or (c) any making of any payment to retire, or to obtain the surrender of, any outstanding warrants, options, or other rights to acquire Equity Interests of Borrower now or hereafter outstanding.
“Revolver Usage” means, as of any date of determination, the amount of outstanding Advances (inclusive of Swing Loans and Protective Advances).
“Sanctioned Entity” means (a) a country or territory or a government of a country or territory, (b) an agency of the government of a country or territory, (c) an organization directly or indirectly controlled by a country or territory or its government, or (d) a Person resident in or determined to be resident in a country or territory, in each case of clauses (a) through (d) that is a target of Sanctions, including a target of any country sanctions program administered and enforced by OFAC.
“Sanctioned Person” means, at any time (a) any Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, OFAC’s consolidated Non-SDN list or any other Sanctions-related list maintained by any Governmental Authority, (b) a Person or legal entity that is a target of Sanctions, (c) any Person operating, organized or resident in a Sanctioned Entity, or (d) any Person directly or indirectly owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in clauses (a) through (c) above.
“Sanctions” means individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) Her Majesty’s Treasury of the United Kingdom, or (e) any other Governmental Authority with jurisdiction over any member of Lender Group or any Loan Party or any of their respective Subsidiaries or Affiliates.

“S&P” has the meaning specified therefor in the definition of Cash Equivalents.
“SEC” means the United States Securities and Exchange Commission and any successor thereto.
“Securities Account” means a securities account (as that term is defined in the Code).
“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.
“Settlement” has the meaning specified therefor in Section 2.2(e)(i) of this Agreement.
“Settlement Date” has the meaning specified therefor in Section 2.2(e)(i) of this Agreement.
“SOFR” means the rate per annum quoted by CME Group Benchmark Administration Limited as the one (1) month Term Secured Overnight Financing Rate, as quoted for U.S. Dollars by Bloomberg (or any successor thereto, or replacement thereof, as approved by Lender) and as determined by Lender on each SOFR Determination Date.
“SOFR Determination Date” means, initially, the Initial Funding Date and then each Monthly Settlement Date thereafter; provided that if any SOFR Determination Date is not a U.S. Government Securities Business Day, the rate applicable on such SOFR Determination Date shall be the rate for the immediately preceding U.S. Government Securities Business Day.
“Solvent” means, with respect to any Person as of any date of determination, that (a) at fair valuations, the sum of such Person’s debts (including contingent liabilities) is less than all of such Person’s assets, (b) such Person is not engaged or about to engage in a business or transaction for which the remaining assets of such Person are unreasonably small in relation to the business or transaction or for which the property remaining with such Person is an unreasonably small capital, (c) such Person has not incurred and does not intend to incur, or reasonably believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise), and (d) such Person is “solvent” or not “insolvent”, as applicable within the meaning given those terms and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).
“SRT Agent” means SRT Agent LLC, a Delaware limited liability company.
“SRTH” means Southern Realty Trust Holdings LLC, a Delaware limited liability company.
“SRTH Loan Agreement” means any loan agreement or other financing arrangement whereby Agent and any other lenders party thereto have agreed to provide financial accommodations to SRTH.
“SRTH Pro Rata Hold” means SRTH’s pro rata interest as a lender in the unfunded commitments and outstanding loans in any Obligor Loan Receivable.
“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the Equity Interests having ordinary voting power to elect a majority of the Board of Directors of such corporation, partnership, limited liability company, or other entity.

“Supermajority Lenders” means, at any time, Lenders having or holding more than 66 2/3% of the aggregate Advance Exposure of all Lenders; provided, that (i) the Advance Exposure of any Defaulting Lender shall be disregarded in the determination of the Supermajority Lenders, and (ii) at any time there are two or more Lenders (who are not Affiliates of one another), “Supermajority Lenders” must include at least two Lenders (who are not Affiliates of one another or Defaulting Lenders).
“Supported QFC” has the meaning specified therefor in Section 18.13 of this Agreement.
“Supporting Obligations” means supporting obligations (as such term is defined in the Code), and includes letters of credit and guaranties issued in support of Accounts, Chattel Paper, documents, General Intangibles, instruments or Investment Related Property.
“Swap Obligation” means, with respect to any Loan Party, any Hedge Obligation or other obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swing Lender” means EWB or any other Lender that, at the request of Borrower and with the consent of Agent agrees, in such Lender’s sole discretion, to become the Swing Lender under Section 2.2(b) of this Agreement.
“Swing Loan” has the meaning specified therefor in Section 2.2(b) of this Agreement.
“Swing Loan Exposure” means, as of any date of determination with respect to any Lender, such Lender’s Pro Rata Share of the Swing Loans on such date.
“Taxes” means any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein, and all interest, penalties or similar liabilities with respect thereto.
“Tax Lender” has the meaning specified therefor in Section 15.2(a) of this Agreement.
“TRS” means Sunrise Realty TRS LLC, a Delaware limited liability company and taxable REIT subsidiary of Borrower.
“ULF Payment Date” has the meaning specified therefor in Section 2.9(b) of this Agreement.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means, the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“United States” means the United States of America.
“Unused Line Fee” has the meaning specified therefor in Section 2.9(b) of this Agreement.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Special Resolution Regimes” has the meaning specified therefor in Section 18.13 of this Agreement.
“Voidable Transfer” has the meaning specified therefor in Section 18.8 of this Agreement.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.2Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, that if Borrower notifies Agent that Borrower requests an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision (or if Agent notifies Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Agent and Borrower agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lenders and Borrower after such Accounting Change conform as nearly as possible to their respective positions immediately before such Accounting Change took effect and, until any such amendments have been agreed upon and agreed to by the Required Lenders, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Borrower” is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower and its Subsidiaries on a consolidated basis, unless the context clearly requires otherwise. Notwithstanding anything to the contrary contained herein, (a) all financial obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the effectiveness of Financial Accounting Standards Board’s Accounting Standards Codification Topic 842 shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purpose of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 842 (on a prospective or retroactive basis or otherwise) to be treated as Capitalized Lease Obligations in the financial statements, and (b) the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is (i) unqualified, and (ii) does not include any explanation, supplemental comment, or other comment concerning the ability of the applicable Person to continue as a going concern or concerning the scope of the audit.
1.1Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.
1.2Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean (a) the payment or repayment in full in immediately available funds of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Loans, together with the payment of any premium applicable to the repayment of the Loans, (ii) all Lender Group Expenses that have accrued and are unpaid regardless of whether demand has been made therefor, and (iii) all fees or charges that have accrued hereunder or under any other Loan Document and are unpaid, (b) [Reserved], (c) in the case of obligations with respect to Bank Products (other than Hedge Obligations), providing Bank Product Collateralization, (d) the receipt by Agent of cash collateral in order to secure any other contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including attorneys’ fees and legal expenses), such cash collateral to be in such amount as Agent reasonably determines is appropriate to secure such contingent Obligations, (e) the payment or repayment in full in immediately available funds of all other outstanding Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Hedge Agreements provided by Hedge Providers) other than (i) unasserted contingent indemnification Obligations, (ii) any Bank Product Obligations (other than Hedge Obligations) that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding without being required to be repaid or cash collateralized, and (iii) any Hedge Obligations that, at such time, are allowed by the applicable Hedge Provider to remain outstanding without being required to be repaid, and (f) the termination of all of the Commitments of the Lenders. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record.
1.3Time References. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, all references to time of day refer to Pacific standard time or Pacific daylight saving time, as in effect in Los Angeles, California on such day. For purposes of the computation of a period of time from a specified date to a later specified date, unless otherwise expressly provided, the word “from” means “from and including” and the words “to” and “until” each means “to and including”; provided that, with respect to a computation of fees or interest payable to Agent or any Lender, such period shall in any event consist of at least one full day.
1.4Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.
1.5Divisions
. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

2.LOANS AND TERMS OF PAYMENT
2.1Revolver Advances.
(a)Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Lender agrees (severally, not jointly or jointly and severally) to make advances (each, an “Advance” and, collectively, the “Advances”) to Borrower in an amount at any one time outstanding not to exceed the lesser of:
(i)such Lender’s Commitment, or
(ii)such Lender’s Pro Rata Share of an amount equal to the lesser of:
(A)the amount equal to (1) the Maximum Revolver Amount less (2) the principal amount of Swing Loans outstanding at such time, and
(B)the amount equal to (1) the Borrowing Base at such time (based upon the most recent Borrowing Base Certificate delivered by Borrower to Agent, as adjusted for reserves established by Agent in accordance with Section 2.1(c)) minus (2) the principal amount of Swing Loans outstanding at such time.
(b)Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement. The outstanding principal amount of the Advances, together with interest accrued and unpaid thereon, shall constitute Obligations and shall be due and payable on the Maturity Date or, if earlier, on the date on which they otherwise become due and payable pursuant to the terms of this Agreement.
(c)Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right (but not the obligation), to establish, increase, reduce, eliminate or otherwise adjust reserves from time to time against the Borrowing Base or the Maximum Revolver Amount, in such amounts, and with respect to such matters, as Agent in its Permitted Discretion shall deem necessary or appropriate, including (i) reserves in an amount equal to the Bank Product Reserves, and (ii) reserves with respect to (A) sums that Borrower or its Subsidiaries are required to pay under this Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay when due, (B) amounts owing by Borrower or its Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than a Permitted Lien which is a permitted purchase money Lien or the interest of a lessor under a Capital Lease), which Lien or trust, in the Permitted Discretion of Agent likely would have a priority superior to Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral, (C) the valuation of any Obligor Loan Receivable, and (D) estimated expenses necessary to facilitate the orderly disposition of Collateral and wind-down of Borrower’s business after the occurrence and during the continuation of an Event of Default. The amount of any reserve established by Agent shall have a reasonable relationship to the event, condition, other circumstance, or fact that is the basis for such reserve and shall not be duplicative of any other reserve established and currently maintained.
2.2Borrowing Procedures and Settlements.
(a)Procedure for Borrowing. Each Borrowing shall be made by a written request by an Authorized Person delivered to Agent (which may be delivered through Agent’s electronic platform or portal) and received by Agent no later than 11:00 a.m. (i) on the Business Day that is the requested Funding Date in the case of a request for a Swing Loan, and (ii) on the Business Day that is 1 Business Day prior to the requested Funding Date in the case of all other requests, specifying (A) the amount of such Borrowing, and (B) the requested Funding Date

(which shall be a Business Day); provided, that Agent may, in its sole discretion, elect to accept as timely requests that are received later than 11:00 a.m. on the applicable Business Day. All Borrowing requests which are not made on-line via Agent’s electronic platform or portal shall be subject to (and unless Agent elects otherwise in the exercise of its sole discretion, such Borrowings shall not be made until the completion of) Agent’s authentication process (with results satisfactory to Agent) prior to the funding of any such requested Borrowing.
(d)Making of Swing Loans. In the case of a request for an Advance and so long as either (i) the aggregate amount of Swing Loans made since the last Settlement Date, minus all payments or other amounts applied to Swing Loans since the last Settlement Date, plus the amount of the requested Swing Loan does not exceed $10,000,000, or (ii) Swing Lender, in its sole discretion, agrees to make a Swing Loan notwithstanding the foregoing limitation, Swing Lender shall make an Advance (any such Advance made by Swing Lender pursuant to this Section 2.2(b) being referred to as a “Swing Loan” and all such Advances being referred to as “Swing Loans”) available to Borrower on the Funding Date applicable thereto by transferring immediately available funds in the amount of such requested Borrowing to the Designated Account. Each Swing Loan shall be deemed to be an Advance hereunder and shall be subject to all the terms and conditions (including Section 3) applicable to other Advances, except that all payments (including interest) on any Swing Loan shall be payable to Swing Lender solely for its own account. Subject to the provisions of Section 2.2(d)(ii), Swing Lender shall not make and shall not be obligated to make any Swing Loan if Swing Lender has actual knowledge that (y) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing, or (z) the requested Borrowing would exceed the Availability on such Funding Date. Swing Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making any Swing Loan. The Swing Loans shall be secured by Agent’s Liens, constitute Advances and Obligations, and bear interest at the rate applicable from time to time to Advances.
(e)Making of Loans.
(i)In the event that Swing Lender is not obligated to make a Swing Loan, then after receipt of a request for a Borrowing pursuant to Section 2.2(a), Agent shall notify the Lenders by telecopy, telephone, email, or other electronic form of transmission, of the requested Borrowing; such notification to be sent on the Business Day that is one Business Day prior to the requested Funding Date. If Agent has notified the Lenders of a requested Borrowing on the Business Day that is one Business Day prior to the Funding Date, then each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, not later than 11:00 a.m. on the Business Day that is the requested Funding Date. After Agent’s receipt of the proceeds of such Advances from the Lenders, Agent shall make the proceeds thereof available to Borrower on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to the Designated Account; provided, that, subject to the provisions of Section 2.2(d)(ii), no Lender shall have an obligation to make any Advance, if (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the Availability on such Funding Date.
(ii)Unless Agent receives notice from a Lender prior to 9:30 a.m. on the Business Day that is the requested Funding Date relative to a requested Borrowing as to which Agent has notified the Lenders of a requested Borrowing that such Lender will not make available as and when required hereunder to Agent for the account of Borrower the amount of that Lender’s Pro Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrower a corresponding amount. If, on the requested Funding Date, any Lender shall not have remitted the full amount that it is required to make available to Agent in immediately available funds and if Agent has made available to Borrower such amount on the requested Funding Date, then such Lender shall make the amount of such Lender’s Pro Rata

Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, no later than 10:00 a.m. on the Business Day that is the first Business Day after the requested Funding Date (in which case, the interest accrued on such Lender’s portion of such Borrowing for the Funding Date shall be for Agent’s separate account). If any Lender shall not remit the full amount that it is required to make available to Agent in immediately available funds as and when required hereby and if Agent has made available to Borrower such amount, then that Lender shall be obligated to immediately remit such amount to Agent, together with interest at the Defaulting Lender Rate for each day until the date on which such amount is so remitted. A notice submitted by Agent to any Lender with respect to amounts owing under this Section 2.2(c)(ii) shall be conclusive, absent manifest error. If the amount that a Lender is required to remit is made available to Agent, then such payment to Agent shall constitute such Lender’s Advance for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Borrower of such failure to fund and, upon demand by Agent, Borrower shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Advances composing such Borrowing.
(f)Protective Advances and Optional Overadvances.
(i)Any contrary provision of this Agreement or any other Loan Document notwithstanding, but subject to Section 2.2(d)(iv), at any time (A) after the occurrence and during the continuation of a Default or an Event of Default, or (B) that any of the other applicable conditions precedent set forth in Section 3 are not satisfied, Agent hereby is authorized by Borrower and the Lenders, from time to time, in Agent’s Permitted Discretion, to make Advances to, or for the benefit of, Borrower, on behalf of the Lenders, that Agent, in its Permitted Discretion, deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, or (2) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations) (the Advances described in this Section 2.2(d)(i) shall be referred to as “Protective Advances”). Borrower shall immediately repay such Protective Advance. Notwithstanding the foregoing, the aggregate amount of all Protective Advances outstanding at any one time shall not exceed $10,000,000.
(ii)Any contrary provision of this Agreement or any other Loan Document notwithstanding, but subject to Section 2.2(d)(iv), the Lenders hereby authorize Agent or Swing Lender, as applicable, and either Agent or Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Advances (including Swing Loans) to Borrower notwithstanding that an Overadvance exists or would be created thereby, so long as (A) after giving effect to such Advances, the outstanding Revolver Usage does not exceed the Borrowing Base by more than $10,000,000, and (B) subject to Section 2.2(d)(iv) below, after giving effect to such Advances, the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Revolver Amount. In the event Agent obtains actual knowledge that the Revolver Usage exceeds the amounts permitted by this Section 2.2(d), regardless of the amount of, or reason for, such excess, Agent shall notify the Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) unless Agent determines that prior notice would result in imminent harm to the Collateral or its value, in which case Agent may make such Overadvances and provide notice as promptly as practicable thereafter), and the Lenders thereupon shall, together with Agent, jointly determine the terms of arrangements that shall be implemented with Borrower intended to reduce, within a reasonable time, the outstanding principal amount of the Advances to Borrower to an amount permitted by the preceding sentence. In such circumstances, if any Lender objects to the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders. In any event (x) if any Overadvance not otherwise made or permitted pursuant to this Section 2.2(d) remains outstanding for more than 30 days, unless otherwise agreed to by the Required Lenders, Borrower shall immediately repay Advance in an amount sufficient to eliminate all such Overadvances not otherwise made or permitted to this Section 2.2(d), and (y) after the date all such Overadvances have been eliminated, there must be at least five consecutive days before additional Advance are made pursuant to this Section 2.2(d)(ii). The foregoing provisions are meant for the benefit of the Lenders and Agent and are not meant for the benefit of Borrower, which shall continue to be bound by the provisions of Section 2.4. Each Lender shall be obligated to settle with Agent as provided in Section 2.2(e) (or Section 2.2(g), as applicable) for the amount of such Lender’s Pro Rata Share of any unintentional Overadvances by Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.2(d)(ii), and any Overadvances resulting from the charging to the Loan Account of interest, fees, or Lender Group Expenses.
(iii)Each Protective Advance and each Overadvance (each, an “Extraordinary Advance”) shall be deemed to be an Advance hereunder. Prior to Settlement of any Extraordinary Advance, all payments with respect thereto, including interest thereon, shall be payable to Agent solely for its own account. Each Lender shall be obligated to settle with Agent as provided in Section 2.2(e) (or Section 2.2(g), as applicable) for the amount of such Lender’s Pro Rata Share of any Extraordinary Advance. The Extraordinary Advances shall be repayable on demand, secured by Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Advances. The provisions of this Section 2.2(d) are for the exclusive benefit of Agent, Swing Lender, and the Lenders and are not intended to benefit Borrower (or any other Loan Party) in any way.
(iv)Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary: (A) no Extraordinary Advance may be made by Agent if such Extraordinary Advance would cause the aggregate principal amount of Extraordinary Advances outstanding to exceed an amount equal to 10% of the Maximum Revolver Amount; and (B) to the extent that the making of any Extraordinary Advance causes the aggregate Revolver Usage to exceed the Maximum Revolver Amount, such portion of such Extraordinary Advance shall be for Agent’s sole and separate account and not for the account of any Lender and shall be entitled to priority in repayment in accordance with Section 2.3(b).
(g)Settlement. It is agreed that each Lender’s funded portion of the Advances is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding Advances. Such agreement notwithstanding, Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of Borrower) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Advances, the Swing Loans, and the Extraordinary Advances shall take place on a periodic basis in accordance with the following provisions:
(i)Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent in its sole discretion (1) on behalf of Swing Lender, with respect to the outstanding Swing Loans, (2) for itself, with respect to the outstanding Extraordinary Advances, and (3) with respect to Borrower’s or its Subsidiaries’ payments or other amounts received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Advances, Swing Loans, and Extraordinary Advances for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.2(g)): (y) if the amount of the Advances (including Swing Loans, and Extraordinary Advances) made by a Lender that is not a Defaulting Lender exceeds such Lender’s Pro Rata Share of the Advances (including Swing Loans, and Extraordinary Advances) as of a Settlement Date, then Agent shall, by no later than 12:00 p.m. on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans, and Extraordinary Advances), and (z) if the amount of the Advances (including Swing Loans, and Extraordinary Advances) made by a Lender is less than such Lender’s Pro Rata Share of the Advances (including Swing Loans, and Extraordinary Advances) as of a Settlement Date, such Lender shall no later than 12:00 p.m. on the Settlement Date transfer in immediately available funds to Agent’s Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans and Extraordinary Advances). Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loans or Extraordinary Advances and, together with the portion of such Swing Loans or Extraordinary Advances representing Swing Lender’s Pro Rata Share thereof, shall constitute Advances of such Lenders. If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.
(ii)In determining whether a Lender’s balance of the Advances, Swing Loans, and Extraordinary Advances is less than, equal to, or greater than such Lender’s Pro Rata Share of the Advances, Swing Loans, and Extraordinary Advances as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, fees payable by Borrower and allocable to the Lenders hereunder, and proceeds of Collateral.
(iii)Between Settlement Dates, Agent, to the extent Extraordinary Advances or Swing Loans are outstanding, may pay over to Agent or Swing Lender, as applicable, any payments or other amounts received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Advances, for application to the Extraordinary Advances or Swing Loans. Between Settlement Dates, Agent, to the extent no Extraordinary Advances or Swing Loans are outstanding, may pay over to Swing Lender any payments or other amounts received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Advances, for application to Swing Lender’s Pro Rata Share of the Advances. If, as of any Settlement Date, payments or other amounts of Borrower or its Subsidiaries received since the then immediately preceding Settlement Date have been applied to Swing Lender’s Pro Rata Share of the Advances other than to Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to Agent for the accounts of the Lenders, and Agent shall pay to the Lenders (other than a Defaulting Lender if Agent has implemented the provisions of Section 2.2(g)), to be applied to the outstanding Advances of such Lenders, an amount such that each such Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Advances. During the period between Settlement Dates, Swing Lender with respect to Swing Loans, Agent with respect to Extraordinary Advances, and each Lender with respect to the Advances other than Swing Loans and Extraordinary Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lender, Agent, or the Lenders, as applicable.
(iv)Anything in this Section 2.2(e) to the contrary notwithstanding, in the event that a Lender is a Defaulting Lender, Agent shall be entitled to refrain from remitting settlement amounts to the Defaulting Lender and, instead, shall be entitled to elect to implement the provisions set forth in Section 2.2(g).
(h)Notation. Agent, as a non-fiduciary agent for Borrower, shall maintain a register showing the principal amount and stated interest of the Advances owing to each Lender, including the Swing Loans owing to Swing Lender, and Extraordinary Advances owing to Agent, and the interests therein of each Lender, from time to time and such register shall, absent manifest error, conclusively be presumed to be correct and accurate.
(i)Defaulting Lenders.
(i)Notwithstanding the provisions of Section 2.3(b)(ii), Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrower to Agent for the Defaulting Lender’s benefit or any proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments (A) first, to Agent to the extent of any Extraordinary Advances that were made by Agent and that were required to be, but were not, paid by such Defaulting Lender, (B) second, to Swing Lender to the extent of any Swing Loans that were made by Swing Lender and that were required to be, but were not, paid by the Defaulting Lender, (C) third, [Reserved], (D) fourth, to each Non-Defaulting Lender ratably in accordance with their Commitments (but, in each case, only to the extent that such Defaulting Lender’s portion of an Advance (or other funding obligation) was funded by such other Non-

Defaulting Lender), (E) fifth, in Agent’s sole discretion, to a suspense account maintained by Agent, the proceeds of which shall be retained by Agent and may be made available to be re-advanced to or for the benefit of Borrower (upon the request of Borrower and subject to the conditions set forth in Section 3.4) as if such Defaulting Lender had made its portion of Advances (or other funding obligations) hereunder, and (F) sixth, from and after the date on which all other Obligations have been paid in full, to such Defaulting Lender in accordance with tier (L) of Section 2.3(b)(ii). Subject to the foregoing, Agent may hold and, in its discretion, re-lend to Borrower for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Pro Rata Share in connection therewith) and for the purpose of calculating the fee payable under Section 2.9(b), such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero; provided, that the foregoing shall not apply to any of the matters governed by Section 15.1(a)(i) through (iii). The provisions of this Section 2.2(g) shall remain effective with respect to such Defaulting Lender until the earlier of (y) the date on which all of the Non-Defaulting Lenders, Agent, and Borrower shall have waived, in writing, the application of this Section 2.2(g) to such Defaulting Lender, or (z) the date on which such Defaulting Lender makes payment of all amounts that it was obligated to fund hereunder, pays to Agent all amounts owing by Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by Agent, provides adequate assurance of its ability to perform its future obligations hereunder (on which earlier date, so long as no Event of Default has occurred and is continuing, any remaining cash collateral held by Agent pursuant to Section 2.2(g)(ii) shall be released to Borrower). The operation of this Section 2.2(g) shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Borrower of its duties and obligations hereunder to Agent or to the Lenders other than such Defaulting Lender. Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrower, at its option, upon written notice to Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being paid its share of the outstanding Obligations (other than Bank Product Obligations, but including all interest, fees, and other amounts that may be due and payable in respect thereof); provided, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups’ or Borrower’s rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund. In the event of a direct conflict between the priority provisions of this Section 2.2(g) and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.2(g) shall control and govern.
(ii)If any Swing Loan is outstanding at the time that a Lender becomes a Defaulting Lender then:
(A)such Defaulting Lender’s Swing Loan Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent (x) the sum of all Non-Defaulting Lenders’ Advance Exposures plus such Defaulting Lender’s Swing Loan Exposure does not exceed the total of all Non-Defaulting Lenders’ Commitments and (y) the conditions set forth in Section 3.4 are satisfied at such time;
(B)if the reallocation described in clause (A) above cannot, or can only partially, be effected, Borrower shall within one Business Day following notice by the Agent, prepay such

Defaulting Lender’s Swing Loan Exposure (after giving effect to any partial reallocation pursuant to clause (A) above);
(C)[Reserved];
(D)[Reserved];
(E)[Reserved]; and
(F)so long as any Lender is a Defaulting Lender, the Swing Lender shall not be required to make any Swing Loan to the extent (x) the Defaulting Lender’s Pro Rata Share of such Swing Loans cannot be reallocated pursuant to this Section 2.2(g)(ii) or (y) the Swing Lender has not otherwise entered into arrangements reasonably satisfactory to the Swing Lender and Borrower to eliminate the Swing Lender’s risk with respect to the Defaulting Lender’s participation in Swing Loans.
(j)Independent Obligations. All Advances (other than Swing Loans and Extraordinary Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Advance (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.
2.3Payments; Reductions of Commitments.
(a)Payments by Borrower.
(i)Except as otherwise expressly provided herein, all payments by Borrower shall be made to Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 1:30 p.m. on the date specified herein. Any payment received by Agent in immediately available funds in Agent’s Account later than 1:30 p.m. shall be deemed to have been received (unless Agent, in its sole discretion, elects to credit it on the date received) on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.
(ii)Unless Agent receives notice from Borrower prior to the date on which any payment is due to the Lenders that Borrower will not make such payment in full as and when required, Agent may assume that Borrower has made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrower does not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.
(k)Apportionment and Application.
(i)So long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all principal and interest payments received by Agent shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses received by Agent (other than fees or expenses that are for Agent’s separate account) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee or expense relates. Subject to Section 2.3(b)(iv), all payments to be made hereunder by Borrower shall be remitted to Agent and all such payments, and all proceeds of Collateral received by Agent, shall be applied, so long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, to reduce the balance of the Advances outstanding and, thereafter, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.
(ii)At any time that an Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all payments remitted to Agent and all proceeds of Collateral received by Agent shall be applied as follows:
(A)first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent under the Loan Documents, until paid in full,
(B)second, to pay any fees or premiums then due to Agent under the Loan Documents until paid in full,
(C)third, to pay interest due in respect of all Protective Advances until paid in full,
(D)fourth, to pay the principal of all Protective Advances until paid in full,
(E)fifth, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents, until paid in full,
(F)sixth, ratably, to pay any fees or premiums then due to any of the Lenders under the Loan Documents until paid in full,
(G)seventh, to pay interest accrued in respect of the Swing Loans until paid in full,
(H)eighth, to pay the principal of all Swing Loans until paid in full,
(I)ninth, ratably, to pay interest accrued in respect of the Advances (other than Protective Advances and Swing Loans) until paid in full,
(J)tenth, ratably
(1)to pay the principal of all Advances until paid in full,
(2)[Reserved],
(3)ratably, up to the amount (after taking into account any amounts previously paid pursuant to this clause (3) during the continuation of the applicable Application Event) of the most recently established Bank Product Reserves to (y) the Bank Product Provider based upon amounts then certified by the Bank Product Provider to Agent (in form and substance satisfactory to Agent) to be due and payable to the Bank Product Provider on account of Bank Product Obligations, and (z) with any balance to be paid to Agent, to be held by Agent, for the ratable benefit of the Bank Product Providers, as cash collateral (which cash collateral may be released by Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Agent in respect of such Bank Product Obligations shall be reapplied pursuant to this Section 2.3(b)(ii), beginning with tier (A) hereof),

(K)eleventh, to pay any other Obligations other than Obligations owed to Defaulting Lenders (including being paid to the Bank Product Provider on account of all amounts then due and payable in respect of Bank Product Obligations), with any balance to be paid to Agent, to be held by Agent, for the benefit of the Bank Product Provider, as cash collateral (which cash collateral may be released by Agent to the Bank Product Provider and applied by Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to Bank Product Obligations owed to the Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Agent in respect of such Bank Product Obligations shall be reapplied pursuant to this Section 2.3(b)(ii), beginning with tier (A) hereof),
(L)twelfth, ratably to pay any Obligations owed to Defaulting Lenders; and
(M)thirteenth, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.
(iii)Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.2(e).
(iv)In each instance, so long as no Application Event has occurred and is continuing, Section 2.3(b)(i) shall not apply to any payment made by Borrower to Agent and specified by Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.
(v)For purposes of Section 2.3(b)(ii), “paid in full” of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.
(vi)In the event of a direct conflict between the priority provisions of this Section 2.3 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, if the conflict relates to the provisions of Section 2.2(g) and this Section 2.3, then the provisions of Section 2.2(g) shall control and govern, and if otherwise, then the terms and provisions of this Section 2.3 shall control and govern.
(l)Reduction of Commitments. The Commitments shall terminate on the Maturity Date or earlier termination thereof pursuant to the terms of this Agreement. Borrower may reduce the Commitments to an amount (which may be zero) not less than the sum of (A) the Revolver Usage as of such date, plus (B) the principal amount of all Advances not yet made as to which a request has been given by Borrower under Section 2.2(a). Each such reduction shall be in an amount which is not less than $1,000,000 (unless the Commitments are being reduced to zero and the amount of the Commitments in effect immediately prior to such reduction are less than $1,000,000), shall be made by providing not less than ten Business Days prior written notice to Agent, and shall be irrevocable. The Commitments, once reduced, may not be increased. Each such reduction of the Commitments shall reduce the Commitments of each Lender proportionately in accordance with its ratable share thereof. In connection with any reduction in the Commitments prior to the Maturity Date, if any Loan Party or any of its Subsidiaries owns any Margin Stock, Borrower shall deliver to Agent an updated Form U-1 (with sufficient additional originals thereof for each Lender), duly executed and delivered by Borrower, together with such other documentation as Agent shall reasonably request, in order to enable Agent and the Lenders to comply with any of the requirements under Regulations T, U or X of the Federal Reserve Board.

2.4Overadvances; Promise to Pay .
(a)Overadvances. If, at any time or for any reason, the amount of Obligations (other than Bank Product Obligations) owed by Borrower to the Lender Group pursuant to Section 2.1 or Section 2.10 is greater than any of the limitations set forth in Section 2.1 or Section 2.10, as applicable (an “Overadvance”), Borrower immediately shall pay to Agent, in cash, the amount of such excess, which amount shall be used by Agent to reduce the Obligations in accordance with the priorities set forth in Section 2.3(b).
(m)Promise to Pay. Borrower agrees to pay the Lender Group Expenses on the earlier of (a) the first day of the month following the date on which the applicable Lender Group Expenses were first incurred or (b) the date on which demand therefor is made by Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the Loan Account pursuant to the provisions of Section 2.5(d) shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (b)). Borrower promises to pay all of the Obligations (including principal, interest, premiums, if any, fees, costs, and expenses (including Lender Group Expenses)) in full on the Maturity Date or, if earlier, on the date on which the Obligations (other than the Bank Product Obligations) become due and payable pursuant to the terms of this Agreement. Borrower agrees that its obligations contained in the first sentence of this Section 2.4 shall survive payment or satisfaction in full of all other Obligations.
2.5Interest Rates: Rates, Payments, and Calculations
(a)Interest Rates. Except as provided in Section 2.5(c), all Obligations that have been charged to the Loan Account pursuant to the terms hereof shall bear interest at a per annum rate equal to the lesser of (i) the Applicable Interest Rate, or (ii) the maximum rate of interest allowed by applicable laws.
(n)Late Charges. To the extent permitted by applicable laws, the Agent or the Required Lenders shall have the right to assess, and Borrower shall pay, a late fee if any principal, interest, or fees under this Agreement are not paid within ten (10) days after their due date, and in such a case, the late charge shall be in an amount equal to the greater of Five Dollars ($5.00) or six percent (6%) of the amount not timely paid.
(o)Default Rate. Upon the occurrence and during the continuation of an Event of Default and at the election of Agent or the Required Lenders, all Obligations that have been charged to the Loan Account pursuant to the terms hereof shall bear interest at a per annum rate equal to 5 percentage points above the per annum rate otherwise applicable thereunder, and
(p)Payment. Except to the extent provided to the contrary in Section 2.9, (i) all interest and all other fees payable hereunder or under any of the other Loan Documents shall be due and payable, in arrears, on the first day of each month; (ii) [Reserved]; and (iii) all costs and expenses payable hereunder or under any of the other Loan Documents, and all other Lender Group Expenses shall be due and payable on (x) with respect to Lender Group Expenses outstanding as of the Closing Date, the Closing Date, and (y) otherwise, the earlier of (A) the first day of the month following the date on which the applicable costs, expenses, or Lender Group Expenses were first incurred or (B) the date on which demand therefor is made by Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the Loan Account pursuant to the provisions of the following sentence shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (y)). Borrower hereby authorizes Agent, from time to time without prior notice to Borrower (other than in the case of clauses (F) and (G), which shall require prior notice), to charge to the Loan Account (A) on the first day of each month, all interest accrued during the prior month on the Advances hereunder, (B) [Reserved], (C) as and when incurred or accrued, all fees and costs provided for in Section 2.9(a), (D) on the first day of each month, the Unused Line Fee accrued during the prior month pursuant to Section 2.9(b), (E) as and when due and payable, all other fees payable hereunder or under any of the other Loan Documents, (F) on the Closing Date and thereafter as and when incurred or accrued, all other Lender Group Expenses, and (G) as and when due and payable all other payment obligations payable under any Loan Document or any Bank Product Agreement (including any amounts due and payable to the Bank Product Providers in respect of Bank Products). All amounts (including interest, fees, costs, expenses, Lender Group Expenses, or other amounts payable hereunder or under any other Loan Document or under any Bank Product Agreement) charged to the Loan Account shall thereupon constitute Advances hereunder to the extent properly charged in accordance with the foregoing, shall constitute Obligations hereunder, and shall accrue interest at the rate then applicable to Advances, in each case to the extent properly so charged in accordance with the foregoing and the other applicable provisions of this Agreement.
(a)Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.
(b)Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, that, anything contained herein to the contrary notwithstanding, if such rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum amount as is allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.
(c)Inability to Determine SOFR. Notwithstanding anything herein to the contrary, in the event that (i) SOFR is permanently or indefinitely unavailable or unascertainable, (ii) SOFR can no longer be lawfully relied upon in contracts of this nature by one or both of the parties, or (iii) SOFR does not accurately and fairly reflect the cost of making or maintaining the type of loans or advances under this Agreement and in any such case, such circumstances are unlikely to be temporary, then all references to the interest rate herein will instead be to a replacement rate determined by Agent in its sole judgment, including any adjustment to the replacement rate to reflect a different credit spread, term or other mathematical adjustment deemed necessary by Agent in its sole judgment. Agent will provide reasonable notice to Borrower of such replacement rate, which will be effective on the date of the earliest event set forth in clauses (i)-(iii) of this paragraph. If there is any ambiguity as to the date of occurrence of any such event, Agent’s judgment will be dispositive. Agent may also from time to time, in Agent’s sole discretion, make any technical, administrative or operational changes (including changes to the timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length or applicability of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) (“Conforming Changes”) that Agent decides may be appropriate to reflect the adoption and implementation of such replacement rate and to permit the administration of the loans by Agent in an administratively and operationally practicable manner. If there is any ambiguity as to the date of occurrence of any such event, Agent’s judgment will be dispositive. Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the administration of, submission of, calculation of or any other matter related to any replacement rate, any component definition thereof or rates referenced in the definition thereof or any alternative, comparable or successor rate thereto, including whether the composition or characteristics of any such alternative, comparable or successor rate will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as the immediately preceding interest index rate or any other interest rate index, or (b) the effect, implementation or composition of any Conforming Changes
2.6Crediting Payments. The receipt of any payment item by Agent shall not be required to be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to Agent’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into Agent’s Account on a Business Day on or before 1:30 p.m. If any payment item is received into Agent’s Account on a non-Business Day or after 1:30 p.m. on a Business Day (unless Agent, in its sole discretion, elects to credit it on the date received), it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.
2.7Designated Account. Agent is authorized to make the Advances under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.2(d). Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances requested by Borrower and made by Agent or the Lenders hereunder. Unless otherwise agreed by Agent and Borrower, any Advance or Swing Loan requested by Borrower and made by Agent or the Lenders hereunder shall be made to the Designated Account.
2.8Maintenance of Loan Account; Statements of Obligations. Agent shall maintain an account on its books in the name of Borrower (the “Loan Account”) on which Borrower will be charged with all Advances (including Extraordinary Advances and Swing Loans) made by Agent, Swing Lender, or the Lenders to Borrower or for Borrower’s account, and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses. In accordance with Section 2.6, the Loan Account will be credited with all payments received by Agent from Borrower or for Borrower’s account. Agent shall make available to Borrower monthly statements regarding the Loan Account, including the principal amount of the Advances, interest accrued hereunder, fees accrued or charged hereunder or under the other Loan Documents, and a summary itemization of all charges and expenses constituting Lender Group Expenses accrued hereunder or under the other Loan Documents, and each such statement, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and the Lender Group unless, within 30 days after Agent first makes such a statement available to Borrower, Borrower shall deliver to Agent written objection thereto describing the error or errors contained in such statement.
2.9Fees.
(a)Fee Letter Fees. Borrower shall pay to Agent, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.
(a)Unused Line Fee. Commencing on May 6, 2025, Borrower shall pay to Agent, for the ratable account of the Lenders, an unused line fee (the “Unused Line Fee”) in an amount equal to one quarter of one percent (0.25%) per annum times the result of (i) the Maximum Revolver Amount, minus (ii) the Average Revolver Usage during the immediately preceding six months (or portion thereof), which Unused Line Fee (including all accrued amounts) shall be due and payable, in arrears, on the first day of each May and November (each a “ULF Payment Date”) from and after the Closing Date and on the date on which the Obligations are paid in full. Notwithstanding the foregoing, the Unused Line Fee will be waived for the six months immediately prior to applicable ULF Payment Date if the Average Revolver Usage for each month during such six-month period is equal to or greater than fifty percent (50%) of the Maximum Revolver Amount.
(b)[Reserved].
(c)Field Examination and Other Fees. Borrower shall pay to Agent, for the account of Agent, field examination, appraisal, and valuation fees and charges, as and when incurred or chargeable, as follows (i) a fee of $1,100 per day, per examiner, plus out-of-pocket expenses (including travel, meals, and lodging) for each field examination of Borrower performed by personnel employed by Agent, and (ii) the fees, charges, or expenses paid or incurred by Agent (but, in any event, no less than a charge of $1,100 per day, per Person, plus out-

of-pocket expenses (including travel, meals, and lodging)) if it elects to employ the services of one or more third Persons to perform field examinations of Borrower or its Subsidiaries, to establish electronic collateral reporting systems, to appraise the Collateral, or any portion thereof, or to assess Borrower’s or its Subsidiaries’ business valuation; provided, that so long as no Event of Default shall have occurred and be continuing, Borrower shall not be obligated to reimburse Agent for more than 1 field examinations during any calendar year, more than 1 appraisal of the Collateral during any calendar year, or more than 1 business valuation during any calendar year.
2.10Prepayment Premiums.
(a)Early Termination. If Borrower has sent a notice of termination pursuant to the provisions of Section 3.7, or in the event of a Prepayment for any other reason, including (a) acceleration of the Obligations as a result of the occurrence of an Event of Default, (b) foreclosure and sale of, or collection of, the Collateral, (c) sale of the Collateral in any Insolvency Proceeding, or (d) the restructure, reorganization, or compromise of the Obligations by the confirmation of a plan of reorganization or any other plan of compromise, restructure, or arrangement in any Insolvency Proceeding, then, in view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to the Lender Group or profits lost by the Lender Group as a result of such Prepayment, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of the Lender Group, Borrower shall pay to Agent, in cash, the Applicable Prepayment Premium, measured as of the date of such Prepayment.
(q)Partial Prepayments/Reductions. If Borrower has sent a notice of reduction of the Commitments pursuant to the provisions of Section 2.4, then on the date set forth as the date of reduction in such notice, Borrower shall pay to Agent, in cash, the Applicable Revolver Reduction Premium determined as of such date.
2.11[Reserved].
2.12Capital Requirements.
(a)If, after the date hereof, any Lender determines that (i) any Change in Law regarding capital, liquidity or reserve requirements for banks or bank holding companies, or (ii) compliance by such Lender, or their respective parent bank holding companies, with any guideline, request or directive of any Governmental Authority regarding capital adequacy or liquidity requirements (whether or not having the force of law), has the effect of reducing the return on such Lender’s or such holding companies’ capital or liquidity as a consequence of such Lender’s commitments, Loans, participations or other obligations hereunder to a level below that which such Lender or such holding companies could have achieved but for such Change in Law or compliance (taking into consideration such Lender’s or such holding companies’ then existing policies with respect to capital adequacy or liquidity requirements and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify Borrower and Agent thereof. Following receipt of such notice, Borrower agrees to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 30 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, such Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided, that Borrower shall not be required to compensate a Lender pursuant to this Section for any reductions in return incurred more than 180 days prior to the date that such Lender notifies Borrower of such Change in Law giving rise to such reductions and of such Lender’s intention to claim compensation therefor; provided further, that if such claim arises by reason of the Change in Law that is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(a)Notwithstanding anything herein to the contrary, the protection of Sections 2.10, 2.11 and 2.12 shall be available to each Lender (as applicable) regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, judicial ruling, judgment, guideline, treaty or other change or condition which shall have occurred or been imposed, so long as it shall be customary for issuing banks or lenders affected thereby to comply therewith. Notwithstanding any other provision herein, no Lender shall demand compensation pursuant to this Section 2.12 if it shall not at the time be the general policy or practice of such Lender (as the case may be) to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any.
2.13Accordion.
(a)At any time during the period from and after the Closing Date through but excluding the date that is the 3 year anniversary of the Closing Date, at the option of Borrower (but subject to the conditions set forth in clause (b) below), the Commitments and the Maximum Revolver Amount may be increased by an amount in the aggregate for all such increases of the Commitments and the Maximum Revolver Amount not to exceed the Available Increase Amount (each such increase, an “Increase”). Agent shall invite each Lender to increase its Commitments (it being understood that no Lender shall be obligated to increase its Commitments) in connection with a proposed Increase at the interest margin proposed by Borrower, and if sufficient Lenders do not agree to increase their Commitments in connection with such proposed Increase, then Agent or Borrower may invite any prospective lender who is reasonably satisfactory to Agent and Borrower to become a Lender in connection with a proposed Increase. Any Increase shall be in an amount of at least $3,000,000 and integral multiples of $500,000 in excess thereof. In no event may the Commitments and the Maximum Revolver Amount be increased pursuant to this Section 2.13 on more than five (5) occasions in the aggregate for all such Increases. Additionally, for the avoidance of doubt, it is understood and agreed that in no event shall the aggregate amount of the Increases to the Commitments exceed the Available Increase Amount.
(r)Each of the following shall be conditions precedent to any Increase of the Commitments and the Maximum Revolver Amount:
(i)Agent or Borrower have obtained the commitment of one or more Lenders (or other prospective lenders) reasonably satisfactory to Agent and Borrower to provide the applicable Increase and any such Lenders (or prospective lenders), Borrower, and Agent have signed a joinder agreement to this Agreement (an “Increase Joinder”), in form and substance reasonably satisfactory to Agent, to which such Lenders (or prospective lenders), Borrower, and Agent are party,
(ii)each of the conditions precedent set forth in Section 3.4 is satisfied,
(iii)in connection with any Increase, if any Loan Party or any of its Subsidiaries owns or will acquire any Margin Stock, Borrower shall deliver to Agent an updated Form U-1 (with sufficient additional originals thereof for each Lender), duly executed and delivered by Borrower, together with such other documentation as Agent shall reasonably request, in order to enable Agent and the Lenders to comply with any of the requirements under Regulations T, U or X of the Federal Reserve Board,
(iv)Borrower has delivered to Agent updated pro forma Projections (after giving effect to the applicable Increase) for Borrower and its Subsidiaries evidencing compliance on a pro forma basis with Section 8 for the 4 fiscal quarters (on a quarter-by-quarter basis) immediately following the proposed date of the applicable Increase, and
(v)Borrower shall have reached agreement with the Lenders (or prospective lenders) agreeing to the increased Commitments with respect to the interest margins applicable to Advances to be made pursuant to the increased Commitments (which interest margins may be higher than or equal to the interest margins applicable to Advances set forth in this Agreement immediately prior to the date of the increased Commitments (the date of the effectiveness of the increased Commitments and the Maximum Revolver Amount, the “Increase Date”)) and shall have communicated the amount of such interest margins to Agent. Any Increase Joinder may, with the consent of Agent, Borrower and the Lenders or prospective lenders agreeing to the proposed Increase, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate to effectuate the provisions of this Section 2.13 (including any amendment necessary to effectuate the interest margins for the Advances to be made pursuant to the increased Commitments). If the interest margin that is to be applicable to the Advances to be made pursuant to the increased Commitments are higher than the interest margin applicable to the Advances hereunder (as applicable) immediately prior to the applicable Increase Date (the amount by which the interest margin is higher, the “Excess”), then the interest margin applicable to the Advances immediately prior to the Increase Date shall be increased by the amount of the Excess, effective on the applicable Increase Date, and without the necessity of any action by any party hereto.
(s)Unless otherwise specifically provided herein, all references in this Agreement and any other Loan Document to Advances shall be deemed, unless the context otherwise requires, to include Advances made pursuant to the increased Commitments and Maximum Revolver Amount pursuant to this Section 2.13.
(t)Each of the Lenders having a Commitment prior to the Increase Date (the “Pre-Increase Lenders”) shall assign to any Lender which is acquiring a new or additional Commitment on the Increase Date (the “Post-Increase Lenders”), and such Post-Increase Lenders shall purchase from each Pre-Increase Lender, at the principal amount thereof, such interests in the Advances on such Increase Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Advances will be held by Pre-Increase Lenders and Post-Increase Lenders ratably in accordance with their Pro Rata Share after giving effect to such increased Commitments.
(u)The Advances, Commitments, and Maximum Revolver Amount established pursuant to this Section 2.13 shall constitute Advances, Commitments, and Maximum Revolver Amount under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from any guarantees and the security interests created by this Agreement and the other Loan Documents. Borrower shall take any actions reasonably required by Agent to ensure and demonstrate that the Liens and security interests granted by this Agreement and the other Loan Documents continue to be perfected under the Code or otherwise after giving effect to the establishment of any such new Commitments and Maximum Revolver Amount.
2.14Cash Management.
(a)Borrower shall and shall cause each of its Subsidiaries to (i) establish Deposit Accounts in the name of Borrower and maintain Cash Management Services of a type and on terms satisfactory to Agent at one or more of the banks set forth on Schedule 2.14(a) (each, a "Cash Management Bank"), including lock-box arrangements, with respect to such Deposit Accounts, (ii) request in writing and otherwise take such reasonable steps to ensure that all Obligors and/or Obligor Loan Agents and Account Debtors in respect of Obligor Loan Receivables forward payment of the amounts owed by them to Borrower or any of its Subsidiaries directly to the Collection Account, and (iii) deposit daily or cause to be deposited daily all Collections (including those sent directly by Obligors and Account Debtors to Obligor Loan Agents, Borrower or one of their respective Subsidiaries or to a Cash Management Account that is not the Collection Account) into the Collection Account.
(v)Each Deposit Account of Borrower constituting Collateral shall be subject to a Control Agreement (each such Deposit Account, a "Cash Management Account"), in form and substance reasonably acceptable to Agent. Each Control Agreement relating to each such Cash Management Account shall provide, among other things, that (i) the Cash Management Bank will comply with any instructions originated by Agent directing the disposition of the funds in such Cash Management Account without further consent by Borrower or any of their respective Subsidiaries, as applicable, (ii) the Cash Management Bank has no rights of setoff or recoupment or any other claim against the applicable Cash Management Account other than for payment of its service fees and other charges directly related to the administration of such Cash Management Account and for returned checks or other items of payment, and (iii) upon the instruction of Agent (an "Activation Instruction"), the Cash Management Bank will forward by daily sweep all amounts in each applicable Cash Management Account to the Agent's Account. Agent agrees not to issue an Activation Instruction with respect to the Cash Management Accounts unless an Event of Default has occurred and is continuing at the time such Activation Instruction is issued. Agent agrees to use commercially reasonable efforts to rescind an Activation Instruction (the "Rescission") if: (1) the Event of Default upon which such Activation Instruction was issued has been waived in writing in accordance with the terms of the Agreement, and (2) no additional Event of Default has occurred and is continuing prior to the date of the Rescission or is reasonably expected to occur on or immediately after the date of the Rescission.
(w)So long as no Default or Event of Default has occurred and is continuing, Borrower may amend Schedule 2.14(a) to add or replace a Cash Management Bank or a Cash Management Account; provided, that (i) such prospective Cash Management Bank shall be reasonably satisfactory to Agent and Agent shall have consented in writing in advance to the establishment of such Cash Management Account with the prospective Cash Management Bank, and (ii) prior to making a deposit in such Cash Management Account, Borrower (or its Subsidiary) and such prospective Cash Management Bank shall have executed and delivered to Agent a Control Agreement. Borrower (or its Subsidiaries) shall close any of its Cash Management Accounts (and establish replacement Cash Management Accounts in accordance with the foregoing sentence) promptly and in any event within 30 days of notice from Agent that the creditworthiness of any Cash Management Bank is no longer acceptable in Agent's Permitted Discretion, or as promptly as practicable and in any event within 60 days of notice from Agent that the operating performance, funds transfer, or availability procedures or performance of the Cash Management Bank with respect to any Cash Management Account is no longer acceptable in Agent's Permitted Discretion.
3.CONDITIONS TO CLOSING AND FUNDING; TERM OF AGREEMENT.
3.1No Obligation to Close or Advance. Lenders are not required to close this loan facility and fund any Advances until all of the requirements and conditions set forth in this Article III have been completed and fulfilled to the satisfaction of Agent in its discretion and at Borrower's sole cost and expense.
3.2Conditions Precedent to Closing and Boarding. In order to for the Lenders to board this loan facility and give effectiveness to the commitment hereunder, on or before the Closing Date, Borrower must provide to Agent each of the following, in form and substance acceptable to Agent to the extent not waived by Agent:
(a)Agent shall have received each of the following documents, in form and substance satisfactory to Agent, duly executed, and each such document shall be in full force and effect:
(i)this Agreement;
(ii)the Closing Certificate,
(iii)the Fee Letter,
(iv)the Flow of Funds Agreement,
(v)the Perfection Certificate, and
(vi)releases and terminations of all security interests, liens and encumbrances on the Collateral other than Permitted Liens, together with such UCC financing statement amendments terminating or partially releasing such security interests as may be required by Agent.

(x)Agent shall have received a certificate from an Authorized Person of each Loan Party (i) attesting to the resolutions of such Person’s Board of Directors authorizing the execution, delivery, and performance of this Agreement and the other Loan Documents to which such Person is a party, (ii) authorizing specific officers of such Person to execute the same, and (iii) attesting to the incumbency and signatures of such specific officers of such Person;
(y)Agent shall have received copies of the Governing Documents of each Loan Party, as amended, modified, or supplemented to the Closing Date, certified by an Authorized Person;
(z)Agent shall have received a certificate of status with respect to each Loan Party, dated within 10 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Person, which certificate shall indicate that such Person is in good standing in such jurisdiction;
(aa)Agent shall have received certificates of status with respect to each Loan Party, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of each jurisdiction (other than such Person’s jurisdiction of organization) in which such Person’s failure to be duly qualified or licensed would cause a Material Adverse Effect, which certificates shall indicate that such Person is in good standing in such other jurisdiction;
(ab)Agent shall have received an opinion of counsel to each Loan Party, in form and substance satisfactory to Agent;
(ac)Agent shall have received evidence, satisfactory to Agent in its sole discretion, of the repayment in full of all outstanding obligations and termination of the Existing Credit Facility;
(ad)[Reserved];
(ae)Agent shall have completed its business, legal, and collateral due diligence, including a collateral audit and review of each of Borrower’s and Borrower’s Subsidiaries’ Books, a review of Borrower’s collateral valuation methods, verification of each of Borrower’s representations and warranties to Agent, and audit of each of Borrower’s systems and controls, the results of which shall be satisfactory to Agent;
(af)Agent shall have received completed reference checks (including personal credit reports, tax lien and litigation histories) with respect to Borrower, its Affiliates and each of the Executive Officers, the results of which are satisfactory to Agent in its sole discretion;
(ag)[Reserved];
(ah)Borrower shall have paid or reimbursed all Lender Group Expenses incurred in connection with the transactions evidenced by this Agreement and all fees payable in accordance with the Fee Letter, in each case, to the extent then due and payable;
(ai)Each of Borrower and Borrower’s Subsidiaries shall have received all licenses, approvals or evidence of other actions required by any Governmental Authority in connection with the execution and delivery by such Person of the Loan Documents or with the consummation of the transactions contemplated thereby or for the conduct of their respective businesses;
(aj)At least ten Business Days prior to the Closing Date, any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall deliver a Beneficial Ownership Certification in relation to such Loan Party, which such Beneficial Ownership Certificate shall be complete and accurate in all respects;

(ak)the Lenders shall have received credit committee approval for the transactions contemplated by this Agreement and the other Loan Documents; and
(al)all other documents and legal matters in connection with the transactions contemplated by this Agreement or reasonably requested by Agent shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Agent.
3.3Conditions Precedent to the Initial Advance. Agent and Lender will make the initial Advance provided for hereunder only after the satisfaction or waiver, as determined by Agent and Lenders, of each of the following conditions precedent (the making of such initial Advance by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent):
(a)Agent shall have received each of the following documents, in form and substance satisfactory to Agent, duly executed, and each such document shall be in full force and effect:
(i)To the extent required under Section 5.15, Control Agreements with respect to all Deposit Accounts and Securities Accounts constituting Collateral maintained by, or for the benefit of, Borrower,
(ii)The Co-Lender Agreements, and
(iii)a Borrowing Base Certificate.
(b)Agent shall have received duly executed copies of each amendment to the Obligor Loan Documents reasonably requested by Agent and in form and substance satisfactory to Agent, and each such amendment shall be in full force and effect;
(c)Agent shall have received all Negotiable Collateral required to be delivered to Agent and duly endorsed by Borrower pursuant to the terms and provisions of Section 4.3;
(d)Agent shall have received the original assignment of each Obligor Loan Mortgage securing each Eligible Obligor Loan Receivable, as applicable, duly executed by Borrower and otherwise acceptable to Agent;
(e)Agent shall have received a certificate of insurance, together with the endorsements thereto, as are required by Section 6.6, the form and substance of which shall be satisfactory to Agent; and
(f)all other documents and legal matters in connection with the transactions contemplated by this Agreement to be completed prior to the initial Advance hereunder shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Agent.
3.4Conditions Precedent to all Extensions of Credit. The obligation of the Lender Group (or any member thereof) to make any Advances hereunder (or to extend any other credit hereunder) at any time (including the initial Advance after the satisfaction of the conditions set forth in Sections 3.2 and 3.3) shall be subject to the following conditions precedent:
(a)the representations and warranties of each Loan Party and their respective Subsidiaries contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date);
(am)no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof; and
(an)Borrower shall have executed such additional instruments and agreements and made such deliveries as Agent shall reasonably require in connection with any new Eligible Obligor Loan Receivables.
3.5Maturity. The Commitments shall continue in full force and effect for a term ending on the Maturity Date (unless terminated earlier in accordance with the terms hereof).
3.6Effect of Maturity. On the Maturity Date, all commitments of the Lender Group to provide additional credit hereunder shall automatically be terminated and all of the Obligations (other than Hedge Obligations) immediately shall become due and payable without notice or demand, and Borrower shall be required to repay all of the Obligations (other than Hedge Obligations) in full. No termination of the obligations of the Lender Group (other than payment in full of the Obligations and termination of the Commitments) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document, and Agent’s Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full. When all of the Obligations have been paid in full, Agent will, at Borrower’s sole expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary or reasonably requested to release, as of record, Agent’s Liens and all notices of security interests and liens previously filed by Agent.
3.7Early Termination by Borrower. Borrower has the option, at any time upon ten Business Days’ prior written notice to Agent, to repay all of the Obligations in full and terminate the Commitments. The foregoing notwithstanding, (a) Borrower may rescind termination notices relative to proposed payments in full of the Obligations with the proceeds of third party Indebtedness if the closing for such issuance or incurrence does not happen on or before the date of the proposed termination (in which case, a new notice shall be required to be sent in connection with any subsequent termination), and (b) Borrower may extend the date of termination at any time with the consent of Agent (which consent shall not be unreasonably withheld or delayed).
4.SECURITY INTEREST.
4.1Grant of Security Interest. Borrower hereby unconditionally grants, assigns and pledges to Agent, for the benefit of each member of the Lender Group and each of the Bank Product Providers, a continuing security interest in all of Borrower’s right, title and interest in all currently existing and hereafter acquired or arising Collateral to secure prompt repayment of any and all of the Obligations in accordance with the terms and conditions of the Loan Documents and to secure prompt performance by Borrower of its covenants and duties under the Loan Documents. The Agent’s Liens in and to the Collateral shall attach to all Collateral without further act on the part of Agent or Borrower. Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, except for Permitted Dispositions, no Loan Party has authority, express or implied, to dispose of any item or portion of the Collateral. Without limiting the generality of the foregoing, this Agreement secures the payment of all amounts which constitute part of the Obligations and would be owed by Borrower or any other Loan Party to Agent, the Lender Group, the Bank Product Providers or any of them, but for the fact that they are unenforceable or not allowable (in whole or in part) as a claim in an Insolvency Proceeding involving Borrower or any other Loan Party due to the existence of such Insolvency Proceeding.
4.2Borrower Remains Liable. Anything herein to the contrary notwithstanding, (a) Borrower shall remain liable under the contracts and agreements included in the Collateral to perform all of the duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by Agent or any other member of the Lender Group of any of the rights hereunder shall not release Borrower from any of its duties or obligations under such contracts and agreements included in the Collateral, and (c) none of the members of the Lender Group shall have any obligation or liability under such contracts and agreements included in the Collateral by reason of this Agreement, nor shall any of the members of the Lender Group be obligated to perform any of the obligations or duties of Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder. Until an Event of Default shall occur and be continuing, except as otherwise provided in this Agreement or any other Loan Document, Borrower shall have the right to possession and enjoyment of the Collateral for the purpose of conducting the ordinary course of its business, subject to and upon the terms hereof and the other Loan Documents.
4.3Negotiable Collateral. In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, and if and to the extent that perfection or priority of Agent’s security interest is dependent on or enhanced by possession, Borrower, immediately upon the request of Agent, shall endorse and deliver physical possession of such Negotiable Collateral and all agreements and documents related thereto, to Agent or to a custodian to hold on behalf of Agent. All Obligor Loan Receivables shall be delivered to Agent or a custodian for the benefit of Agent, duly endorsed as follows on the back of the signature page thereof or on a separate allonge affixed thereto:
“Pay to the order of EAST WEST BANK, as Agent
Sunrise Realty Trust, Inc.
By: ___________________________
Name:
Title: ”
4.4Collection of Accounts, General Intangibles and Negotiable Collateral. At any time after the occurrence and during the continuation of an Event of Default, Agent or Agent’s designee may (a) notify Obligors of Borrower that Borrower’s Obligor Loan Receivables, Accounts, Chattel Paper, or General Intangibles have been assigned to Agent or that Agent has a security interest therein and (b) collect Borrower’s Obligor Loan Receivables, Accounts, Chattel Paper, or General Intangibles directly and charge the collection costs and expenses to the Loan Account. Borrower agrees that it will hold in trust for the Lender Group, as Lender Group’s trustee, any Collections that it receives and immediately will deliver said Collections to Agent or a Cash Management Bank in their original form as received by Borrower.
4.5Assignment of Obligor Loan Mortgages. In the event that any Collateral is or becomes secured by an Obligor Loan Mortgage, upon the request of Agent, Borrower shall execute an assignment of such Obligor Loan Mortgage, in recordable form and as otherwise acceptable to Agent, and deliver physical possession of such assignment to Agent or to a custodian to hold on behalf of Agent.
4.6Filing of Financing Statements; Commercial Tort Claims; Delivery of Additional Documentation Required.
(a)    Borrower authorizes Agent to file in any appropriate filing office: (i) any financing statement describing Collateral to perfect Agent’s Lien in any of the Collateral, and Agent may describe the Collateral as “all personal property” or “all assets” or describe specific items of Collateral including without limitation any Commercial Tort Claims, and (ii) any amendment or continuation of any filed financing statement. All financing statements filed before the date of this Agreement to perfect the Agent’s Lien were authorized by Borrower and are hereby ratified. Notwithstanding such authorization, Agent agrees to provide release, certifications or other documentation reasonably requested by Borrower as may be necessary to demonstrate that any assets or property of Borrower not constituting Collateral are not subject to the Agent’s Lien.
(b)    If Borrower acquires any commercial tort claim after the date hereof, Borrower shall promptly (but in any event within three (3) Business Days) after such acquisition) deliver to Agent a written description of such commercial tort claim and shall deliver a written agreement, in form and substance satisfactory to Agent, granting to Agent, as security for the payment of the Obligations, a perfected security interest in all of Borrower’s right, title and interest in and to such commercial tort claim.
(c)    At any time upon the request of Agent, Borrower shall execute and deliver to Agent, any and all financing statements, fixture filings, security agreements, pledges, assignments, endorsements of certificates of title, and all other documents (the “Additional Borrower Documents”) that Agent may request in its Permitted Discretion, in form and substance reasonably satisfactory to Agent, to create, perfect and continue perfected or better perfect the Agent’s Liens in the Collateral (whether now owned or hereafter arising or acquired), to create and perfect Liens in favor of Agent in any Real Property acquired after the Closing Date, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents. To the maximum extent permitted by applicable law, Borrower authorizes Agent to execute any such Additional Borrower Documents in Borrower’s name and authorizes Agent to file such executed Additional Borrower Documents in any appropriate filing office.
4.7Power of Attorney. Borrower hereby irrevocably makes, constitutes, and appoints Agent (and any of Agent’s officers, employees, or agents designated by Agent) as Borrower’s true and lawful attorney, with power to, at any time (other than in the case of clause (j) below) that an Event of Default has occurred and is continuing, (a) sign Borrower’s name on any invoice or bill of lading relating to the Collateral, drafts against Obligors or Account Debtors, or notices to Obligors or Account Debtors, (b) send requests for verification of Accounts, (c) endorse Borrower’s name on any Collection item that may come into Agent ‘s possession, (d) make, settle, and adjust all claims under Borrower’s policies of insurance and make all determinations and decisions with respect to such policies of insurance, (e) take control, in any manner, of any item of payment or proceeds relating to any Collateral, (f) prepare, file, and sign Borrower’s name to a proof of claim in bankruptcy or similar document against any Obligor or Account Debtor, or to any notice of lien, assignment, or satisfaction of lien or similar document in connection with any of the Collateral, (g) receive, open and dispose of all mail addressed to Borrower, and notify postal authorities to change the address for delivery thereof to such address as Agent may designate, (h) use the information recorded on or contained in any data processing equipment, computer hardware, and software relating to the Collateral, (i) settle and adjust disputes and claims respecting the Accounts, chattel paper, General Intangibles or Obligor Loan Receivable directly with Obligors or Account Debtors, for amounts and upon terms that Agent determines to be reasonable, and Agent may cause to be executed and delivered any documents and releases that Agent determines to be necessary, (j) at any time file UCC-3 assignments reflecting Agent as assignee of Borrower with respect to UCC-1 financing statements filed by Borrower in connection with Collateral, (k) cause Obligors’ or Account Debtors’ insurers to add Agent as loss payee under the relevant insurance policy, and (l) do all other acts and things necessary, in Agent’s determination, to fulfill Borrower’s obligations under this Agreement. The appointment of Agent as Borrower’s attorney, and each and every one of its rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and Lender Group’s obligations to extend credit hereunder are terminated.
4.8Right to Inspect and Verify. Agent and each Lender (through any of their respective officers, employees, or agents) shall have the right, from time to time hereafter (a) to inspect and examine the Books and the Collateral, (b) during the continuation of any Event of Default, to communicate directly with any and all Obligors or Account Debtors to verify the existence and terms of Collateral, and (c) to check, test, and appraise the Collateral, or any portion thereof, in order to verify Borrower’s financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral, and Borrower shall permit any designated representative of Agent or any Lender to visit and inspect any of the properties of Borrower to inspect and to discuss its finances and properties and Collateral, during normal business hours.
4.9Control Agreements. Subject to Section 3.3 and except with respect to any Excluded Accounts, Borrower agrees that (a) it will take any and all reasonable steps for Agent, for the benefit of the Lender Group, to obtain control in accordance with Sections 8-106, 9-104, 9-105, 9-106 and 9-107 of the Code with respect to all of Borrower’s Securities Accounts, Deposit Accounts, electronic chattel paper, Investment Related Property and letter-of-credit rights, and (b) it will not transfer assets out of any Deposit Account or Securities Accounts other than as permitted under this Agreement, and, if to another depositary institution or securities intermediary, unless Borrower, Agent, and the substitute depository institution or securities intermediary, as applicable, have entered into a Control Agreement. No arrangement contemplated hereby or by any Control Agreement in respect of any Deposit Account, Securities Accounts or other Investment Related Property shall be modified by Borrower without the prior written consent of Agent. Upon the occurrence and during the continuation of an Event of Default, Agent may notify any depository institution or securities intermediary to liquidate the applicable Deposit Account, Securities Account or any related Investment Related Property maintained or held thereby and remit the proceeds thereof to the Agent’s Account.
4.10[Reserved].
4.11Borrower’s Perfection. Borrower represents to the Lender Group that: (a) (i) all necessary financing statements and (ii) all related financing statement amendments or assignments in order to cause Borrower (or a representative of Borrower in accordance with the terms of an effective written secured party representative agreement approved, in writing, by Agent) to be properly noted as secured party of record with respect thereto, have been filed in all filing locations as may be required to perfect and protect in favor of Borrower all security interests, liens and rights evidenced by all Obligor Loan Receivable and related Obligor Loan Documents with respect to all personal property securing Borrower’s Obligor Loan Receivables existing as of the Closing Date and as of the date of each Advance thereafter, and that such filings remain effective as of such date. Unless otherwise expressly agreed by Agent, Borrower covenants that it will take all action necessary to maintain the effectiveness of such filings so long as any sum remains owing under such Obligor Loan Receivable. Agent is authorized to file any UCC-3 statements of continuation, assignment or amendment as it may determine in its discretion to be necessary to enable it to protect and maintain its interests under this Agreement. Borrower represents to Agent that all filings and recordations, and all related assignments, have been filed or recorded in all jurisdictions as may be required to perfect and protect in favor of Borrower all of Borrower’s liens or interests evidenced by Obligor Loan Documents existing as of the Closing Date and on the date of each Advance (or other extension of credit) hereunder, and that such filings and recordations remain effective as of such date.
4.12Custody of Collateral Documents. Borrower will maintain or cause to be maintained all Obligor Loan Documents (other than Negotiable Collateral which has been delivered to Agent pursuant to Section 4.3) in a secure manner in a location with fire, casualty and theft protection satisfactory to Agent. Borrower will provide to Agent copies of any Obligor Loan Documents as Agent may request.
4.13Release of Obligor Loan Receivable.
(a)When a Obligor Loan Receivable is repaid in its entirety, Agent shall return such Obligor Loan Receivable to Borrower to facilitate its payment, and Agent shall release the Agent’s Liens in such Obligor Loan Receivable promptly upon receipt of the final payment relating to such Obligor Loan Receivable.
(b)When a Obligor Loan Receivable is sold by Borrower in accordance with the terms of this Agreement, Agent shall release the Agent’s Liens in such Obligor Loan Receivable and shall transfer such Obligor Loan Receivable to the purchaser thereof or as otherwise directed by such purchaser against payment of the agreed amount therefor.

(c)In the event Borrower’s collateral assignment to Agent of any Lien Instrument and any other loan documents relating to a Obligor Loan Receivable has been recorded and such Obligor Loan Receivable is (i) repaid in its entirety, (ii) sold by Borrower in accordance with the terms of this Agreement or (iii) in default and Borrower is commencing foreclosure proceedings against the Obligor Loan Collateral securing such Obligor Loan Receivable, then Agent shall execute a reassignment or release of such Lien Instrument and any other related loan documents for the benefit of Borrower on forms prepared by Borrower and reasonably acceptable to Agent.
5.REPRESENTATIONS AND WARRANTIES.
In order to induce the Lender Group to enter into this Agreement, Borrower makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date, and shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the date of the making of each Advance (or other extension of credit) made thereafter, as though made on and as of the date of such Advance (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:
5.1Due Organization and Qualification; Subsidiaries.
(a)Each Loan Party and each of its Subsidiaries (i) is duly organized and existing and in good standing under the laws of the jurisdiction of its organization, (ii) is qualified to do business in any jurisdiction where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.
(a)Set forth on Schedule 5.1(b) to this Agreement (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement) is a complete and accurate description of the authorized Equity Interests of each Loan Party, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding.
(b)Set forth on Schedule 5.1(c) to this Agreement (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement), is a complete and accurate list of the Loan Parties’ direct and indirect Subsidiaries, showing: (i) the number of shares of each class of common and preferred Equity Interests authorized for each of such Subsidiaries, and (ii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by Borrower and each other Loan Party. All of the outstanding Equity Interests of each such Subsidiary has been validly issued and is fully paid and non-assessable.
(c)Except as set forth on Schedule 5.1(d) to this Agreement, there are no subscriptions, options, warrants, or calls relating to any shares of any Loan Party’s or any of its Subsidiaries’ Equity Interests, including any right of conversion or exchange under any outstanding security or other instrument. Except as set forth on Schedule 5.1(d) to this Agreement, no Loan Party is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Equity Interests or any security convertible into or exchangeable for any of its Equity Interests.

5.2Due Authorization; No Conflict.
(a)As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party.
(a)As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party do not and will not (i) violate any material provision of federal, state, or local law or regulation applicable to any Loan Party or its Subsidiaries, the Governing Documents of any Loan Party or its Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party or its Subsidiaries, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material agreement of any Loan Party or its Subsidiaries where any such conflict, breach or default could individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, or (iv) require any approval of any holder of Equity Interests of a Loan Party or any approval or consent of any Person under any material agreement of any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of material agreements, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect.
5.3Governmental Consents. The execution, delivery, and performance by each Loan Party of the Loan Documents to which such Loan Party is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Agent for filing or recordation, as of the Closing Date.
5.4Binding Obligations; Perfected Liens.
(a)Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.
(a)Agent’s Liens are validly created, perfected (other than (i) in respect of motor vehicles that are subject to a certificate of title, (ii) money, (iii) letter-of-credit rights (other than supporting obligations), (iv) commercial tort claims (other than those that, by the terms hereof, are required to be perfected), and (v) any Deposit Accounts and Securities Accounts not subject to a Control Agreement as permitted by Section 4.9, and subject only to the filing of financing statements and first-priority Liens, subject only to Permitted Liens.
5.5Title to Assets; No Encumbrances. Each of the Loan Parties and its Subsidiaries has (a) good, sufficient and legal title to (in the case of fee interests in Real Property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good and marketable title to (in the case of all other Collateral), all of their respective assets reflected in their most recent financial statements delivered pursuant to Section 6.1, in each case except for assets disposed of since the date of such financial statements to the extent permitted hereby. All of such assets are free and clear of Liens except for Permitted Liens.

5.6Jurisdiction of Organization; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims.
(a)The name of (within the meaning of Section 9-503 of the Code) and jurisdiction of organization of each Loan Party and each of its Subsidiaries is set forth on Schedule 5.6(a) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement).
(a)The chief executive office of each Loan Party and each of its Subsidiaries is located at the address indicated on Schedule 5.6(b) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement).
(b)Each Loan Party’s and each of its Subsidiaries’ tax identification numbers and organizational identification numbers, if any, are identified on Schedule 5.6(c) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement).
(c)As of the Closing Date, no Loan Party and no Subsidiary of a Loan Party holds any commercial tort claims that exceed $500,000 in amount, except as set forth on Schedule 5.6(d).
5.7Litigation.
(a)There are no actions, suits, or proceedings pending or, to the knowledge of Borrower, after due inquiry, threatened in writing against a Loan Party or any of its Subsidiaries that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect.
(a)Schedule 5.7(b) sets forth a complete and accurate description of each of the actions, suits, or proceedings with asserted liabilities in excess of, or that could reasonably be expected to result in liabilities in excess of, (i) $500,000 in respect of the Eligible Obligor Loan Receivable or (ii) $1,000,000 in respect of all other claims, that, as of the Closing Date, is pending or, to the knowledge of Borrower, after due inquiry, threatened in writing against a Loan Party or any of its Subsidiaries.
5.8Compliance with Laws. No Loan Party nor any of its Subsidiaries (a) is in violation of any applicable laws, rules, regulations, executive orders, or codes (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Borrower’s Required Procedures, Obligor Loan Documents and other documents evidencing and executed in connection with Obligor Loan Receivables and all actions and transactions by Borrower in connection therewith comply in all material respects with all applicable laws.
5.9No Material Adverse Effect. All historical financial statements relating to the Loan Parties and their Subsidiaries that have been delivered by Borrower to Agent have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the Loan Parties’ and their Subsidiaries’ consolidated financial condition as of the date thereof and results of operations for the period then ended. Since December 31, 2023, no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Effect.
5.10Solvency.
(a)Each Loan Party is Solvent.

(a)No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.
5.11Employee Benefits. No Loan Party, none of its Subsidiaries, nor any of their respective ERISA Affiliates maintains or contributes to any Benefit Plan.
5.12Environmental Condition. Except as could not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect, (a) to Borrower’s knowledge, no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been used by a Loan Party, its Subsidiaries, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (b) to Borrower’s knowledge, after due inquiry, no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) no Loan Party nor any of its Subsidiaries has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by a Loan Party or its Subsidiaries, and (d) no Loan Party nor any of its Subsidiaries nor any of their respective facilities or operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability.
5.13Intellectual Property. Each Loan Party and its Subsidiaries own, or hold licenses in, all trademarks, trade names, copyrights, patents, and licenses that are necessary to the conduct of its business as currently conducted, and attached hereto as Schedule 5.13 (as updated from time to time) is a true, correct, and complete listing of all material trademarks, trade names, copyrights, patents, and licenses as to which Borrower or one of its Subsidiaries is the owner or is an exclusive licensee; provided, that Borrower may amend Schedule 5.13 to add additional intellectual property so long as such amendment occurs by written notice to Agent not less than 30 days after the date on which the applicable Loan Party or its Subsidiary acquires any such property after the Closing Date.
5.14Leases. Each Loan Party and its Subsidiaries enjoy peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating, and, subject to Permitted Protests, all of such material leases are valid and subsisting and no material default by the applicable Loan Party or its Subsidiaries exists under any of them.
5.15Deposit Accounts and Securities Accounts. Set forth on Schedule 5.15 (as updated from time to time to reflect changes permitted under this Agreement) is a listing of all of the Loan Parties’ and their Subsidiaries’ Deposit Accounts and Securities Accounts constituting Collateral, including, with respect to each bank or securities intermediary (a) the name and address of such Person, and (b) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person.
5.16Complete Disclosure. All factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrower’s industry) furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement or the other Loan Documents, and all other such factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrower’s industry) hereafter furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and, when taken together with the Borrower’s public filings made with the SEC, not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. As of the date on which any Projections are delivered to Agent, such Projections will represent,

Borrower’s good faith estimate, on the date such Projections are delivered, of the Loan Parties’ and their Subsidiaries’ future performance for the periods covered thereby based upon assumptions believed by Borrower to be reasonable at the time of the delivery thereof to Agent (it being understood that such Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties and their Subsidiaries, and no assurances can be given that such Projections will be realized, and although reflecting Borrower’s good faith estimate, projections or forecasts based on methods and assumptions which Borrower believed to be reasonable at the time such Projections were prepared, are not to be viewed as facts, and that actual results during the period or periods covered by the Projections may differ materially from projected or estimated results). As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all material respects.
5.17Patriot Act. To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001, as amended) (the “Patriot Act”).
5.18Indebtedness. Set forth on Schedule 5.18 is a true and complete list of all Indebtedness, in excess of $500,000 in amount of each Loan Party and each of its Subsidiaries outstanding immediately prior to the Closing Date that is to remain outstanding immediately after giving effect to the closing hereunder on the Closing Date and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness as of the Closing Date.
5.19Payment of Taxes. Except as otherwise permitted under Section 6.5, all federal Tax returns and reports and all other material Tax returns and reports of each Loan Party and its Subsidiaries required to be filed by any of them have been timely filed, and all Taxes shown on such Tax returns to be due and payable and all other Taxes upon a Loan Party and its Subsidiaries and upon their respective assets, income, businesses and franchises that are due and payable have been paid when due and payable. Each Loan Party and each of its Subsidiaries have made adequate provision in accordance with GAAP for all Taxes not yet due and payable. Borrower knows of no proposed Tax assessment against a Loan Party or any of its Subsidiaries that is not being actively contested by such Loan Party or such Subsidiary diligently, in good faith, and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.
5.20Margin Stock. Neither any Loan Party nor any of its Subsidiaries owns any Margin Stock or is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made to Borrower will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors. Neither any Loan Party nor any of its Subsidiaries expects to acquire any Margin Stock.
5.21Governmental Regulation. No Loan Party nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Loan Party nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.
5.22OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. No Loan Party nor any of its Subsidiaries is in violation of any Sanctions. No Loan Party nor any of its Subsidiaries nor, to the knowledge of such Loan Party, any director, officer, employee, agent or Affiliate of such Loan Party or such Subsidiary (a) is a Sanctioned Person or a Sanctioned Entity, (b) has any assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. Each of the

Loan Parties and its Subsidiaries has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance with Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties and its Subsidiaries, and to the knowledge of each such Loan Party, each director, officer, employee, agent and Affiliate of each such Loan Party and each such Subsidiary, is in compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. No proceeds of any Loan made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity, or otherwise used in any manner that would result in a violation of any Sanction, Anti-Corruption Law or Anti-Money Laundering Law by any Person (including any Lender, Bank Product Provider, or other individual or entity participating in any transaction).
5.23Employee and Labor Matters. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is (a) no unfair labor practice complaint pending or, to the knowledge of Borrower, threatened against any Loan Party or its Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Loan Party or its Subsidiaries which arises out of or under any collective bargaining agreement, (b) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against any Loan Party or its Subsidiaries, or (c) no union representation question existing with respect to the employees of any Loan Party or its Subsidiaries and no union organizing activity taking place with respect to any of the employees of any Loan Party or its Subsidiaries. None of any Loan Party or its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of each Loan Party and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All payments due from any Loan Party or its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Loan Party, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
5.24[Reserved].
5.25Eligible Obligor Loan Receivable. As to each Obligor Loan Receivable that is identified by Borrower as an Eligible Obligor Loan Receivable in the most recent Borrowing Base Certificate submitted to Agent, as of the date of such Borrowing Base Certificate: (a) such Obligor Loan Receivable is a bona fide existing payment obligation of the applicable Obligor created in the ordinary course of Borrower’s business, (b) such Obligor Loan Receivable is owed to Borrower without any known defenses, disputes, offsets, counterclaims, or rights of return or cancellation, (c) each Eligible Obligor Loan Receivable has been documented in accordance with the Required Procedures, (d) such Obligor Loan Receivable is not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) set forth in the definition of Eligible Obligor Loan Receivables, (e) the original amount of, the unpaid balance of, and the amount and dates of payments on such Obligor Loan Receivable shown on the Books of Borrower and in the schedules of same delivered to Agent are true and correct, (f) Borrower has no knowledge of any fact which is reasonably likely to impair the validity or collectability of such Obligor Loan Receivable, (g) such Obligor Loan Receivable is subject to a first-priority perfected security interest in favor of Agent, (h) such Obligor Loan Receivable and Obligor Loan Collateral therefor complies with all applicable laws, (i) since inclusion of such Obligor Loan Receivable in the Borrowing Base, such Obligor Loan Receivable has not been amended nor any requirements relating thereto waived without the prior written consent of Agent, other than any amendments or modification that do not result in a Obligor Triggering Event, (j) except for liens consented to by Agent as of the date of inclusion of such Obligor Loan Receivable in the Borrowing Base, such Obligor Loan Receivable is secured by a first priority security interest in the applicable Obligor Loan Collateral not subject to any Lien in favor of mechanics, materialmen, laborers, or suppliers for performance of work or supply of materials, (k) such Obligor Loan Receivable is secured by the Obligor Loan Collateral as reflected in the applicable Obligor Loan Documents, (l) the Obligor Loan Agent, for the benefit of Borrower and any other lenders under such Obligor Loan Receivable maintains a first priority security interest in the Deposit Account in which amounts due under such Obligor Loan Receivable are collected when paid by the applicable Obligor, (m) the Obligor Loan Documents associated with each such Obligor Loan Receivable include terms and provisions establishing that (i) the applicable Obligor shall not directly or indirectly sell, assign, convey or transfer, or enter any contract or agreement to sell, assign, convey, or transfer, in whole or in part, the Obligor Loan Mortgaged Property securing such Obligor Loan Receivable, (ii) all Taxes owing by the applicable Obligor under such Obligor Loan Receivable and the Obligor Loan Collateral therefor have been paid when due, (iii) such Obligor Loan Collateral complies with all Environmental Laws and all other applicable laws, ordinances, regulations, restrictive covenants and other requirements of any Governmental Authority regarding zoning and use, and (iv) in respect of each Obligor Loan Receivable, the applicable Obligor has and maintains (A) title insurance policies on the Obligor Loan Mortgaged Property, (B) flood certifications, and if applicable, flood insurance, (C) “all risk” insurance coverage against casualty to the Obligor Loan Mortgaged Property and any and all materials stored at or upon the property during construction, (D) comprehensive general liability insurance, (E) worker’s compensation insurance, and (F) any other insurance required under the applicable Obligor Loan Documents as of the date of inclusion in the Borrowing Base. Unless otherwise disclosed to Lender in writing, Borrower has not received actual notice of (y) actual or imminent bankruptcy of any Obligor regarding any Eligible Obligor Loan Receivable or (z) actual or threatened litigation regarding the validity or enforceability of any Eligible Obligor Loan Receivable or the validity, enforceability or priority of any Obligor Loan Mortgage or Lien on any Obligor Loan Collateral. With respect to each Eligible Obligor Loan Receivable, Borrower has duly recorded (or delivered for recording and obtained a filing receipt from the appropriate recording office for recording) the Obligor Loan Mortgage and duly filed (or delivered for filing and obtained a filing receipt from the appropriate filing office for filing) financing statements with respect to any personal property Collateral for such Eligible Obligor Loan Receivable against the applicable Obligor in all applicable jurisdictions. Borrower has obtained all Obligor Loan Title Policies in respect of each Obligor Loan Receivable. Borrower represents that it is the sole legal and beneficial owner of each Eligible Obligor Loan Receivable, and all related Collateral, and that no participation interest or other ownership interest (legal, beneficial or otherwise) has been sold or is otherwise outstanding with respect thereto.
5.26Location of Collateral. The Collateral (other than the Collateral in the possession of Agent or a custodian for the benefit of Agent) is not stored with a bailee, warehouseman, or similar party and is located only at, or in-transit between, the locations identified on Schedule 5.26 (as such Schedule may be updated pursuant to Section 6.14).
5.27Records. Each Loan Party keeps (or causes to be kept) complete, correct and accurate records of the Obligor Loan Receivables owned by Borrower and its Subsidiaries and all payments thereon.
5.28Hedge Agreements. On each date that any Hedge Agreement is executed by any Hedge Provider, Borrower and each other Loan Party satisfy all eligibility, suitability and other requirements under the Commodity Exchange Act (7 U.S.C. § 1, et seq., as in effect from time to time) and the Commodity Futures Trading Commission regulations.
6.AFFIRMATIVE COVENANTS.
Borrower covenants and agrees that, until the termination of all of the Commitments and payment in full of the Obligations:
6.1Financial Statements, Reports, Certificates. Borrower will deliver to Agent, with copies to each Lender:
(a)as soon as available, but in any event within 45 days after the end of each fiscal quarter during each year,

(i)an unaudited consolidated and consolidating balance sheet and income statement covering each of Borrower’s operations during such period and the year-to-date period ending thereon, in each case setting forth in comparative form the figures for the corresponding periods in the prior year; provided that the filing of a Form 10-Q with the SEC containing all such information shall satisfy the delivery requirement for such information, and
(ii)a Compliance Certificate, demonstrating in reasonable detail, compliance at the end of such fiscal quarter with the applicable financial covenants contained in Section 8.
(ao)as soon as available, but in any event within 120 days after the end of each of Borrower’s fiscal years, commencing with the fiscal year ending December 31, 2024,
(i)consolidated and consolidating financial statements of Borrower for each such fiscal year, audited by an independent certified public accountants meeting requirements for independent auditors of Borrower under applicable law and accompanied by an audit report without any qualification or exception as to (A) prior to the Maturity Date, “going concern” or like qualification or exception, (B) qualification or exception as to the scope of such audit, or (C) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 8), by such accountants to have been prepared in accordance with GAAP in all material respects (such audited financial statements to include a balance sheet, income statement, statement of cash flow and footnotes and, if prepared, such accountants’ letter to management); provided that the filing of a Form 10-K with the SEC containing all such information shall satisfy the delivery requirement for such information, and
(ii)a Compliance Certificate, demonstrating in reasonable detail, compliance at the end of such period with the applicable financial covenants contained in Section 8,
(ap)not more than 120 days following the commencement of each calendar year, Borrower’s Projections (including a budget) for the forthcoming fiscal year, quarter-by-quarter, certified by the Authorized Person of Borrower as being such Authorized Person’s good faith estimate of the financial performance of Borrower during the period covered thereby,
(aq)[reserved], and
(ar)promptly notify Agent of the following regarding each Obligor Loan Receivable and Obligor Loan Collateral related to such Obligor Loan Receivable:
(i)the occurrence of Obligor Triggering Event or any other event which could reasonably be expected to impair the prospect of payment of such Obligor Loan Receivable;
(ii)the sending by Borrower in respect of any Obligor Loan Receivable of any notice of default, notice of termination, or notice of foreclosure and the date of any scheduled foreclosure sale thereon, or filing by Borrower of any lawsuit (including case number and court) on an Obligor Loan Receivable or related Obligor Loan Collateral;
(iii)the consummation of any foreclosure sale or any deed or bill of sale in lieu of foreclosure, retention of collateral in satisfaction of debt or similar transaction, and deliver to Agent true and complete copies of all documentation executed in respect thereof (in the case of notices, postings and the like, and in the case of deeds, bills of sale or retention of collateral transactions, all documents related to consummation of such transaction or transfer of such property); and

(iv)the receipt by Borrower of a notice by any Person of (x) a default with respect to any agreement evidencing or governing a Lien on any Obligor Loan Collateral or (y) any foreclosure sale with respect to any Obligor Loan Collateral;
(as)promptly, but in any event within 5 days after Borrower has knowledge of any event or condition that constitutes a Default or an Event of Default, notice thereof and a statement of the curative action that such Person proposes to take with respect thereto,
(at)promptly after the commencement thereof, but in any event within 5 Business Days after the service of process with respect thereto on Borrower or any of its Subsidiaries, notice of all actions, suits, or proceedings brought by or against Borrower or any of its Subsidiaries before any Governmental Authority which, could reasonably be expected to result in a Material Adverse Effect,
(au)promptly, but in any event within 5 days after Borrower has knowledge thereof, notice that Borrower has ceased to constitute Obligor Required Lenders under any Eligible Obligor Loan Receivable, and
(av)upon the request of Agent, any other information reasonably requested relating to the financial condition of Borrower and its Subsidiaries.
In addition, Borrower agrees (x) that no Subsidiary of a Loan Party will have a fiscal year different from that of Borrower, (y) to maintain a system of accounting that enables Borrower to produce financial statements in accordance with GAAP, and (z) to cooperate with Agent to allow Agent to consult (in the presence of Borrower) with its independent certified public accountants if Agent reasonably requests the right to do so.
6.2Collateral Reporting. Borrower will deliver to Agent (and if so requested by Agent, with copies for each Lender) each of the reports set forth on the following schedule at the times specified therein:

Promptly after occurrence	(a)Notice of all claims, offsets or disputes asserted by an Obligor with respect to any Obligor Loan Receivable,
Monthly (not later than 30th day after the beginning of each month, calculated or determined as of the last day of the preceding month)
(a)a Borrowing Base Certificate which includes (i) a detailed calculation of the Borrowing Base as of the last day of the preceding month, and a reconciliation to the most recently provided Borrowing Base, (ii) a detailed list of Borrower’s Obligor Loan Receivable, together with a detailed aging, by total, of the Obligor Loan Receivable of Borrower, (iii) detail regarding Collections, delinquency and concentration of Obligor Loan Receivable, (iv) [reserved], (v) detail regarding each Obligor Loan Receivable that has been extended, modified, restated or amended, with the date of such extension, modification, restatement or amendment, and (vi) additional detail showing additions to and deletions from the Obligor Borrowing Base Collateral,
(c)    a detailed aging of all Obligor Loan Receivable owned by Borrower;
(d)    a report detailing all Obligor Loan Receivable charged off during such month;
(e)    [reserved];

Quarterly (not later than the 30th day after the end of the immediately preceding calendar quarter)	(f) Static Loss Reports for all Obligor Loan Receivable owned by Borrower;
Upon request by Agent
(g)    a report regarding Borrower’s and its Subsidiaries’ accrued, but unpaid, sales, use and property taxes,
(h)    a detailed report of Borrower and its Subsidiaries’ obligations with respect to Bank Product Agreements and Bank Product Reserves, including calculations thereof,
(i)    copies of credit files in connection with Borrower’s and its Subsidiaries’ Obligor Loan Receivable, statements transmitted to Obligors, credit memos, remittance advices, deposit slips, in connection with Borrower’s and its Subsidiaries’ Obligor Loan Receivable and/or the property securing such Obligor Loan Receivable and, for Portfolio Collateral,
(j)    any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification,
(k)    such other reports as to the Collateral or the financial condition of Borrower, each other Loan Party, and their Subsidiaries, as Agent may reasonably request, and
(l)        information and documentation reasonably requested by the Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the Patriot Act, the Beneficial Ownership Regulation or other applicable anti-money laundering laws, including but not limited to a Beneficial Ownership Certification form acceptable to Agent or Lender.

In connection with the foregoing reports, (i) Borrower shall maintain and utilize accounting and reporting systems reasonably acceptable to Agent, (ii) Borrower agrees to use commercially reasonable efforts in cooperation with Agent to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth above, (iii) after implementation of such electronic collateral reporting system, Borrower shall use such electronic reporting system for all reporting of the foregoing information to Agent, and (iv) to the extent required by Agent, an Authorized Person or other representative acceptable to Agent will meet with Agent at least once in each calendar quarter to review and discuss Obligor Loan Receivables.
6.3Existence. Except as otherwise permitted under Section 7.3 or Section 7.4, each Loan Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect such Person’s valid existence and good standing in its jurisdiction of organization and, except as could not reasonably be expected to result in a Material Adverse Effect, good standing with respect to all other jurisdictions in which it is qualified to do business and any rights, franchises, permits, licenses, accreditations, authorizations, or other approvals material to their businesses.
6.4Maintenance of Properties. Each Loan Party will, and will cause each of its Subsidiaries to, maintain and preserve all of its assets that are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear, tear, casualty, and condemnation and Permitted Dispositions excepted (and except where the failure to so maintain and preserve assets could not reasonably be expected to result in a Material Adverse Effect).
6.5Taxes. Each Loan Party will, and will cause each of its Subsidiaries to, pay in full before delinquency or before the expiration of any extension period all material Taxes imposed, levied, or assessed against it, or any of its assets or in respect of any of its income, businesses, or franchises, except to the extent that the validity of such Tax is the subject of a Permitted Protest.
6.6Insurance. (a)     At Borrower’s expense, maintain insurance respecting its and their Subsidiaries’ assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses. All such policies of insurance shall be in such amounts and with such insurance companies as are reasonably satisfactory to Agent. Borrower shall deliver copies of all such policies to Agent with an endorsement naming Agent as the sole loss payee (under a satisfactory lender’s loss payable endorsement) or additional insured, as appropriate. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever.
(b)    Administrative Borrower shall give Agent prompt notice of any loss exceeding $500,000 covered by such insurance. So long as no Event of Default has occurred and is continuing, Borrower shall have the exclusive right to adjust any losses payable under any such insurance policies which are less than $500,000. Following the occurrence and during the continuation of an Event of Default, or in the case of any losses payable under such insurance exceeding $500,000, Agent shall have the exclusive right to adjust any losses payable under any such insurance policies, without any liability to Borrower whatsoever in respect of such adjustments.
6.7Inspection.
(a)Each Loan Party will, and will cause each of its Subsidiaries to, permit Agent, any Lender, and each of their respective duly authorized representatives or agents to visit any of its properties and inspect any of its assets or books and records, to examine and make copies of its books and records, and to discuss its affairs, finances, accounts, underwriting procedures and ongoing credit monitoring procedures with, and to be advised as to the same by, its officers and employees (provided, that an authorized representative of Borrower shall be allowed to be present) at such reasonable times and intervals as Agent or any Lender, as applicable, may designate and, so long as no Default or Event of Default has occurred and is continuing, with reasonable prior notice to Borrower and during regular business hours, at Borrower’s expense in accordance with the provisions of Section 2.9(d).

(b)Each Loan Party will, and will cause each of its Subsidiaries to, permit Agent and each of its duly authorized representatives or agents to conduct field examinations, appraisals, or valuations of the Collateral (including the Obligor Loan Collateral) at such reasonable times and intervals as Agent may designate, at Borrower’s expense in accordance with the provisions of Section 2.9(d); provided that, unless an Default or Event of Default has occurred and is continuing Agent shall only be permitted to conduct such field examinations, appraisals, or valuations of the Collateral one (1) time during each consecutive 12-month period commencing on the date hereof.
6.8Compliance with Laws. Each Loan Party will, and will cause each of its Subsidiaries to, comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
6.9Environmental. Each Loan Party will, and will cause each of its Subsidiaries to, except as could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect,
(a)Keep any property either owned or operated by any Loan Party or its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens,
(a)Comply, in all material respects, with Environmental Laws and provide to Agent documentation of such compliance which Agent reasonably requests,
(b)Promptly notify Agent of any release of which any Loan Party has knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by any Loan Party or its Subsidiaries and take any Remedial Actions required to abate said release or otherwise to come into compliance, in all material respects, with applicable Environmental Law, and
(c)Promptly, but in any event within five Business Days of its receipt thereof, provide Agent with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of a Loan Party or its Subsidiaries, (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against a Loan Party or its Subsidiaries, and (iii) written notice of a violation, citation, or other administrative order from a Governmental Authority.
6.10[Reserved]
.
6.11Formation of Subsidiaries. At the time that any Loan Party forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date (in each case other than any Immaterial Subsidiary, any Subsidiary that does not own any Obligor Loan Receivables or any other Collateral, and any Subsidiary subject to prohibitions on becoming an obligor with respect to the Loan Document under applicable law or a material agreement not created in contemplation of such formation or acquisition), each Loan Party will, within 30 days of such event (or such later date as permitted by Agent in its sole discretion) (a) cause such new Subsidiary (i) if such Subsidiary is a Domestic Subsidiary and Borrower requests, subject to the consent of Agent, that such Domestic Subsidiary be joined as a Borrower hereunder, to provide to Agent a Joinder to this Agreement, or (ii) otherwise, to become a Guarantor by executing a Guaranty, in each case, together with such other security agreements, all in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), provided, that such Guaranty and security agreements, shall not be required to be provided to Agent with respect to any Subsidiary of any Loan Party that is a CFC if providing such agreements would result in an adverse tax consequences or the costs to the Loan Parties of providing such guaranty or such security agreements are unreasonably excessive (as determined by Agent in consultation with Borrower) in relation to the benefits to Agent and the Lenders of the security or guarantee afforded thereby, (b) provide, or cause the applicable Loan Party to provide, to Agent a pledge agreement and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary in form and substance reasonably satisfactory to Agent; provided, that only 65% of the total outstanding voting Equity Interests of any first tier Subsidiary of a Loan Party that is a CFC (and none of the Equity Interests of any Subsidiary of such CFC) shall be required to be pledged if pledging a greater amount would result in an adverse tax consequences or the costs to the Loan Parties of providing such pledge are unreasonably excessive (as determined by Agent in consultation with Borrower) in relation to the benefits to Agent and the Lenders of the security afforded thereby (which pledge, if reasonably requested by Agent, shall be governed by the laws of the jurisdiction of such Subsidiary), and (c) provide to Agent all other documentation, including the Governing Documents of such Subsidiary and one or more opinions of counsel reasonably satisfactory to Agent, which, in its opinion, is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 6.11 shall constitute a Loan Document.
6.12Further Assurances. Each Loan Party will, and will cause each of the other Loan Parties to, at any time upon the reasonable request of Agent, execute or deliver to Agent any and all financing statements, fixture filings, security agreements, pledges, assignments, opinions of counsel, and all other documents (the “Additional Loan Party Documents”) that Agent may reasonably request in form and substance reasonably satisfactory to Agent, to create, perfect, and continue perfected or to better perfect Agent’s Liens in the Collateral and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents. To the maximum extent permitted by applicable law, if Borrower or any other Loan Party refuses or fails to execute or deliver any reasonably requested Additional Loan Party Documents within a reasonable period of time not to exceed 5 Business Days following the request to do so, Borrower and each other Loan Party hereby authorizes Agent to execute any such Additional Loan Party Documents in the applicable Loan Party’s name and authorizes Agent to file such executed Additional Loan Party Documents in any appropriate filing office. In furtherance of, and not in limitation of, the foregoing, each Loan Party shall take such actions as Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the Collateral of the Loan Parties. Notwithstanding anything to the contrary contained herein (including Section 6.11 hereof and this Section 6.12) or in any other Loan Document, Agent shall not be required accept delivery of any joinder to any Loan Document with respect to any Subsidiary of any Loan Party, if such Subsidiary qualifies as a “legal entity customer” under the Beneficial Ownership Regulation unless such Subsidiary has delivered a Beneficial Ownership Certification in relation to such Subsidiary and Agent has completed its Patriot Act searches, OFAC/PEP searches and customary individual background checks for such Subsidiary, the results of which shall be satisfactory to Agent.
6.13Lender Meetings. Borrower will, within 90 days after the close of each fiscal year of Borrower, at the request of Agent or of the Required Lenders and upon reasonable prior notice, hold a meeting (at a mutually agreeable location and time or, at the option of Agent, by conference call) with all Lenders who choose to attend such meeting at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of the Loan Parties and their Subsidiaries and the Projections presented for the current fiscal year of Borrower.
6.14Location of Collateral. Borrower will, and will cause each of its Subsidiaries to, keep its Collateral only at the locations identified on Schedule 5.26 or with Agent (or a custodian for the benefit of Agent) and their chief executive offices only at the locations identified on Schedule 5.6(b); provided, that Borrower may amend Schedule 5.26 or Schedule 5.6(b) so long as such amendment occurs by written notice to Agent not less than 10 days prior to the date on which such Collateral is moved to such new location or such chief executive office is relocated and so long as such new location is within the continental United States.

6.15OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. Each Loan Party will, and will cause each of its Subsidiaries to, comply with all applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties and its Subsidiaries shall implement and maintain in effect policies and procedures reasonably designed to ensure compliance by the Loan Parties and their Subsidiaries and their respective directors, officers, employees, agents and Affiliates with Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws
1.1Performance and Compliance with Portfolio Collateral. Timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Portfolio Collateral and all other agreements related to such Portfolio Collateral.
1.2Maintenance of Insurance for Portfolio Collateral.
(a)    Borrower shall cause to be maintained with respect to each Portfolio Collateral a hazard insurance policy with a generally acceptable carrier licensed in the state in which the related Portfolio Collateral is located that provides for coverage that is standard in the market for such Portfolio Collateral, and which provides for a recovery by Borrower of insurance proceeds relating to such Portfolio Collateral in an amount not less than the least of (i) the outstanding principal balance of the related Obligor Loan Receivable, (ii) the minimum amount required to compensate for loss or damage on a replacement cost basis, and (iii) the full insurable value of the premises. Borrower shall indemnify the Agent (for the benefit of the Lenders) out of Borrower’s own funds for any loss resulting from Borrower’s failure to maintain the insurance required by this paragraph.
(b)    If any Portfolio Collateral relates to a Obligor Loan Mortgaged Property in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, Borrower will cause to be maintained with respect thereto a flood insurance policy in a form meeting the requirements of the current guidelines of the Federal Insurance Administration with a generally acceptable carrier, to the extent required by law, or to the extent not so required, to the extent such flood insurance is available at commercially reasonable rates, and which provides for a recovery by Borrower of insurance proceeds relating to such Portfolio Collateral of not less than the least of (i) the outstanding principal balance of the related Portfolio Collateral, (ii) the minimum amount required to compensate for damage or loss on a replacement cost basis, and (iii) the maximum amount of insurance that is available under the Flood Disaster Protection Act of 1973, as amended. Borrower shall indemnify the Agent (for the benefit of the Lenders) out of Borrower’s own funds for any loss resulting from the Borrower’s failure to maintain the insurance required by this Section.
(c)    In the event that Borrower shall obtain and maintain a blanket policy with an acceptable insurer against fire and hazards of extended coverage on all of the Portfolio Collateral, then, to the extent such policy names Borrower as loss payee and provides coverage in an amount equal to the aggregate unpaid principal balance of all Portfolio Collateral with co-insurance, and otherwise complies with the requirements of this Section 6.17, Borrower shall be deemed conclusively to have satisfied its obligations with respect to fire and hazard insurance coverage under this Section 6.17, it being understood and agreed that such blanket policy may contain a deductible clause, in which case Borrower shall, in the event that there shall not have been maintained on the related Obligor Loan Mortgaged Property a policy complying with subsection (a) of this Section 6.17, and there shall have been a loss which would have been covered by such policy, deposit in the from Borrower’s own funds the difference, if any, between the amount that would have been payable under a policy complying with subsection (a) of this Section 6.17 and the amount paid under such blanket policy. Upon the request of any Lender or the Agent, Borrower shall cause to be delivered to the Agent, a certified true copy of such policy.
6.16Eligible Obligor Loan Receivable. Upon receiving actual notice, Borrower shall promptly notify Lender of (a) the occurrence of any Obligor Specified Event of Default or any other excluding criteria (other than any Agent-discretionary criteria) set forth in the definition of Eligible Obligor Loan Receivables, (b) any actual or threatened taking of title to any Obligor Loan Mortgaged Property securing an Obligor Loan Receivable under the exercise of the power of condemnation or eminent domain, (c) actual or threatened litigation regarding the validity or enforceability of any Eligible Obligor Loan Receivable or the validity, enforceability or priority of any Obligor Loan Mortgage or Lien on any Obligor Loan Collateral, and (d) any fact which is reasonably likely to impair the validity or collectability of such Obligor Loan Receivable.
6.17Relationship with Obligors. Borrower shall deliver to Agent copies of all final write-ups, credit reports, final and/or executed term sheets, and other information pertaining to Borrower’s transactions with existing or prospective Obligors as Agent may reasonably request with respect to Obligor Loan Receivables. Borrower has entered into agreements which grant it the contractual rights to audit each Obligor’s books and records and, upon Agent’s request, Borrower will use its good faith efforts to receive from each Obligor its unaudited monthly financial statements (to the extent prepared and available), and its audited or unaudited, as the case may be, annual financial statements or duly prepared tax returns. Borrower shall promptly notify Agent of (a) any material default or material event of default under the Obligor Loan Documents of which Borrower has actual knowledge, or (b) the occurrence of any other event which may impair the prospect of payment of any Obligor Loan Receivable of which Borrower has actual knowledge.
6.18Impound, Deposit, and Reserve Deposit Accounts. Borrower will and cause any Obligor Loan Agent to (i) deposit and maintain in one or more Deposit Accounts at EWB all impounds, deposits, reserves (including interest reserves), and similar amounts provided to Borrower or any Obligor Loan Agent in respect of any Obligor Loan Receivable. It is understood and agreed that in the case of amounts delivered to an Obligor Loan Agent, the amounts to be maintained in Deposit Accounts at EWB may be the portion of such impounds, deposits, reserves and similar amounts equal to Borrower’s pro rata share of the commitments under the applicable Obligor Loan Receivable.
6.19Agent as Eligible Assignee. All Obligor Loan Receivables must permit the grant of the security interest in Borrower’s Pro Rata Hold to EWB as contemplated by this Agreement and the other transactions contemplated by this Agreement.
6.20Intra-Lender Agreements. Each Obligor Loan Agent and any co-lender to an Obligor Loan Receivable must at all times be a party to such any applicable Intra-Lender Agreement with respect to such Obligor Loan Receivable.
7.NEGATIVE COVENANTS.
Borrower covenants and agrees that, until the termination of all of the Commitments and the payment in full of the Obligations:
7.1Indebtedness. Each Loan Party will not, and will not permit any of its Subsidiaries to, create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness.
7.2Liens. Each Loan Party will not, and will not permit any of its Subsidiaries to, create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.
7.3Restrictions on Fundamental Changes. Each Loan Party will not, and will not permit any of its Subsidiaries to,
(a)enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Equity Interests, except for (i) any merger between Loan Parties, provided, that Borrower must be the surviving entity of any such merger to which it is a party, (ii) any merger between a Loan Party and a Subsidiary of such Loan Party that is not a Loan Party, so long as such Loan Party is the surviving entity of any such merger, and (iii) any merger between Subsidiaries of any Loan Party that are not Loan Parties,

(a)liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except for (i) the liquidation or dissolution of non-operating Subsidiaries of any Loan Party with nominal assets and nominal liabilities, (ii) the liquidation or dissolution of a Loan Party (other than Borrower) or any of its wholly-owned Subsidiaries so long as all of the assets (including any interest in any Equity Interests) of such liquidating or dissolving Loan Party or Subsidiary are transferred to a Loan Party that is not liquidating or dissolving, or (iii) the liquidation or dissolution of a Subsidiary of any Loan Party that is not a Loan Party (other than any such Subsidiary the Equity Interests of which (or any portion thereof) is subject to a Lien in favor of Agent) so long as all of the assets of such liquidating or dissolving Subsidiary are transferred to a Subsidiary of a Loan Party that is not liquidating or dissolving,
(b)suspend or cease operating a substantial portion of its or their business, except as permitted pursuant to clauses (a) or (b) above or in connection with a transaction permitted under Section 7.4, or
(c)change its classification/status for U.S. federal income tax purposes.
7.4Disposal of Assets. Other than Permitted Dispositions or transactions expressly permitted by Section 7.3 or Section 7.10, each Loan Party will not, and will not permit any of its Subsidiaries to convey, sell, lease, license, assign, transfer, or otherwise dispose of any of its or their assets (including by an allocation of assets among newly-divided limited liability companies pursuant to a “plan of division”).
7.5Change Name. Each Loan Party will not, and will not permit any of its Subsidiaries to, change its name, organizational identification number, state of organization or organizational identity; provided, that Borrower or any of its Subsidiaries may change its name upon at least 10 days’ prior written notice to Agent of such change.
7.6Nature of Business. Each Loan Party will not, and will not permit any of its Subsidiaries to, make any change in the nature of its or their business as described in Schedule 7.6 to this Agreement or acquire any properties or assets that are not reasonably related to the conduct of such business activities; provided, that the foregoing shall not prevent any Loan Party and its Subsidiaries from engaging in any business that is reasonably related or ancillary to its or their business.
7.7Prepayments and Amendments. Each Loan Party will not, and will not permit any of its Subsidiaries to,
(a)Except in connection with Refinancing Indebtedness permitted by Section 7.1,
(i)optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Loan Party or its Subsidiaries, other than (A) the Obligations in accordance with this Agreement, (B) Hedge Obligations, and (C) Permitted Intercompany Investments constituting Indebtedness;
(ii)make any payment on account of Indebtedness that has been contractually subordinated in right of payment to the Obligations if such payment is not permitted at such time under the subordination terms and conditions, or
(aw)Directly or indirectly, amend, modify, or change any of the terms or provisions of:
(i)the Governing Documents of any Loan Party or any of its Subsidiaries if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Lenders, or
(ii)[Reserved].

7.8Restricted Payments. Each Loan Party will not, and will not permit any of its Subsidiaries to make any Restricted Payment; provided, that, so long as it is permitted by law, and so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, then a Loan Party may make distributions to its shareholders in an amount not to exceed the sum of (a) Borrower’s Free Cash Flow for the twelve month period ending on December 31st of the calendar year of such distribution plus (b) the amount of gross proceeds received by Borrower from one or more equity financing transactions during the twelve month period ending December 31st in the same calendar year of such equity financing transaction. Notwithstanding the foregoing, and notwithstanding that an Event of Default may have occurred, Borrower shall have the right to make distributions to its shareholders, in amounts sufficient to enable each such Borrower to qualify and maintain status as a REIT.
7.9Accounting Methods. Each Loan Party will not, and will not permit any of its Subsidiaries to, modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).
7.10Investments. Each Loan Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment except for Permitted Investments; provided that each Loan Party will not shall not and shall not permit its Subsidiaries to establish or maintain any Deposit Account or Securities Account unless Agent is contemporaneously granted a security interest therein, as agent for the Lender Group, and Agent shall have received a Control Agreement in respect of such Deposit Account or Securities Account, where required to perfect such security interest.
7.11Transactions with Affiliates. Each Loan Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction with any Affiliate of such Loan Party or any of its Subsidiaries except for:
(a)transactions in existence on the Closing Date and disclosed in Borrower’s public filings with the SEC and any amendments or modifications thereto not adverse to the interests of the Lenders in any material respect,
(b)transactions (other than the payment of management, consulting, monitoring, or advisory fees) between such Loan Party or its Subsidiaries, on the one hand, and any Affiliate of such Loan Party or its Subsidiaries, on the other hand, so long as such transactions (i) are disclosed in Borrower’s public filings with the SEC and (ii) are no less favorable, taken as a whole, to such Loan Party or its Subsidiaries, as applicable, than would be obtained in an arm’s length transaction with a non-Affiliate,
(c)any indemnity provided for the benefit of directors (or comparable managers) of a Loan Party or one of its Subsidiaries so long as it has been approved by such Loan Party’s or such Subsidiary’s board of directors (or comparable governing body) in accordance with applicable law,
(d)the payment of reasonable compensation, severance, or employee benefit arrangements to employees, officers, and outside directors of a Loan Party or one of its Subsidiaries in the ordinary course of business and consistent with industry practice so long as it has been approved by such Loan Party’s or such Subsidiary’s board of directors (or comparable governing body) in accordance with applicable law,
(e)any debt financing transactions in the ordinary course of business (as lender or investor) where Affiliates of Borrower also participate in a similar capacity on a pro rata basis so long as such transactions are no less favorable, taken as a whole, to Borrower or its Subsidiaries, as applicable, than would be obtained in an arm’s length transaction with a non-Affiliate,
(f)transactions permitted by Section 7.3, Section 7.7, or Section 7.10, and

(g)any Other Collateral Release Transaction.
7.12Use of Proceeds. Each Loan Party will not, and will not permit any of its Subsidiaries to, use the proceeds of any Advance made hereunder for any purpose other than (a) on the Closing Date, to pay the fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, in each case, as set forth in the Flow of Funds Agreement, and (b) thereafter, consistent with the terms and conditions hereof, for their lawful and permitted purposes; provided that (x) no part of the proceeds of the Loans will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors, (y) no part of the proceeds of any Loan will be used, directly or indirectly, to make any payments to a Sanctioned Entity or a Sanctioned Person, to fund any investments, loans or contributions in, or otherwise make such proceeds available to, a Sanctioned Entity or a Sanctioned Person, to fund any operations, activities or business of a Sanctioned Entity or a Sanctioned Person, or in any other manner that would result in a violation of Sanctions by any Person, and (z) that no part of the proceeds of any Loan will be used, directly or indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws.
7.13Obligor Loan Receivable Promissory Notes. Borrower will not request or accept any promissory notes in respect of any of its Borrower Pro Rata Hold.
7.14Collateral with Bailees. Each Loan Party will not, and will not permit any of its Subsidiaries to store any Collateral at any time with a bailee, warehouseman, or similar party.
7.15[Reserved].
7.16Amendments to Obligor Loan Receivables. The Loan Parties shall not amend any Obligor Loan Documents or the forms of the Obligor Loan Documents in a manner which: (i) would result in the occurrence of an Obligor Triggering Event, (ii) would result in any change to the definition of “Required Lenders”, “Majority Lenders”, or similar defined term under the applicable Obligor Loan Receivable from the definitions of such terms in existence as of the Closing Date, (iii) would result in a change to Section 15.1 or any similar section governing the voting thresholds and requirements for the lenders in respects to amendments under such Obligor Loan Receivable, (iv) would result in any change to the definition of “Collateral”, or similar defined term under the applicable Obligor Loan Receivable from the definitions of such terms in existence as of the Closing Date that would result in a reduction in collateral, (v) would result in an assignment or delegation of any portion of Borrower’s rights or duties under the Obligor Loan Document to another Person, (vi) would result in a change to any section governing the assignment requirements for the lenders or Obligors under any Obligor Loan Receivable, (vii) would result in the release of any loan party under any Obligor Loan Receivable (other than in connection with any immaterial asset sales or any asset sale at fair market value the proceeds of which are used to repay such Obligor Loan Receivable at par), (viii) would result in the subordination of any portion of the debt owing under such Obligor Loan Receivable or the subordination of the Lien or other security interest in respect of any portion of the Obligor Loan Collateral securing such Obligor Loan Receivable, or (ix) would result in any change or other modification which results in the release or termination of security interest in respect of any collateral securing an Obligor Loan Receivable (other than in connection with any immaterial asset sales or any asset sale at fair market value the proceeds of which are used to repay such Obligor Loan Receivable at par).
8.FINANCIAL COVENANTS.
Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, Borrower will:

(a)Debt Service Coverage Ratio. Have a Debt Service Coverage Ratio, measured as of the end of each fiscal quarter, of at least 1.50 to 1.00.
(ax)Liquidity. Maintain, at all times, Availability plus Qualified Cash of not less than $5,000,000 measured as of January 1 and July 1 of each year for the six month period ended on the date of measurement.
9.EVENTS OF DEFAULT.
Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:
9.1Payments. If Borrower fails to pay when due and payable, or when declared due and payable, (a) all or any portion of the Obligations consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), or (b) all or any portion of the principal of the Loans;
9.2Covenants. If any Loan Party or any of its Subsidiaries:
(a)fails to perform or observe any covenant or other agreement contained in any of (i) Sections 2.14, 6.1, 6.2, 6.3 (solely if Borrower is not in good standing in its jurisdiction of organization), 6.6, 6.7 (solely if Borrower refuses to allow Agent or its representatives or agents to visit Borrower’s properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss Borrower’s affairs, finances, and accounts with officers and employees of Borrower), 6.10, 6.11, 6.13, 6.14, 6.15, 6.19, 6.21, and 6.22 of this Agreement, (ii) Section 4 of this Agreement, (iii) Section 7 of this Agreement, or (iv) Section 8 of this Agreement;
(a)fails to perform or observe any covenant or other agreement contained in any of Sections 6.3 (other than if Borrower is not in good standing in its jurisdiction of organization), 6.4, 6.5, 6.8, and 6.12 of this Agreement and such failure continues for a period of fifteen days after the earlier of (i) the date on which such failure shall first become known to any officer of Borrower or (ii) the date on which written notice thereof is given to Borrower by Agent; or
(b)fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 9 (in which event such other provision of this Section 9 shall govern), and such failure continues for a period of thirty days after the earlier of (i) the date on which such failure shall first become known to any officer of Borrower or (ii) the date on which written notice thereof is given to Borrower by Agent;
9.3Judgments. If one or more judgments, orders, or awards for the payment of money involving an aggregate amount of $500,000, or more (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against a Loan Party or any of its Subsidiaries, or with respect to any of their respective assets, and either (a) there is a period of thirty consecutive days at any time after the entry of any such judgment, order, or award during which (1) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (2) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment, order, or award;
9.4Voluntary Bankruptcy, etc. If an Insolvency Proceeding is commenced by a Loan Party or any of its Subsidiaries;

9.5Involuntary Bankruptcy, etc. If an Insolvency Proceeding is commenced against a Loan Party or any of its Subsidiaries and any of the following events occur: (a) such Loan Party or such Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within sixty calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Loan Party or its Subsidiary, or (e) an order for relief shall have been issued or entered therein;
9.6Default Under Other Agreements. If there is (a) a default in one or more agreements to which a Loan Party or any of its Subsidiaries is a party with one or more third Persons relative to a Loan Party’s or any of its Subsidiaries’ Indebtedness involving an aggregate amount of $750,000 or more, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party’s or its Subsidiary’s obligations thereunder, or (b) a default in or an involuntary early termination of one or more Hedge Agreements to which a Loan Party or any of its Subsidiaries is a party involving an aggregate amount of $500,000 or more;
9.7Representations, etc. If any warranty, representation, certificate, statement, or Record made herein or in any other Loan Document or delivered in writing to Agent or any Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;
9.8Guaranty. If the obligation of any Guarantor under any Guaranty is limited or terminated by operation of law or by such Guarantor (other than in accordance with the terms of this Agreement), or if any Guarantor repudiates or revokes or purports to repudiate or revoke any such Guaranty;
9.9Security Documents. If this Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent of Permitted Liens, first priority Lien on the Collateral covered thereby, except as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement;
9.10Loan Documents. The validity or enforceability of any Loan Document shall at any time for any reason (other than solely as the result of an action or failure to act on the part of Agent) be declared to be null and void, or a proceeding shall be commenced by a Loan Party or its Subsidiaries, or by any Governmental Authority having jurisdiction over a Loan Party or its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or a Loan Party or its Subsidiaries shall deny that such Loan Party or its Subsidiaries has any liability or obligation purported to be created under any Loan Document;
9.11Change of Control. A Change of Control shall occur, whether directly or indirectly;
9.12Attachments, etc.. Any material portion of Borrower’s or any of its Subsidiaries’ assets is attached, seized, subjected to a writ or distress warrant, or levied upon.
9.13Conduct of Business Enjoined. Borrower or any of its Subsidiaries is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs; or
9.14[Reserved].
9.15[Reserved].
9.16[Reserved].

9.17Intra-Lender Agreement. If the obligation of any Obligor Loan Agent, SRTH or any other party under any Intra-Lender Agreement is limited or terminated by operation of law or by such Obligor Loan Agent, SRTH, or any such party thereto (other than in accordance with the terms of this Agreement or any Intra-Lender Agreement), or if any Obligor Loan Agent, Borrower, SRTH or any other party thereto fails to comply, in any material respect, with its obligations under the any Intra-Lender Agreement.
10.RIGHTS AND REMEDIES.
1.1Rights and Remedies. Upon the occurrence and during the continuation of an Event of Default, Agent may, and, at the instruction of the Required Lenders, shall, in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:
(a)by written notice to Borrower, declare the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents to be immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrower shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by Borrower;
(a)by written notice to Borrower, declare the Commitments terminated, whereupon the Commitments shall immediately be terminated together with (i) any obligation of any Lender to make Advances and (ii) the obligation of the Swing Lender to make Swing Loans;
(b)settle or adjust disputes and claims directly with Borrower’s Obligor or Account Debtors for amounts and upon terms which Agent considers advisable, and in such cases, Agent will credit Borrower’s Loan Account with only the net amounts received by Agent in payment of such disputed Obligor Loan Receivable or Accounts after deducting all Lender Group Expenses incurred or expended in connection therewith;
(c)without notice to or demand upon Borrower, make such payments and do such acts as Agent considers necessary or reasonable to protect its security interests in the Collateral. Borrower agrees to assemble the Collateral if Agent so requires, and to make the Collateral available to Agent at a place that Agent may designate which is reasonably convenient to both parties. Borrower authorizes Agent to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien that in Agent’s determination appears to conflict with the priority of Agent’s Liens in and to the Collateral and to pay all expenses incurred in connection therewith and to charge Borrower’s Loan Account therefor. With respect to any of Borrower’s owned or leased premises, Borrower hereby grants Agent a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of the Lender Group’s rights or remedies provided herein, at law, in equity, or otherwise;
(d)without notice to Borrower (such notice being expressly waived), and without constituting an acceptance of any collateral in full or partial satisfaction of an obligation (within the meaning of the Code), set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by the Lender Group (including any amounts received in the Collection Account or any other Cash Management Accounts), or (ii) Indebtedness at any time owing to or for the credit or the account of Borrower held by the Lender Group;
(e)hold, as cash collateral, any and all balances and deposits of Borrower held by the Lender Group, and any amounts received in the Collection Account or any other Cash Management Accounts, to secure the full and final repayment of all of the Obligations;
(f)ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Borrower hereby grants to Agent a license or other right to use, without charge, Borrower’s labels, patents, copyrights, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and Borrower’s rights under all licenses and all franchise agreements shall inure to the Lender Group’s benefit;
(g)sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Agent determines is commercially reasonable. It is not necessary that the Collateral be present at any such sale;
(h)except in those circumstances where no notice is required under the Code, Agent shall give notice of the disposition of the Collateral as follows:
(i)Agent shall give Borrower a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Collateral, the time on or after which the private sale or other disposition is to be made; and
(ii)the notice shall be personally delivered or mailed, postage prepaid, to Borrower as provided in Section 12, at least 10 days before the earliest time of disposition set forth in the notice; no notice needs to be given prior to the disposition of any portion of the Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market;
(i)Agent, on behalf of the Lender Group, may credit bid and purchase at any public sale;
(j)Agent may seek the appointment of a receiver or keeper to take possession of all or any portion of the Collateral or to operate same and, to the maximum extent permitted by law, may seek the appointment of such a receiver without the requirement of prior notice or a hearing;
(k)Take any actions described in the Co-Lender Agreements; and
(l)exercise all other rights and remedies available to Agent or the Lenders under the Loan Documents, under applicable law, or in equity.
The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 9.4 or Section 9.5, in addition to the remedies set forth above, without any notice to Borrower or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations (other than the Bank Product Obligations), inclusive of the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents, shall automatically become and be immediately due and payable, and Borrower shall automatically be obligated to repay all of such Obligations in full (including Borrower being obligated to provide (and Borrower agrees that it will provide) Bank Product Collateralization to be held as security for Borrower’s or its Subsidiaries’ obligations in respect of outstanding Bank Products), without presentment, demand, protest, or notice or other requirements of any kind, all of which are expressly waived by Borrower.
1.2Special Rights of the Lender Group in respect of Obligor Loan Receivables. Without limiting Section 10.1, should Borrower or an Obligor Loan Agent, default in performance of its obligations in respect of any Obligor Loan Receivable, or fail to take any action necessary to preserve the ongoing performance, enforceability or value thereof then, in any such event, Agent shall have the right to take such action as Agent may deem necessary in its sole discretion to preserve the ongoing performance and enforceability of any such Obligor Loan Receivable and preserve the value thereof, respectively, including without limitation, taking any action that Borrower is required or authorized to take in respect thereof or to otherwise properly service same, or contract with any Person to take or perform any such actions. Borrower hereby grants to Agent a special power of attorney

(which shall be irrevocable, coupled with an interest and include power of substitution) to take any action authorized in this Section 10.2. Any advances, payments or other costs or expenses made or incurred by Agent in taking any action authorized under this Section 10.2 shall constitute Obligations and reimbursed to Agent on demand or, at Agent’s discretion charged and treated as Advances. Agent’s rights under this Section 10.2 are cumulative of all other rights of the Agent under the Loan Documents and may be exercised in whole or in part, in Agent’s discretion. Agent shall have no obligation to take any action under this Section 10.2, and no undertaking by Agent under this Section 10.2 shall obligate Agent to continue any such action or to take any other or additional action under this Section 10.2.
1.3Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Default or Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.
11.WAIVERS; INDEMNIFICATION.
11.1Demand; Protest; etc. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which Borrower may in any way be liable.
11.2The Lender Group’s Liability for Collateral. Borrower hereby agrees that: (a) so long as Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by the Loan Parties.
11.3Indemnification. Borrower shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery (provided that Borrower shall not be liable for costs and expenses (including attorneys’ fees) of any Lender (other than EWB) incurred in advising, structuring, drafting, reviewing, administering or syndicating the Loan Documents), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Borrower’s and its Subsidiaries’ compliance with the terms of the Loan Documents (provided, that the indemnification in this clause (a) shall not extend to (i) disputes solely between or among the Lenders that do not involve any acts or omissions of any Loan Party, or (ii) disputes solely between or among the Lenders and their respective Affiliates that do not involve any acts or omissions of any Loan Party; it being understood and agreed that the indemnification in this clause (a) shall extend to Agent (but not the Lenders unless the dispute involves an act or omission of a Loan Party) relative to disputes between or among Agent on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand, or (iii) any claims for Taxes, which shall be governed by Section 17, other than Taxes which relate to primarily non-Tax claims), (b) with respect to any actual or prospective investigation, litigation, or proceeding related to this Agreement, any other Loan Document, the making of any Advances hereunder, or the use of the proceeds of the Advances provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by any Loan Party or any of its Subsidiaries or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of any Loan Party or any of its Subsidiaries (each and all of the foregoing, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, Borrower shall have no obligation to any Indemnified Person under this Section 11.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person or its officers, directors, employees, attorneys, or agents. This provision shall survive the termination of this Agreement and the repayment in full of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrower with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.
12.NOTICES.
Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile. In the case of notices or demands to Borrower, any other Loan Party, or Agent, as the case may be, they shall be sent to the respective address set forth below:

If to Borrower and any other Loan Party:	Sunrise Realty Trust, Inc. 525 Okeechobee Blvd., Suite 1650 West Palm Beach, FL 33401
Attn: Gabriel Katz, Esq.
Email: gkatz@thetcg.com

with copies to:	O’Melveny & Myers LLP
1999 Avenue of the Stars, 8th Floor
Los Angeles, CA 90067
Attn: Ike Chidi, Esq.
Email: ichidi@omm.com

If to Agent:	EAST WEST BANK
2350 Mission College Blvd., Suite 988
Santa Clara, CA 95054
Attn: Account Officer – Sunrise Realty Trust Inc.
Email: martin.kriegler@eastwestbank.com

with copies to:	Buchalter, a Professional Corporation
1000 Wilshire Blvd., Suite 1500
Los Angeles, CA 90017
Attn: Ariel Berrios, Esq.
Fax No.: (213) 630-5754 Email: aberrios@buchalter.com
Any party hereto may change the address at which it is to receive notices hereunder, by notice in writing in the foregoing manner given to the other parties. All notices or demands sent in accordance with this Section 12, shall be deemed received on the earlier of the date of actual receipt or three Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender's receipt of an acknowledgment from the intended recipient (such as by the "return receipt requested" function, as available, return email or other written acknowledgment).
13.CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION.
(a)THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
(a)THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE

TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN, COUNTY OF NEW YORK, STATE OF NEW YORK; PROVIDED, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13(b).
(b)TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH A "CLAIM"). BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
(c)BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN, COUNTY OF NEW YORK AND THE STATE OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(d)NO CLAIM MAY BE MADE BY ANY LOAN PARTY AGAINST THE AGENT, THE SWING LENDER, ANY OTHER LENDER OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, REPRESENTATIVE, AGENT, OR ATTORNEY-IN-FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR LOSSES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH LOAN PARTY HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.
(e)IN THE EVENT ANY LEGAL PROCEEDING IS FILED IN A COURT OF THE STATE OF CALIFORNIA (THE “COURT”) BY OR AGAINST ANY PARTY HERETO IN CONNECTION WITH ANY CLAIM AND THE WAIVER SET FORTH IN CLAUSE (C) ABOVE IS NOT ENFORCEABLE IN SUCH PROCEEDING, THE PARTIES HERETO AGREE THAT ANY AND ALL

DISPUTES OR CONTROVERSIES OF ANY NATURE BETWEEN THEM ARISING AT ANY TIME SHALL BE DECIDED BY A REFERENCE TO A PRIVATE JUDGE, WHO SHALL BE A RETIRED STATE OR FEDERAL COURT JUDGE, MUTUALLY SELECTED BY THE PARTIES OR, IF THEY CANNOT AGREE, THEN ANY PARTY MAY SEEK TO HAVE A PRIVATE JUDGE APPOINTED IN ACCORDANCE WITH CALIFORNIA CODE OF CIVIL PROCEDURE §§ 638 AND 640 (OR PURSUANT TO COMPARABLE PROVISIONS OF FEDERAL LAW IF THE DISPUTE FALLS WITHIN THE EXCLUSIVE JURISDICTION OF THE FEDERAL COURTS). THE REFERENCE PROCEEDINGS SHALL BE CONDUCTED PURSUANT TO AND IN ACCORDANCE WITH THE PROVISIONS OF CALIFORNIA CODE OF CIVIL PROCEDURE §§ 638 THROUGH 645.1, INCLUSIVE. THE PRIVATE JUDGE SHALL HAVE THE POWER, AMONG OTHERS, TO GRANT PROVISIONAL RELIEF, INCLUDING WITHOUT LIMITATION, ENTERING TEMPORARY RESTRAINING ORDERS, ISSUING PRELIMINARY AND PERMANENT INJUNCTIONS AND APPOINTING RECEIVERS. ALL SUCH PROCEEDINGS SHALL BE CLOSED TO THE PUBLIC AND CONFIDENTIAL AND ALL RECORDS RELATING THERETO SHALL BE PERMANENTLY SEALED. IF DURING THE COURSE OF ANY DISPUTE, A PARTY DESIRES TO SEEK PROVISIONAL RELIEF, BUT A JUDGE HAS NOT BEEN APPOINTED AT THAT POINT PURSUANT TO THE JUDICIAL REFERENCE PROCEDURES, THEN SUCH PARTY MAY APPLY TO THE COURT FOR SUCH RELIEF. THE PROCEEDING BEFORE THE PRIVATE JUDGE SHALL BE CONDUCTED IN THE SAME MANNER AS IT WOULD BE BEFORE A COURT UNDER THE RULES OF EVIDENCE APPLICABLE TO JUDICIAL PROCEEDINGS. THE PARTIES SHALL BE ENTITLED TO DISCOVERY WHICH SHALL BE CONDUCTED IN THE SAME MANNER AS IT WOULD BE BEFORE A COURT UNDER THE RULES OF DISCOVERY APPLICABLE TO JUDICIAL PROCEEDINGS. THE PRIVATE JUDGE SHALL OVERSEE DISCOVERY AND MAY ENFORCE ALL DISCOVERY RULES AND ORDERS APPLICABLE TO JUDICIAL PROCEEDINGS IN THE SAME MANNER AS A TRIAL COURT JUDGE. THE PARTIES AGREE THAT THE SELECTED OR APPOINTED PRIVATE JUDGE SHALL HAVE THE POWER TO DECIDE ALL ISSUES IN THE ACTION OR PROCEEDING, WHETHER OF FACT OR OF LAW, AND SHALL REPORT A STATEMENT OF DECISION THEREON PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE § 644(A). NOTHING IN THIS PARAGRAPH SHALL LIMIT THE RIGHT OF ANY PARTY AT ANY TIME TO EXERCISE SELF-HELP REMEDIES, FORECLOSE AGAINST COLLATERAL, OR OBTAIN PROVISIONAL REMEDIES. THE PRIVATE JUDGE SHALL ALSO DETERMINE ALL ISSUES RELATING TO THE APPLICABILITY, INTERPRETATION, AND ENFORCEABILITY OF THIS PARAGRAPH. THE PARTIES AGREE THAT TIME IS OF THE ESSENCE IN CONDUCTING THE REFERENCED PROCEEDINGS. THE PARTIES SHALL PROMPTLY AND DILIGENTLY COOPERATE WITH ONE ANOTHER AND THE REFEREE, AND SHALL PERFORM SUCH ACTS AS MAY BE NECESSARY TO OBTAIN PROMPT AND EXPEDITIOUS RESOLUTION OF THE DISPUTE OR CONTROVERSY IN ACCORDANCE WITH THE TERMS HEREOF. THE COSTS SHALL BE BORNE EQUALLY BY THE PARTIES.
14.ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.
14.1Assignments and Participations.
(a)(i) Subject to the conditions set forth in clause (a)(ii) below, any Lender may assign and delegate all or any portion of its rights and duties under the Loan Documents (including the Obligations owed to it and its Commitments) to one or more assignees so long as such prospective assignee is an Eligible Transferee (each, an “Assignee”), with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
(A)Borrower; provided, that no consent of Borrower shall be required (1) if a Default or an Event of Default has occurred and is continuing, (2) in connection with an assignment to a Person that is a Lender or an Affiliate (other than natural persons) of a Lender, or (3) if such assignment is in connection with a sale or other disposition of all or substantially all of any Lender’s loan portfolio; provided, further, that Borrower shall be deemed to have consented to a proposed assignment unless it objects thereto by written notice to Agent within five Business Days after having received notice thereof; and
(B) Agent and Swing Lender.
(i)Assignments shall be subject to the following additional conditions:
(A)no assignment may be made (i) so long as no Event of Default has occurred and is continuing, to a Disqualified Institution, or (ii) to a natural person,
(B)no assignment may be made to a Loan Party or an Affiliate of a Loan Party,
(C)the amount of the Commitments and the other rights and obligations of the assigning Lender hereunder and under the other Loan Documents subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to Agent) shall be in a minimum amount (unless waived by Agent) of $5,000,000 (except such minimum amount shall not apply to (I) an assignment or delegation by any Lender to any other Lender, an Affiliate of any Lender, or a Related Fund of such Lender or (II) a group of new Lenders, each of which is an Affiliate of each other or a Related Fund of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $5,000,000),
(D)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement,
(E)the parties to each assignment shall execute and deliver to Agent an Assignment and Acceptance; provided, that Borrower and Agent may continue to deal solely and directly with the assigning Lender in connection with the interest so assigned to an Assignee until written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrower and Agent by such Lender and the Assignee,
(F)unless waived by Agent, the assigning Lender or Assignee has paid to Agent, for Agent’s separate account, a processing fee in the amount of $3,500, and
(G)the assignee, if it is not a Lender, shall deliver to Agent an Administrative Questionnaire in a form approved by Agent (the “Administrative Questionnaire”).
(a)From and after the date that Agent receives the executed Assignment and Acceptance and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall be a “Lender” and shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 11.3) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto); provided, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 16 and Section 18.9(a).
(b)By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
(c)Immediately upon Agent’s receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 14.1(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.
(d)Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in all or any portion of its Obligations, its Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrower, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (other than a waiver of default interest), or (E) decrease the amount or postpone the due dates of scheduled principal repayments or prepayments or premiums payable to such Participant through such Lender, (v) no participation shall be sold to a natural person, (vi) no participation shall be sold to a Loan Party or an Affiliate of a Loan Party, and (vii) all amounts payable by Borrower hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrower, the Collections of Borrower or its Subsidiaries, the Collateral, or otherwise in respect of the Obligations.

No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.
(e)In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 18.9, disclose all documents and information which it now or hereafter may have relating to any Loan Party and its Subsidiaries and their respective businesses.
(f)Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement to secure obligations of such Lender, including any pledge in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law; provided, that no such pledge shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
14.2Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, that Borrower may not assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 14.1 and, except as expressly required by Section 14.1, no consent or approval by Borrower is required in connection with any such assignment.
15.AMENDMENTS; WAIVERS.
15.1Amendments and Waivers.
(a)No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document (other than the Fee Letter), and no consent with respect to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and the Loan Parties that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and all of the Loan Parties that are party thereto, do any of the following:
(i)increase the amount of or extend the expiration date of any Commitment of any Lender or amend, modify, or eliminate the last sentence of Section 2.2(c)(i),
(ii)postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,
(iii)reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except (y) in connection with the waiver of applicability of Section 2.5(c) (which waiver shall be effective with the written consent of the Required Lenders), and (z) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or a reduction of fees for purposes of this clause (iii)),
(iv)amend, modify, or eliminate this Section or any provision of this Agreement providing for consent or other action by all Lenders,

(v)amend, modify, or eliminate Section 3.1, Section 3.2, Section 3.3 or Section 3.4,
(vi)amend, modify, or eliminate Section 16.11,
(vii)other than as permitted by Section 16.11, release or contractually subordinate Agent’s Lien in and to any of the Collateral,
(viii)amend, modify, or eliminate the definitions of “Required Lenders”, Supermajority Lenders, or “Pro Rata Share,”
(ix)other than in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release Borrower or any Guarantor from any obligation for the payment of money or consent to the assignment or transfer by Borrower or any Guarantor of any of its rights or duties under this Agreement or the other Loan Documents,
(x)amend, modify, or eliminate any of the provisions of Section 2.3(b)(i) or (ii);
(xi)[Reserved]; or
(xii)amend, modify, or eliminate any of the provisions of Section 14.1 with respect to assignments to, or participations with, Persons who are Loan Parties or Affiliates of a Loan Party;
(a)No amendment, waiver, modification, or consent shall amend, modify, waive, or eliminate,
(i)the definition of, or any of the terms or provisions of, the Fee Letter, without the written consent of Agent and Borrower (and shall not require the written consent of any of the Lenders),
(ii)any provision of Section 16 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Borrower, and the Required Lenders;
(b)No amendment, waiver, modification, elimination, or consent shall amend, without written consent of Agent, Borrower and the Supermajority Lenders, modify, or eliminate the definition of Borrowing Base or any of the defined terms (including the definitions of Eligible Obligor Loan Receivables) that are used in such definition to the extent that any such change results in more credit being made available to Borrower based upon the Borrowing Base, but not otherwise, or the definition of Maximum Revolver Amount;
(c)[Reserved];
(d)No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Swing Lender, or any other rights or duties of Swing Lender under this Agreement or the other Loan Documents, without the written consent of Swing Lender, Agent, Borrower, and the Required Lenders; and
(e)Anything in this Section 15.1 to the contrary notwithstanding, (i) any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of any Loan Party, shall not require consent by or the agreement of any Loan Party and (ii) any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender.

15.2Replacement of Certain Lenders.
(a)If (i) any action to be taken by the Lender Group or Agent hereunder requires the consent, authorization, or agreement of all Lenders or all Lenders affected thereby and if such action has received the consent, authorization, or agreement of the Required Lenders but not of all Lenders or all Lenders affected thereby, or (ii) any Lender makes a claim for compensation under Section 17, then Borrower or Agent, upon at least five Business Days prior irrevocable notice, may permanently replace any Lender that failed to give its consent, authorization, or agreement (a “Non-Consenting Lender”) or any Lender that made a claim for compensation (a “Tax Lender”) with one or more Replacement Lenders, and the Non-Consenting Lender or Tax Lender, as applicable, shall have no right to refuse to be replaced hereunder. Such notice to replace the Non-Consenting Lender or Tax Lender, as applicable, shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.
(a)Prior to the effective date of such replacement, the Non-Consenting Lender or Tax Lender, as applicable, and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Non-Consenting Lender or Tax Lender, as applicable, being repaid in full its share of the outstanding Obligations (without any premium or penalty of any kind whatsoever, but including all interest, fees and other amounts that may be due in payable in respect thereof). If the Non-Consenting Lender or Tax Lender, as applicable, shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, Agent may, but shall not be required to, execute and deliver such Assignment and Acceptance in the name or and on behalf of the Non-Consenting Lender or Tax Lender, as applicable, and irrespective of whether Agent executes and delivers such Assignment and Acceptance, the Non-Consenting Lender or Tax Lender, as applicable, shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Non-Consenting Lender or Tax Lender, as applicable, shall be made in accordance with the terms of Section 14.1. Until such time as one or more Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Non-Consenting Lender or Tax Lender, as applicable, hereunder and under the other Loan Documents, the Non-Consenting Lender or Tax Lender, as applicable, shall remain obligated to make the Non-Consenting Lender’s or Tax Lender’s, as applicable, Pro Rata Share of Advances.
15.3No Waivers; Cumulative Remedies. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by Borrower of any provision of this Agreement. Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.
16.AGENT; THE LENDER GROUP.
16.1Appointment and Authorization of Agent. Each Lender hereby designates and appoints EWB as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to designate, appoint, and authorize) Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as agent for and on behalf of the Lenders (and the Bank Product Providers) on the conditions contained in this Section 16. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender (or Bank Product Provider), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties. Each Lender hereby further authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, payments and proceeds of Collateral, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, or to take any other action with respect to any Collateral or Loan Documents which may be necessary to perfect, and maintain perfected, the security interests and Liens upon Collateral pursuant to the Loan Documents, (c) make Advances, for itself or on behalf of Lenders, as provided in the Loan Documents, (d) exclusively receive, apply, and distribute payments and proceeds of the Collateral as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to any Loan Party or its Subsidiaries, the Obligations, the Collateral, or otherwise related to any of same as provided in the Loan Documents, including the determination of eligibility of Obligor Loan Receivable, the necessity and amount of reserves against the Borrowing Base, Borrower’s compliance with the Required Procedures and all other determinations and decisions relating to ordinary course administration of the credit facilities contemplated hereunder, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.
16.2Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.
16.3Liability of Agent. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders (or Bank Product Providers) for any recital, statement, representation or warranty made by any Loan Party or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lenders (or Bank Product Providers) to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of any Loan Party or its Subsidiaries. No Agent-Related Person shall have any liability to any Lender, and Loan Party or any of their respective Affiliates if any request for an

Advance or other extension of credit was not authorized by Borrower. Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Loan Document or applicable law or regulation.
16.4Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders (and, if it so elects, the Bank Product Providers) against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders (and Bank Product Providers).
16.5Notice of Default or Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 16.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.
16.6Credit Decision. Each Lender (and Bank Product Provider) acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of any Loan Party and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender (or Bank Product Provider). Each Lender represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower. Each Lender also represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower or any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender (or Bank Product

Provider) with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons. Each Lender acknowledges (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that Agent does not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender (or Bank Product Provider) with any credit or other information with respect to Borrower, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into Agent's or its Affiliates’ or representatives’ possession before or after the date on which such Lender became a party to this Agreement (or such Bank Product Provider entered into a Bank Product Agreement).
16.7Costs and Expenses; Indemnification. Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys’ fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrower is obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from payments or proceeds of the Collateral received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders (or Bank Product Providers). In the event Agent is not reimbursed for such costs and expenses by the Loan Parties and their respective Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender’s ratable share thereof. Whether or not the transactions contemplated hereby are consummated, each of the Lenders, on a ratable basis, shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so) from and against any and all Indemnified Liabilities; provided, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make an Advance or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s ratable share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.
16.8Agent in Individual Capacity. EWB and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Equity Interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Loan Party and its Subsidiaries and Affiliates and any other Person party to any Loan Document as though EWB were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, EWB or its Affiliates may receive information regarding a Loan Party or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Loan Party or such other Person and that prohibit the disclosure of such information to the Lenders (or Bank Product Providers), and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include EWB in its individual capacity.

16.9Successor Agent. Agent may resign as Agent upon 30 days (ten days’ if an Event of Default has occurred and is continuing) prior written notice to the Lenders (unless such notice is waived by the Required Lenders) and Borrower (unless such notice is waived by Borrower or a Default or an Event of Default has occurred and is continuing) and without any notice to the Bank Product Providers. If Agent resigns under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of Borrower (such consent not to be unreasonably withheld, delayed, or conditioned), appoint a successor Agent for the Lenders (and the Bank Product Providers). If, at the time that Agent’s resignation is effective, it is acting as the Swing Lender, such resignation shall also operate to effectuate its resignation as the Swing Lender, as applicable, and it shall automatically be relieved of any further obligation to make Swing Loans. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and Borrower, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders with (so long as no Event of Default has occurred and is continuing) the consent of Borrower (such consent not to be unreasonably withheld, delayed, or conditioned). In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 16 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.
16.10Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Loan Party and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group (or the Bank Product Providers). The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding a Loan Party or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Loan Party or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.
16.11Collateral Matters.
(a)The Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrower of all of the Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrower certifies to Agent that the sale or disposition is permitted under Section 7.4 (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which no Loan Party or any of its Subsidiaries owned any interest at the time Agent’s Lien was granted nor at any time thereafter, (iv) constituting property leased or licensed to a Loan Party or its Subsidiaries under a lease or license that has expired or is terminated in a transaction permitted under this Agreement, or (v) in connection with a credit bid or purchase authorized under this Section 16.11. The Loan Parties and the Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, based upon the instruction of the Required Lenders, to (A) consent to the sale of, credit bid, or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, (B) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the Code, including pursuant to Sections 9-610 or 9-620 of the Code, or (C) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any other sale or foreclosure conducted or consented to by Agent in accordance with applicable law in any judicial action or proceeding or by the exercise of any legal or equitable remedy. In connection with any such credit bid or purchase, (1) the Obligations owed to the Lenders and the Bank Product Providers shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not impair or unduly delay the ability of Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such contingent or unliquidated claims cannot be estimated without impairing or unduly delaying the ability of Agent to credit bid at such sale or other disposition, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the Collateral that is the subject of such credit bid or purchase) and the Lenders and the Bank Product Providers whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the Collateral that is the subject of such credit bid or purchase (or in the Equity Interests of any entities that are used to consummate such credit bid or purchase), and (2) Agent, based upon the instruction of the Required Lenders, may accept non-cash consideration, including debt and equity securities issued by any entities used to consummate such credit bid or purchase and in connection therewith Agent may reduce the Obligations owed to the Lenders and the Bank Product Providers (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) based upon the value of such non-cash consideration; provided, that Bank Product Obligations not entitled to the application set forth in Section 2.3(b)(ii)(J) shall not be entitled to be, and shall not be, credit bid, or used in the calculation of the ratable interest of the Lenders and Bank Product Providers in the Obligations which are credit bid. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders (without requiring the authorization of the Bank Product Providers), or (z) otherwise, the Required Lenders (without requiring the authorization of the Bank Product Providers). Upon request by Agent or Borrower at any time, the Lenders will (and if so requested, the Bank Product Providers will) confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 16.11; provided, that (I) anything to the contrary contained in any of the Loan Documents notwithstanding, Agent shall not be required to execute any document or take any action necessary to evidence such release on terms that, in Agent’s opinion, could expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (II) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly released) upon (or obligations of Borrower in respect of) any and all interests retained by Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Each Lender further hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to irrevocably authorize) Agent, at its option and in its sole discretion, to subordinate (by contract or otherwise) any Lien granted to or held by Agent on any property under any Loan Document (a) to the holder of any Permitted Lien on such property if such Permitted Lien secures Permitted Purchase Money Indebtedness and (b) to the extent Agent has the authority under this Section 16.11 to release its Lien on such property. Notwithstanding the provisions of this Section 16.11, the Agent shall be authorized, without the consent of any Lender and without the requirement that an asset sale consisting of the sale, transfer or other disposition having occurred, to release any security interest in any building, structure or improvement located in an area determined by the Federal Emergency Management Agency to have special flood hazards.
(a)Agent shall have no obligation whatsoever to any of the Lenders (or the Bank Product Providers) (i) to verify or assure that the Collateral exists or is owned by a Loan Party or any of its Subsidiaries or is cared for, protected, or insured or has been encumbered, (ii) to verify or assure that Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, (iii) to verify or assure that any particular items of Collateral meet the eligibility criteria applicable in respect thereof (iv) to impose, maintain, increase, reduce, implement or eliminate any particular reserve hereunder or to determine whether the amount of any reserve is appropriate or not, or (v) to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender (or Bank Product Provider) as to any of the foregoing, except as otherwise expressly provided herein.
16.12Restrictions on Actions by Lenders; Sharing of Payments.
(a)Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to any Loan Party or its Subsidiaries or any deposit accounts of any Loan Party or its Subsidiaries now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against Borrower or any Guarantor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.
(a)If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s Pro Rata Share of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.
16.13Agency for Perfection. Agent hereby appoints each other Lender (and each Bank Product Provider) as its agent (and each Lender hereby accepts (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to accept) such appointment) for the purpose of perfecting Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.
16.14Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders (or Bank Product Providers) shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.
16.15Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each member of the

Lender Group agrees (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to agree) that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders (and such Bank Product Provider).
16.16Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. By becoming a party to this Agreement, each Lender:
(a)is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field examination report respecting any Loan Party or its Subsidiaries (each, a “Report”) prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,
(a)expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,
(b)expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any field examination will inspect only specific information regarding the Loan Parties and their respective Subsidiaries and will rely significantly upon Borrower’s and its Subsidiaries’ books and records, as well as on representations of Borrower’s personnel,
(c)agrees to keep all Reports and other material, non-public information regarding the Loan Parties and their Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 18.9, and
(d)without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrower, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys’ fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
(e)In addition to the foregoing, (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by any Loan Party or its Subsidiaries to Agent that has not been contemporaneously provided by such Loan Party or such Subsidiary to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from any Loan Party or its Subsidiaries, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from such Loan Party or such Subsidiary, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Borrower a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.
16.17Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 16.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to Borrower or any other Person for any failure by any other Lender (or Bank Product Provider) to fulfill its obligations to make credit available hereunder, nor to advance for such Lender (or Bank Product Provider) or on its behalf, nor to take any other action on behalf of such Lender (or Bank Product Provider) hereunder or in connection with the financing contemplated herein.
16.18Joint Lead Arrangers, Joint Book Runners, Co-Syndication Agents, and Co-Documentation Agents. Each of the Joint Lead Arrangers, Joint Book Runners, Co-Syndication Agents, and Co-Documentation Agents, in such capacities, shall not have any right, power, obligation, liability, responsibility, or duty under this Agreement other than those applicable to it in its capacity as a Lender, as Agent, or as Swing Lender. Without limiting the foregoing, each of the Joint Lead Arrangers, Joint Book Runners, Co-Syndication Agents, and Co-Documentation Agents, in such capacities, shall not have or be deemed to have any fiduciary relationship with any Lender or any Loan Party. Each Lender, Agent, Swing Lender, and each Loan Party acknowledges that it has not relied, and will not rely, on the Joint Lead Arrangers, Joint Book Runners, Co-Syndication Agents, and Co-Documentation Agents in deciding to enter into this Agreement or in taking or not taking action hereunder. Each of the Joint Lead Arrangers, Joint Book Runners, Co-Syndication Agents, and Co-Documentation Agents, in such capacities, shall be entitled to resign at any time by giving notice to Agent and Borrower.
16.19Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any Resolution Authority.
17.WITHHOLDING TAXES.
17.1Payments. All payments made by any Loan Party under any Loan Document will be made free and clear of, and without deduction or withholding for, any Taxes, except as otherwise required by applicable law, and in the event any deduction or withholding of Taxes is required, the applicable Loan Party shall make the requisite withholding, promptly pay over to the applicable Governmental Authority the withheld tax, and furnish to Agent as promptly as possible after the date the payment of any such Tax is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by the Loan Parties. Furthermore, if any such Tax is an Indemnified Taxes or an Indemnified Tax is so levied or imposed, the Loan Parties agree to pay the full amount of such Indemnified Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 17.1 after withholding or deduction for or on account of any Indemnified Taxes, will not be less than the amount provided for herein. The Loan Parties will promptly pay any Other Taxes or reimburse Agent for such Other Taxes upon Agent's demand. The Loan Parties shall jointly and severally indemnify each Indemnified Person (as defined in Section 11.3) (collectively a “Tax Indemnitee”) for the full amount of Indemnified Taxes arising in connection with this Agreement or any other Loan Document or breach thereof by any Loan Party (including any Indemnified Taxes imposed or asserted on, or attributable to, amounts payable under this Section 17) imposed on, or paid by, such Tax Indemnitee and all reasonable costs and expenses related thereto (including fees and disbursements of attorneys and other tax professionals), as and when they are incurred and irrespective of whether suit is brought, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority (other than Indemnified Taxes and additional amounts that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Tax Indemnitee). The obligations of the Loan Parties under this Section 17 shall survive the termination of this Agreement, the resignation and replacement of the Agent, and the repayment of the Obligations.
17.2Exemptions.
(a)If a Lender or Participant is entitled to claim an exemption or reduction from United States withholding tax, such Lender or Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) and Borrower one of the following before receiving its first payment under this Agreement:
(i)if such Lender or Participant is entitled to claim an exemption from United States withholding tax pursuant to the portfolio interest exception, (A) a statement of the Lender or Participant, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to Borrower within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN, Form W-8BEN-E, or Form W-8IMY (with proper attachments, as applicable);
(ii)if such Lender or Participant is entitled to claim an exemption from, or a reduction of, withholding tax under a United States tax treaty, a properly completed and executed copy of IRS Form W-8BEN or Form W-8BEN-E, as applicable;
(iii)if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, a properly completed and executed copy of IRS Form W-8ECI;
(iv)if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because such Lender or Participant serves as an intermediary, a properly completed and executed copy of IRS Form W-8IMY (including a withholding statement and copies of the tax certification documentation for its beneficial owner(s) of the income paid to the intermediary, if required based on its status provided on the Form W-8IMY); or
(v)a properly completed and executed copy of any other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax.

(a)Each Lender or Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and promptly notify Agent (or, in the case of a Participant, to the Lender granting the participation only) and Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction.
(b)If a Lender or Participant claims an exemption from withholding tax in a jurisdiction other than the United States, such Lender or such Participant agrees with and in favor of Agent and Borrower, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) and Borrower, any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement, but only if such Lender or such Participant is legally able to deliver such forms, or the providing of or delivery of such forms in the Lender's reasonable judgment would not subject such Lender to any material unreimbursed cost or expense or materially prejudice the legal or commercial position of such Lender (or its Affiliates); provided, that nothing in this Section 17.2(c) shall require a Lender or Participant to disclose any information that it deems to be confidential (including its tax returns). Each Lender and each Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and promptly notify Agent and Borrower (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.
(c)If a Lender or Participant claims exemption from, or reduction of, withholding tax and such Lender or Participant sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrower to such Lender or Participant, such Lender or Participant agrees to notify Agent (or, in the case of a sale of a participation interest, to the Lender granting the participation only) and Borrower of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrower to such Lender or Participant. To the extent of such percentage amount, Agent will treat such Lender’s or such Participant’s documentation provided pursuant to Section 17.2(a) or 17.2(c) as no longer valid. With respect to such percentage amount, such Participant or Assignee may provide new documentation, pursuant to Section 17.2(a) or 17.2(c), if applicable. Borrower agrees that each Participant shall be entitled to the benefits of this Section 17 with respect to its participation in any portion of the Commitments and the Obligations so long as such Participant complies with the obligations set forth in this Section 17 with respect thereto.
(d)If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable due diligence and reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender shall deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) at the time or times prescribed by law and at such time or times reasonably requested by Agent (or, in the case of a Participant, the Lender granting the participation) such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by Agent (or, in the case of a Participant, the Lender granting the participation) as may be necessary for Agent or Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (e), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.
17.3Reductions.
(a)If a Lender or a Participant is subject to an applicable withholding tax, Agent (or, in the case of a Participant, the Lender granting the participation) may withhold from any payment to such Lender or such Participant an amount equivalent to the applicable withholding tax. If the forms or other documentation required by Section 17.2(a) or 17.2(c) are not delivered to Agent (or, in the case of a Participant, to the Lender granting the participation), then Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any payment to such Lender or such Participant not providing such forms or other documentation an amount equivalent to the applicable withholding tax.
(a)If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent (or, in the case of a Participant, to the Lender granting the participation) did not properly withhold tax from amounts paid to or for the account of any Lender or any Participant due to a failure on the part of the Lender or any Participant (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent (or such Participant failed to notify the Lender granting the participation) of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless (or, in the case of a Participant, such Participant shall indemnify and hold the Lender granting the participation harmless) for all amounts paid, directly or indirectly, by Agent (or, in the case of a Participant, to the Lender granting the participation), as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent (or, in the case of a Participant, to the Lender granting the participation only) under this Section 17, together with all costs and expenses (including attorneys’ fees and expenses). The obligation of the Lenders and the Participants under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.
17.4Refunds. If Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes to which the Loan Parties have paid additional amounts pursuant to this Section 17, so long as no Default or Event of Default has occurred and is continuing, it shall pay over such refund Borrower on behalf of the Loan Parties (but only to the extent of payments made, or additional amounts paid, by the Loan Parties under this Section 17 with respect to Indemnified Taxes giving rise to such a refund), net of all out-of-pocket expenses of Agent or such Lender and without interest (other than any interest paid by the applicable Governmental Authority with respect to such a refund); provided, that the Loan Parties, upon the request of Agent or such Lender, agree to repay the amount paid over to the Loan Parties (plus any penalties, interest or other charges, imposed by the applicable Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Agent or Lender hereunder as finally determined by a court of competent jurisdiction) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything in this Agreement to the contrary, this Section 17 shall not be construed to require Agent or any Lender to make available its tax returns (or any other information which it deems confidential) to Loan Parties or any other Person or require Agent or any Lender to pay any amount to an indemnifying party pursuant to Section 17.4, the payment of which would place Agent or such Lender (or their Affiliates) in a less favorable net after-Tax position than such Person would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.
18.GENERAL PROVISIONS.
18.1Effectiveness. This Agreement shall be binding and deemed effective when executed by Borrower, Agent, and each Lender whose signature is provided for on the signature pages hereof.
18.2Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.
18.3Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

18.4Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.
18.5Bank Product Providers. Each Bank Product Provider in its capacity as such shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Agent is acting. Agent hereby agrees to act as agent for such Bank Product Providers and by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Agent as its agent and to have accepted the benefits of the Loan Documents. It is understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Bank Product Obligations and that if reserves are established there is no obligation on the part of Agent to determine or insure whether the amount of any such reserve is appropriate or not. In connection with any such distribution of payments or proceeds of Collateral, Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to Agent as to the amounts that are due and owing to it and such written certification is received by Agent a reasonable period of time prior to the making of such distribution. Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the applicable Bank Product Provider. In the absence of an updated certification, Agent shall be entitled to assume that the amount due and payable to the applicable Bank Product Provider is the amount last certified to Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof). Borrower may obtain Bank Products from any Bank Product Provider, although Borrower is not required to do so. Borrower acknowledges and agrees that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.
18.6Debtor-Creditor Relationship. The relationship between the Lenders and Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.
18.7Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

18.8Revival and Reinstatement of Obligations.
(a)If any member of the Lender Group or any Bank Product Provider repays, refunds, restores, or returns in whole or in part, any payment or property (including any proceeds of Collateral) previously paid or transferred to such member of the Lender Group or such Bank Product Provider in full or partial satisfaction of any Obligation or on account of any other obligation of any Loan Party under any Loan Document or any Bank Product Agreement, because the payment, transfer, or the incurrence of the obligation so satisfied is asserted or declared to be void, voidable, or otherwise recoverable under any law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent transfers, preferences, or other voidable or recoverable obligations or transfers (each, a “Voidable Transfer”), or because such member of the Lender Group or Bank Product Provider elects to do so on the reasonable advice of its counsel in connection with a claim that the payment, transfer, or incurrence is or may be a Voidable Transfer, then, as to any such Voidable Transfer, or the amount thereof that such member of the Lender Group or Bank Product Provider elects to repay, restore, or return (including pursuant to a settlement of any claim in respect thereof), and as to all reasonable costs, expenses, and attorneys’ fees of such member of the Lender Group or Bank Product Provider related thereto, (i) the liability of the Loan Parties with respect to the amount or property paid, refunded, restored, or returned will automatically and immediately be revived, reinstated, and restored and will exist and (ii) Agent's Liens securing such liability shall be effective, revived, and remain in full force and effect, in each case, as fully as if such Voidable Transfer had never been made.  If, prior to any of the foregoing, (A) Agent's Liens shall have been released or terminated or (B) any provision of this Agreement shall have been terminated or cancelled, Agent's Liens, or such provision of this Agreement, shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligation of any Loan Party in respect of such liability or any Collateral securing such liability. This provision shall survive the termination of this Agreement and the repayment in full of the Obligations.
(a)Anything to the contrary contained herein notwithstanding, if Agent or any Lender accepts a guaranty of only a portion of the Obligations pursuant to any guaranty, Borrower hereby waives its right under Section 2822(a) of the California Civil Code or any similar laws of any other applicable jurisdiction to designate the portion of the Obligations satisfied by the applicable guarantor’s partial payment.
18.9Confidentiality.
(a)Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding the Loan Parties and their Subsidiaries, their operations, assets, and existing and contemplated business plans (“Confidential Information”) shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group and to employees, directors and officers of any member of the Lender Group (the Persons in this clause (i), “Lender Group Representatives”) on a “need to know” basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (ii) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers), provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 18.9, (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Borrower with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrower pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by Borrower, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, provided, that, (x) prior to any disclosure under this clause (vi) the disclosing party agrees to provide Borrower with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Borrower pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders or the Lender Group Representatives), (viii) in connection with any assignment, participation or pledge of any Lender’s interest under this Agreement, provided that prior to receipt of Confidential Information any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information either subject to the terms of this Section 18.9 or pursuant to confidentiality requirements substantially similar to those contained in this Section 18.9 (and such Person may disclose such Confidential Information to Persons employed or engaged them as described in clause (i) above), (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that, prior to any disclosure to any Person (other than any Loan Party, Agent, any Lender, any of their respective Affiliates, or their respective counsel) under this clause (ix) with respect to litigation involving any Person (other than Borrower, Agent, any Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide Borrower with prior written notice thereof, and (x) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.
(a)Anything in this Agreement to the contrary notwithstanding, Agent may disclose information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services or in its marketing or promotional materials, with such information to consist of deal terms and other information customarily found in such publications or marketing or promotional materials and may otherwise use the name, logos, and other insignia of Borrower or the other Loan Parties and the Commitments provided hereunder in any “tombstone” or other advertisements, on its website or in other marketing materials of the Agent.
(b)Each Loan Party agrees that Agent may make materials or information provided by or on behalf of Borrower hereunder (collectively, “Borrower Materials”) available to the Lenders by posting the Communications on IntraLinks, SyndTrak or a substantially similar secure electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” Agent does not warrant the accuracy or completeness of the Borrower Materials, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by Agent in connection with the Borrower Materials or the Platform. In no event shall Agent or any of the Agent-Related Persons have any liability to the Loan Parties, any Lender or any other person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or Agent’s transmission of communications through the Internet, except to the extent the liability of such person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such person’s gross negligence or willful misconduct. Each Loan Party further agrees that certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”). The Loan Parties shall be deemed to have authorized Agent and its Affiliates and the Lenders to treat Borrower Materials marked “PUBLIC” or otherwise at any time filed with the SEC as not containing any material non-public information with respect to the Loan Parties or their securities for purposes of United States federal and state securities laws. All Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor” (or another similar term). Agent and its Affiliates and the Lenders shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” or that are not at any time filed with the SEC as being suitable only for posting on a portion of the Platform not marked as “Public Investor” (or such other similar term).

18.10Survival. All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of, or any accrued interest on, any Loan or any fee or any other amount payable under this Agreement is outstanding or unpaid and so long as the Commitments have not expired or been terminated.
18.11Patriot Act; Due Diligence. Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the Patriot Act. In addition, Agent and each Lender shall have the right to periodically conduct due diligence on all Loan Parties, their senior management and key principals and legal and beneficial owners. Each Loan Party agrees to cooperate in respect of the conduct of such due diligence and further agrees that the reasonable costs and charges for any such due diligence by Agent shall constitute Lender Group Expenses hereunder and be for the account of Borrower.
18.12Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof. The foregoing to the contrary notwithstanding, all Bank Product Agreements, if any, are independent agreements governed by the written provisions of such Bank Product Agreements, which will remain in full force and effect, unaffected by any repayment, prepayments, acceleration, reduction, increase, or change in the terms of any credit extended hereunder, except as otherwise expressly provided in such Bank Product Agreement.
18.13    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States): In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

BORROWER:	SUNRISE REALTY TRUST, INC., a Maryland corporation

	By:	/s/ Brandon Hetzel
	Name:	Brandon Hetzel
	Its:	Chief Financial Officer

Loan and Security Agreement

EAST WEST BANK, as Agent, as Joint Lead Arranger, as Joint Book Runner, as Co-Syndication Agent, as Co-Documentation Agent, and as a Lender

By:	/s/ Martin Kriegler
Name: Its:	Martin Kriegler Authorized Signatory

Loan and Security Agreement